As filed with the Securities and Exchange Commission on August 30, 2012

Registration No. 333-181376

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-1

REGISTRATION STATEMENT
Under
The Securities Act of 1933

Shutterstock, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	7389	80-0812659
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

60 Broad Street, 30th Floor
New York, NY 10004
(646) 419-4452

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jonathan Oringer
Chief Executive Officer
Shutterstock, Inc.
60 Broad Street, 30th Floor
New York, NY 10004
(646) 419-4452
(Name, address including zip code, and telephone number including area code, of agent for service)

Copies to:

Brian B. Margolis, Esq. David M. Ruff, Esq. Orrick, Herrington & Sutcliffe LLP 51 West 52nd Street New York, NY 10019 (212) 506-5000	Gregory B. Astrachan, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	$115,000,000	$13,179

(1)
Includes shares of common stock issuable upon exercise of the Underwriters' over-allotment option.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)
Issued               , 2012

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

               Shares

COMMON STOCK

Shutterstock, Inc. is offering                             shares of its common stock and the selling stockholders are offering                             shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our common stock will be between $               and $               per share.

We have applied to list our common stock on the New York Stock Exchange under the symbol "SSTK".

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and, as such, will be subject to reduced public company reporting requirements. Investing in our common stock involves risks. See "Risk Factors" section beginning on page 13.

PRICE $              A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Shutterstock	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

We and the selling stockholders have granted the underwriters the right to purchase up to                       additional shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                           , 2012.

MORGAN STANLEY	DEUTSCHE BANK SECURITIES	JEFFERIES
RBC CAPITAL MARKETS	STIFEL NICOLAUS WEISEL	WILLIAM BLAIR

                        , 2012

# How Shutterstock Works

Shutterstock sources high-quality images from contributors, and licenses those images to customers worldwide.

Contributors create and upload images.
Customers search and find images.
shutterstock
Contributors
Photographers
Illustrators
Videographers
Customers
Businesses
Marketing Agencies
Media Organizations
Contributors earn cash when images are downloaded.
Customers download images with pre-paid plans.

### Why **contributors** choose Shutterstock:

- A global audience of paying customers
- Efficient process for adding images
- Real-time feedback and community

### Why **customers** choose Shutterstock:

- High-quality, licensed images
- Superior search results
- Simple, affordable pricing

# Facts & Figures

**Cumulative paid downloads**
(Millions)

250
200
150
100
50
33
67
101
145
204
2007
2008
2009
2010
2011

**Images in the Shutterstock library**
(Millions)

20
15
10
5
2.6
5.1
8.9
13.3
17.4
2007
2008
2009
2010
2011

**10**
Languages

**150+**
Countries With Active Users

**10,000+**
Images Added Daily

**35,000+**
Contributors

**550,000+**
Paying Customers

**20 Million+**
Images

**200 Million+**
All-Time Paid Downloads

## Revenue
(Millions of dollars)

$150
120
90
60
30
30
53
61
83
120
2007
2008
2009
2010
2011

43%
Americas
46%
EMEA
11%
Asia/Pacific

2011 Revenue by Region

        You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        Until                        , 2012 (25 days after the commencement of this offering), all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        For investors outside the United States: neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth in the sections of this prospectus titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Some of the statements in this prospectus constitute forward-looking statements. See the section of this prospectus titled "Special Note Regarding Forward-Looking Statements" for more information.

 SHUTTERSTOCK, INC.

Overview

        Shutterstock operates an industry-leading global marketplace for commercial digital imagery. Commercial digital imagery consists of licensed photographs, illustrations and videos that companies use in their visual communications, such as websites, digital and print marketing materials, corporate communications, books, publications and video content. Demand for commercial digital imagery comes primarily from businesses, marketing agencies and media organizations. We estimate that the market for pre-shot commercial digital imagery will grow to approximately $6 billion in 2016, based on a study conducted on our behalf by L.E.K. Consulting LLC. There has been a significant increase in the demand for commercial digital imagery as rapid technological advances have reduced the cost and effort required to create, license and use images. Our global online marketplace brings together users of commercial digital imagery with image creators from around the world. More than 550,000 active, paying users contributed to revenue in 2011, representing an increase of 71% compared to the prior year. More than 35,000 approved contributors make their images available in our library, which currently consists of more than 20 million images. This makes our library one of the largest of its kind, and, in the twelve months ended December 31, 2011, we delivered more than 58 million paid downloads to our customers.

        Our online marketplace provides a freely searchable library of commercial digital images that our users can pay to license, download and incorporate into their work. We compensate image contributors for each of their images that is downloaded. This marketplace model allows us to offer a disruptive, low-cost and easy-to-use alternative to the time-consuming and expensive traditional methods of obtaining commercial imagery. It enables millions of small and medium-sized businesses, or SMBs, to affordably access commercial digital images, and allows larger enterprises and media agencies to more easily and efficiently satisfy their increasing image needs.

        We are the beneficiaries of significant network effects. As we have grown, our broadening audience of paying users has attracted more images from contributors. This increased selection of images has in turn helped to attract more paying users. The success of this network effect is facilitated by the trust that users place in Shutterstock to maintain the integrity of our branded marketplace. Every contributor in our marketplace and every image we make available must pass our proprietary screening process and meet our standards of quality. In addition, and unlike the significant majority of free images available online, our rigorous vetting process enables us to provide confidence and indemnification to our users that the images in our library have been appropriately licensed for commercial or editorial use.

        We make image licensing affordable, simple and easy in order to encourage a high volume of purchases and downloads. Our customers' average cost per image is less than $3.00. We are a pioneer of the subscription-based usage model in our industry, whereby subscribers can download and use a large number of images in their creative process without concern for the incremental cost of each download. A significant majority of our downloads come from subscription-based users, who currently contribute approximately half of our revenue. We also offer simple and easy-to-use On Demand purchase options for users with less consistent needs. As a result of our simple and affordable licensing models, we believe that we achieved the highest volume of commercial image downloads of any single brand in our industry in 2011. In addition to driving revenue, this high volume of download activity allows us to continually improve the quality and accuracy of our search algorithms, as well as to encourage the creation of new content to meet our users' needs.

        Our revenue is diversified and predictable. More than 550,000 customers from more than 150 countries contributed to our revenue in 2011, with no single customer accounting for more than 1% of our revenue. We have historically benefitted from a high degree of revenue retention from both subscription-based and On Demand customers. For example, in 2009, 2010 and 2011, we experienced year-to-year revenue retention of 82%, 96%, and 102%, respectively. This means that customers that contributed to our revenue in 2010 contributed, in the aggregate, 102% as much revenue in 2011 as they did in 2010. Customers typically pay us upfront and then use their downloads in a predictable pattern over time, which results in favorable cash flow characteristics and has historically added predictability and stability to our financial performance.

        We have achieved significant growth since our marketplace was launched in 2003. In 2010 and 2011, we generated revenue of $83.0 million and $120.3 million, respectively, representing period-over-period growth of 35.8% and 45.0%, respectively. In 2010 and 2011, we generated Adjusted EBITDA of $21.8 million and $26.5 million, respectively, and Free Cash Flow of $27.6 million and $36.1 million, respectively. See "Summary Consolidated Historical and Unaudited Pro Forma Financial Data—Non-GAAP Financial Measures." In 2010 and 2011, our net income was $18.9 million and $21.9 million, respectively. We are a global business; in 2011, 34% of our revenue came from North America, and 66% came from the rest of the world.

Industry Overview: Commercial Digital Imagery

        From the smallest start-ups to the largest multinationals, companies pay to license photographs, videos and illustrations for use in print and digital marketing materials, corporate communications, external and internal websites, social networking sites, mobile applications, games and videos. Imagery is also widely used in publishing books, eBooks, magazines and news articles. The demand for paid imagery in a commercial context comes primarily from:

  •
  Businesses:  Large corporations, small and medium-sized businesses and sole proprietorships that have marketing, communications and design needs;

  •
  Marketing Agencies:  Creative service providers such as advertising agencies, media agencies, graphic design firms, web design firms and freelance design professionals; and

  •
  Media Organizations:  Creators of print and digital content, from large publishers and broadcast companies to professional bloggers.

        These businesses require that the images they use be of high quality and that they fulfill the licensing obligations necessary for use in a commercial context. These requirements were historically fulfilled by commissioning images for specific purposes, or licensing pre-shot images from a catalog or database. This typically cost hundreds or thousands of dollars per image, which made licensing imagery affordable only for larger companies with significant marketing or creative budgets.

        Rapid technological changes have caused a significant shift in the economics of demand and supply for commercial digital imagery. The rise of digital marketing and increases in the type and frequency of visual communications employed by businesses has caused a dramatic increase in demand for licensed imagery. At the same time, affordable, high-quality cameras and video cameras, as well as high performance photo and video-editing software, are enabling millions of people around the world to create commercial-quality digital imagery at very low cost. Online marketplaces use the disruptive power of the internet to bring these highly fragmented groups together so that businesses of all sizes can quickly search for, find, and download affordable visual content to enhance their communications.

        We estimate that the market for pre-shot commercial imagery was approximately $4 billion in 2011 and that it will grow to approximately $6 billion by 2016, based on a study conducted on our behalf in August 2012 by L.E.K. Consulting LLC, or L.E.K. Within this market, the "traditional stock photography" segment, which has historically served larger businesses, is expected to remain stable at approximately $2.3 billion between 2011 and 2016. The stock photography marketplace segment along with the market for all other commercial digital imagery (i.e., stock illustrations, vectors, video, templates and fonts) is expected to grow 15-20% annually during that same period to a total of more than $3.5 billion in 2016.

Challenges in the Market for Commercial Digital Imagery

        Even with the advent of websites capable of sourcing and providing commercial digital imagery, significant challenges remain for users of many online marketplaces, including limited selection, difficulties in finding images quickly, high or complex pricing, poor image quality, and a lack of appropriate licensing and legal protection. At the same time, the creators of commercial digital imagery face obstacles to easily upload, market and distribute their images to a large audience. They also lack tools for discovering the kinds of content that customers demand.

The Shutterstock Solution

Key Benefits for Our Users

•	Millions of commercial-quality images	We currently provide a licensable digital content library of more than 20 million images and video clips, one of the largest libraries of its kind. We source our content from over 35,000 approved image contributors in more than 125 countries.
•	Superior search results
We consider our proprietary search interface and algorithms to be intuitive and efficient, allowing users with widely ranging search queries to quickly find the most suitable image for their needs. We believe that, with one of the highest volumes of downloads of commercial images in 2011, we have the data to power the best search experience in our industry.
•	Low cost of images
Across our pricing plans, customers pay an average of less than $3.00 per image. We believe that our disruptive pricing models increase the number of businesses that can participate in the market for commercial imagery, and the volume of images that they use.
•	Creative freedom through simple pricing
Our subscription-based pricing model makes the creative process easier. Subscription users can download any image in our library at any resolution we offer for use in their creative process without worrying about incremental cost. For users who need fewer images, we offer simple, affordable, On Demand pricing, which is presented as a flat rate across all images and sizes that we offer.

•	100% vetted, commercial-quality images	Each of our images has been vetted by a member of our review team for standards of quality and relevance. We also leverage proprietary review technology to pre-filter images and enhance the productivity of our reviewers.
•	Appropriately licensed images
Our review process is designed to ensure that every image is appropriately licensed for its intended use. The strength of our review process enables us to offer $10,000 of indemnification protection to every customer to cover legal costs or damages that may arise from their use of a Shutterstock image. In certain cases, we offer even greater indemnification through custom contracts.

Key Benefits for Our Contributors

•	Distribution to the largest, global audience	In 2011, shutterstock.com received an average of more than 7 million monthly unique visitors and more than 43 million monthly page views according to comScore Media Metrix, and we delivered more than 58 million paid downloads. According to industry surveys, contributors who have images available on our site generate more income through Shutterstock than through any other sites with which they are registered.
•	Global ecommerce capabilities	Our global ecommerce platform allows us to process payments from across the world in eight currencies, and our users can currently transact on our flagship website in ten languages.
•	Efficient uploading, tagging and review process	Based on user feedback and competitive benchmarking, we believe that we have the most efficient upload, tagging and review process of all of the major competitors in our industry.
•	Robust feedback, tools and information
Our contributors can monitor download activity by image and geography, as well as by self-defined image themes. We also provide data on search trends, allowing content creators to see which images and subjects are popular on our site, and to plan new content themes accordingly.
•	Specialized community	We operate a forum for the photographers, videographers and illustrators that make up our contributor community, allowing them to share tips with one another and to showcase their work.

Shutterstock's Competitive Strengths

        In addition to the compelling value propositions that we offer to users and contributors, we believe that the following competitive advantages separate us from our competitors:

        A Leading Global Marketplace with Strong Network Effects.    Our content library is currently one of the largest in the commercial digital imagery industry, with over 20 million photographs and illustrations and more than 550,000 video clips, from more than 35,000 contributors. We believe that the growth of our content library and the growth in our site traffic support one another through a strong network effect—a broader selection of images from our contributors attracts more image users; this larger audience of paying users increases the amount spent in our marketplace and attracts more content submissions from a greater number of contributors.

        Extensive Data and Superior Search.    We believe that we have achieved one of the highest volumes of commercial image downloads of any company in our industry. In 2011 alone, we delivered more than 58 million paid downloads and the number of contributor-generated image tags in our library grew to more than 550 million. This user-generated data, coupled with our investments in technology and our many years of experience in developing search algorithms for our industry, have enabled us to create what we believe is the best search experience available.

        Simple, Flexible and Low-Cost Pricing.    Our customers' average cost per image is less than $3.00. Our subscription plans, which we pioneered in the industry, generate an important sense of creative freedom for our professional users. Additionally, we offer simple and cost-effective On Demand purchase options for less frequent users. The simplicity and affordability of these plans have allowed us to broaden our existing and potential user base, and deliver a high volume of paid downloads for our contributors.

        Trusted, Actively Managed Marketplace.    We are committed to providing a trusted online marketplace for appropriately licensed, high-quality commercial imagery. Our rigorous review process for new images ensures the integrity and quality of content in our library. Each image is individually examined by our team of trained reviewers to meet our high standards of quality and commercial viability. This review process is designed to minimize the legal risk to our users from inappropriately licensed imagery.

Shutterstock's Growth Strategies

        Acquire More Users and Contributors.    Our active user base of SMBs currently represents a very small fraction of the global total of SMBs. We view this as a marketing opportunity. Much of our growth to date has been driven by word of mouth recommendations; we plan to continue to foster word of mouth by continuing to grow our library and deliver exceptional service. Additionally, we expect to increase our investments in online and offline marketing to help raise awareness in our core customer and contributor communities as well as in additional market segments and geographies.

        Lead Innovation in User and Contributor Experience.    With one of the largest collections of images in the industry, and one of the highest volumes of site traffic and commercial image downloads, we believe that we have more information on marketplace and user needs than any of our competitors. We intend to use this advantage to continue to improve the quality of our search algorithms and user experience. We also plan to enhance the tools we offer contributors to help them easily establish their portfolio on our site, track their performance and explore opportunities to create content that customers need.

        Increase Localization.    We are a global company, with contributors and users in more than 150 countries and a website that is available in ten languages. We plan to deepen our global penetration among users and contributors by improving the quality of the Shutterstock experience, regardless of language or location. There is significant unmet demand for localized content, such as images with locally relevant themes, objects and ethnicities. We plan to increase the geographical diversity of our contributor community so that we can provide the images demanded by our increasingly global user base.

        Increase Our Penetration of Media Agencies and Large Enterprises.    To date, the majority of our revenue has been generated from small and medium-sized businesses purchasing online. Currently, less than 10% of our revenue is generated through direct sales to large organizations. We believe that we have a strong value proposition for large media agencies and enterprises, which have historically purchased commercial imagery via sales-driven relationships. We are working to increase our revenue from these companies through a direct sales approach and by offering tailored purchase options.

        Pursue Emerging Content Types.    Alternative content types such as video footage represent significant opportunities for growth. Given the convergence of photography and video tools, we believe that our network effects in still image licensing will help propel our efforts in the video market. In addition to video, we see opportunities in other emerging digital content areas that may be relevant to our customers.

Risks Associated with Our Business

        Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the section of this prospectus titled "Risk Factors," and include but are not limited to:

  •
  our ability to identify, attract and retain customers and contributors to our online marketplace;

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  our ability to maintain repeat purchase and subscription revenue;

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  our new and rapidly changing market;

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  the competitive nature of and anticipated growth in our markets;

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  our ability to maintain our competitive position in a highly competitive industry;

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  our ability to protect our intellectual property and protect against infringement claims made by third parties; and

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  our ability to successfully navigate the risks related to our international operations and expansion.

Company Information

        Our principal office is located at 60 Broad Street, 30th Floor, New York, New York 10004, and our telephone number is (646) 419-4452. Our corporate website address is www.shutterstock.com. We do not incorporate the information contained on, or accessible through, our corporate website into this prospectus, and you should not consider it part of this prospectus. After launching our marketplace in 2003, we organized in the State of New York as Shutterstock, Inc. in December 2004, and we became Shutterstock Images LLC in June 2007. Prior to the effectiveness of the registration statement of which this prospectus is a part, we will reorganize from Shutterstock Images LLC, a New York limited liability company, or the LLC, to Shutterstock, Inc., a Delaware corporation, referred to as the "Reorganization." In this prospectus, "we," "us," "our," "Company" and "Shutterstock" refer to Shutterstock, Inc. and its subsidiaries.

        "Shutterstock," "Bigstock" and "Big Stock Photo" are registered trademarks or logos appearing in this prospectus and are the property of Shutterstock, Inc. or one of our subsidiaries. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by Shutterstock	shares
Common stock offered by the selling stockholders	shares

Total common stock offered (excluding over-allotment option)	shares

Over-allotment option to be offered by us and the selling stockholders	shares
Common stock to be outstanding after this offering	shares ( shares if the over-allotment option is exercised in full)
Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $             million, assuming an initial public offering price of $            per share, which is the midpoint of the range on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace and create a public market for our common stock. We intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in complementary companies, products or technologies, although we currently do not have any acquisitions or investments planned. We will not receive any proceeds from the sale of shares sold by the selling stockholders. See "Use of Proceeds" for additional information.

Risk factors	See "Risk Factors" and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed NYSE symbol	"SSTK"

        The number of shares of our common stock to be outstanding following this offering is based on 28,379,000 shares of our common stock outstanding as of June 30, 2012, after giving effect to our reorganization from a New York limited liability company to a Delaware corporation, as described more fully under "Reorganization," and excludes:

  •
  1,621,000 shares of our common stock issuable upon the exercise of value appreciation rights outstanding as of June 30, 2012 at a weighted average exercise price of $15.65 per share, which value appreciation rights will be exchanged for options to purchase shares of our common stock as discussed below;

  •
                          shares of our common stock reserved for future grant or issuance under our 2012 Omnibus Equity Incentive Plan, which will become effective on or prior to the completion of this offering; and

  •
                          shares of our common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, which will become effective upon the completion of this offering.

        Except as otherwise indicated, information in this prospectus reflects or assumes the following:

  •
  our reorganization from a New York limited liability company to a Delaware corporation, which will occur prior to the effectiveness of the registration statement of which this prospectus is a part, the concurrent exchange of all outstanding value appreciation rights for an equivalent number of options to purchase shares of common stock and the exchange of all outstanding membership interests, including any interests that will vest upon the Reorganization, for shares of common stock, each as more fully described under "Reorganization";

  •
  a final cash distribution to the LLC members constituting approximately all of the cash generated from the LLC's operations since the last distribution to the LLC members and any other cash and cash equivalents on hand at the time of the distribution, other than any amounts received under the credit facility, as described below, which will take place immediately prior to the Reorganization, as more fully described under "Reorganization";

  •
  no exercise of value appreciation rights outstanding as of June 30, 2012;

  •
  no exercise by the underwriters of their option to purchase additional shares of our common stock; and

  •
  that our amended and restated certificate of incorporation, which we will file in connection with the completion of this offering, is in effect.

        As discussed in greater detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility" below, we expect to enter into a credit facility prior to our Reorganization. Following the final distribution to members described above, the borrowings from the credit facility will be used to fund the short-term capital needs of our operations until we generate additional cash flow from operations following this offering.

 SUMMARY CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

        The following tables summarize our consolidated financial and other data for the periods ended and as of the dates indicated. We derived the consolidated statements of operations data for each of the years ended December 31, 2009, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2011 from our audited consolidated financial statements and related notes included elsewhere in this prospectus. We derived the consolidated statements of operations data for each of the six months ended June 30, 2011 and 2012 and the consolidated balance sheet data as of June 30, 2012 from our unaudited consolidated financial statements and related notes included elsewhere in this prospectus. Our historic results are not necessarily indicative of the results that may be expected in the future. You should read this data together with our consolidated financial statements and related notes, "Capitalization," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        We derived the unaudited pro forma data for the year ended December 31, 2011 and as of June 30, 2012 and for the six months ended June 30, 2012 from the pro forma data provided in "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus. The pro forma unaudited consolidated statements of operations data and the pro forma unaudited balance sheet data were prepared as if the reorganization transactions described in "Reorganization" had taken place on January 1, 2011 and June 30, 2012, respectively.

        The adjustments to the pro forma statements of operations data and the pro forma balance sheet data give effect to our corporate reorganization and related transactions as described in "Reorganization," based on an assumed initial public offering price of $              per share (the midpoint of the price range set forth on the cover page of this prospectus), including:

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  the reclassification of the balances of all common and preferred members' interests to common stock;

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  the reclassification of an executive officer's profits interest award from other non-current liabilities to common stock;

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  the recognition of deferred tax assets and liabilities at an assumed combined federal, state and city income tax rate of         %;

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  the distributions to be made to members prior to the Reorganization;

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  the recognition of a balance sheet adjustment associated with the vesting of equity awards; and

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  a provision for income taxes as a corporation at an assumed combined federal, state and city income tax rate of         % of our pre-tax net income for the year ended December 31, 2011 and for the six months ended June 30, 2012. The actual combined tax rate will depend on many factors and may be higher or lower than this assumed rate.

	Year Ended December 31,				Six Months Ended June 30,
	2009	2010	2011	2011 Pro forma	2011	2012	2012 Pro forma
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$61,099	$82,973	$120,271	$	$54,387	$78,199	$
Operating expenses:
Cost of revenue	21,826	32,353	45,504		21,156	30,103
Sales and marketing	10,949	17,820	31,929		13,836	23,127
Research and development	2,361	4,591	9,777		4,255	7,070
General and administrative(1)	6,217	8,414	10,171		4,297	7,895

Total operating expenses	41,353	63,178	97,381		43,544	68,195

Income from operations	19,746	19,795	22,890		10,843	10,004
Interest income	5	19	10		7	5

Income before income taxes	19,751	19,814	22,900		10,850	10,009
Provision for income taxes(2)	909	876	1,036		462	227

Net income	$18,842	$18,938	$21,864	$	$10,388	$9,782	$

Pro forma as adjusted net income per share of common stock(3):
Basic (unaudited)				$			$
Diluted (unaudited)				$			$
Weighted average shares outstanding used to compute pro forma as adjusted net income per share of common stock(3):
Basic (unaudited)
Diluted (unaudited)

(1)
Includes non-cash equity-based compensation of $1,833, $1,114, $2,122 and $            for the years ended December 31, 2009, 2010, 2011 and 2011 pro forma and $791, $2,157 and $            for the six months ended June 30, 2011, 2012 and 2012 pro forma, respectively. See pro forma notes (h) and (i) on pages 45 and 46 for a description of the pro forma non-cash equity compensation adjustments.

(2)
For the years ended December 31, 2009, 2010 and 2011, and for the six months ended June 30, 2011 and 2012, we operated as a New York limited liability company for federal and state income tax purposes, taxed as a partnership, and therefore were not subject to federal and state income taxes. Following the Reorganization, we will become subject to income taxes. The pro forma provision for income taxes for the year ended December 31, 2011 and for the six months ended June 30, 2012 assumes a combined federal, state and city income tax rate of        % and        %, respectively. The actual combined tax rate will depend on many factors and may be higher or lower than the assumed rate.

(3)
The pro forma as adjusted basic net income per share of common stock reflects: (i) the reclassification of all common and preferred members' interests to shares of common stock, (ii) the issuance of              shares of common stock upon the reclassification of an executive officer's profits interest award from other non-current liabilities to common stock in connection with the Reorganization and the accelerated vesting of 50% of the unvested profits interest award granted to the executive officer in connection with this offering and vesting of restricted equity awards post-Reorganization, (iii) the issuance of              shares of common stock resulting from the vesting of equity awards to one of our key employees in connection with the Reorganization and (iv)               additional shares of common stock, which represents the share equivalent of the dollar amount of the distributions declared and paid from July 1, 2011 through the date of the Reorganization, to the extent such distributions are in excess of earnings for the previous twelve months. The pro forma as adjusted diluted net income per share of common stock reflects the dilution resulting from the issuance of              additional shares of common stock arising from assumed exercise of options and potentially dilutive restricted shares of common stock.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
Other Financial and Operational Data:
Adjusted EBITDA (in thousands)(1)	$21,983	$21,783	$26,532	$12,258	$13,321
Free cash flow (in thousands)(2)	$26,399	$27,591	$36,095	$18,377	$16,053
Paid downloads (in millions) (during period)(3)	34.0	44.1	58.6	27.7	35.9
Revenue per download (during period)(4)	$1.80	$1.88	$2.05	$1.97	$2.18
Images in our library (in millions) (end of period)(5)	8.9	13.3	17.4	15.2	20.2

(1)
See "—Non-GAAP Financial Measures" below as to how we define and calculate Adjusted EBITDA and for a reconciliation between Adjusted EBITDA and net income, the most directly comparable GAAP financial measure and a discussion about the limitations of Adjusted EBITDA.

(2)
See "—Non-GAAP Financial Measures" below as to how we define and calculate Free Cash Flow and for a reconciliation between Free Cash Flow and net cash provided by operating activities, the most directly comparable GAAP financial measure and a discussion about the limitations of Free Cash Flow.

(3)
Paid downloads is the number of paid image downloads that our customers make during a given period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics—Paid Downloads" for more information as to how we define and calculate paid downloads.

(4)
Revenue per download is the amount of revenue recognized in a given period divided by the number of paid downloads in that period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics—Revenue per Download" for more information as to how we define and calculate paid revenue per download.

(5)
Images in our library is the total number of photographs, vectors and illustrations available on shutterstock.com to customers at the end of the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics—Images in our Library" for more information as to how we define and calculate paid images in our library.

	As of June 30, 2012
	Actual	Pro forma(1)	Pro forma as adjusted(2)
	(in thousands) (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$15,042	$	$
Working capital (deficit)	(33,432)
Property and equipment, net	5,479
Total assets	30,229
Deferred revenue	33,626
Total liabilities	59,801
Redeemable preferred members' interest	29,937
Common members' interest	5,699
Total members' interest (deficit)	(59,509)
Total stockholders' equity	—

(1)
Presented on a pro forma basis to give effect to: (i) the reclassification of all common and preferred members' interests to shares of common stock; (ii) the reclassification of an executive officer's profits interest award from other non-current liabilities to common stock; (iii) deferred tax assets and liabilities at an assumed combined federal, state, and city tax rate of        %; (iv) distributions to be made to members prior to the Reorganization; and (v) a balance sheet adjustment associated with the vesting of equity awards.

(2)
Presented on a pro forma as adjusted basis to give effect to: (i) the adjustments described in note (1) above, (ii) the sale of shares of common stock by us in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering, (iii) the accelerated vesting of 50% of the unvested profits interest award granted to the executive officer in connection with this offering; and (iv) reclassification of deferred offering costs from working capital and total assets to additional paid-in capital.

Non-GAAP Financial Measures

Adjusted EBITDA

        To provide investors with additional information regarding our financial results, we have disclosed within this prospectus Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as income from operations before depreciation and amortization, non-cash equity-based compensation, interest and taxes. We believe Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our asset base (depreciation and amortization), non-cash equity-based compensation, interest and taxes.

        Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP as the excluded items may have significant effects on our operating results and financial condition. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results. Additionally, our Adjusted EBITDA measure may differ from other companies' Adjusted EBITDA as it is a non-GAAP disclosure.

        The following is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Net income	$18,842	$18,938	$21,864	$10,388	$9,782
Non-GAAP adjustments:
Depreciation and amortization	404	874	1,520	624	1,160
Non-cash equity-based compensation	1,833	1,114	2,122	791	2,157
Interest (income)	(5)	(19)	(10)	(7)	(5)
Provision for income taxes	909	876	1,036	462	227

Adjusted EBITDA	$21,983	$21,783	$26,532	$12,258	$13,321

Free Cash Flow

        To provide investors with additional information regarding our financial results, we have disclosed within this prospectus Free Cash Flow, a non-GAAP financial measure. We define Free Cash Flow as our cash provided by operating activities, adjusted to exclude cash interest income, and subtracting capital expenditures. We believe that Free Cash Flow is an important measure of liquidity because it allows management, investors and others to evaluate the cash that we generate after the financing of projects required to maintain or expand our asset base. When evaluating our performance, you should consider Free Cash Flow alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results. Additionally, our Free Cash Flow measure may differ from other companies' Free Cash Flow as it is a non-GAAP disclosure.

        The following is a reconciliation of Free Cash Flow to net cash provided by operating activities, the most directly comparable GAAP measure:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Net cash provided by operating activities	$27,151	$28,726	$39,547	$19,938	$18,922
Interest income	5	19	10	7	5
Capital expenditures	(747)	(1,116)	(3,442)	(1,554)	(2,864)

Free cash flow	$26,399	$27,591	$36,095	$18,377	$16,053

RISK FACTORS

        This offering and an investment in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the financial and other information contained in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

Risks Relating to Our Business and Industry

The success of our business depends on our ability to continue to attract customers and contributors to our online marketplace for commercial digital imagery.

        The success of our business and our future growth depends significantly on our ability to continue to attract and retain new customers and contributors to our online marketplace for commercial digital imagery. To maintain and increase our revenue, we must regularly add new customers and retain our existing customers. An increase in paying customers has generally attracted more images from contributors, which increases our content selection and in turn attracts additional paying customers. To attract new customers and contributors and retain existing customers and contributors, we rely heavily on the effectiveness of our marketing efforts, the size and content of our image library and the functionality and features of our marketplace. Our marketing efforts may be unsuccessful, our image library may fail to grow as anticipated and new technologies may render the systems and features of our marketplace obsolete, any of which would adversely affect our results of operations and future growth prospects.

Our business depends in large part on repeat customer purchases from both our subscription-based and our On Demand purchase options. If customers reduce or cease their spending with us, or if content contributors reduce or end their participation in our marketplace, our business will be harmed.

        The majority of our revenue is derived from customers who have purchased with us in the past. As a result, our future performance largely depends on our ability to motivate our customers to continue to purchase from us. A key factor in creating such an incentive is our ability to provide customers with the images they seek and to refresh and grow our library of digital imagery based on current and future trends. We seek to achieve these goals by attracting new contributors to our marketplace and by retaining our existing contributors. If we are unable to attract new contributors, retain existing contributors or add new imagery to our online marketplace, or if we fail to do so in a timely manner, customers requiring new and up-to-date content may reduce their spending with us. Another key factor in retaining our existing customers is our ability to deliver a user experience that continues to meet customers' needs, including the quality and accuracy of our search algorithms. If we are unable to maintain or improve upon the user experience that we deliver customers in a way that motivates our customers to continue to purchase from us, our business would be harmed. Furthermore, although historically the gross margins and revenue retention rates from our subscription-based and our On Demand purchase options have been substantially similar, there can be no assurance that this will continue in future periods. To the extent that revenue from our On Demand purchases continues to increase as a percentage of our total revenue, we will become more dependent upon such purchase options.

We operate in a new and rapidly changing market, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

        The market for commercial digital imagery is a relatively new and rapidly changing market that may not develop as expected. Our business strategy and projections rely on a number of assumptions about the market for commercial digital imagery, including the size and projected growth of the market over the next several years. Some or all of these assumptions may be incorrect. The market for online commercial digital imagery may not develop as we expect or as third party analysts have forecasted or we may fail to address the needs of this market.

        The limited history of the market in which we operate makes it difficult to effectively assess our future prospects, and you should consider our business and prospects in light of the risks and difficulties we encounter in this evolving market. These risks and difficulties include our ability to:

  •
  attract new customers and retain existing customers;

  •
  offer customers the kinds of images they are seeking;

  •
  successfully compete with other companies that are currently in, or may in the future enter, the commercial digital imagery marketplace;

  •
  protect against the misuse of our imagery;

  •
  raise awareness of our online community and brand name;

  •
  successfully expand our business;

  •
  develop a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased customer and contributor usage globally, as well as the deployment of new features and services; and

  •
  avoid interruptions or disruptions in our services.

        We may not be able to successfully address these risks and difficulties or others, including those described elsewhere in these risk factors. We cannot accurately predict whether our products and services will achieve significant acceptance by potential customers in significantly larger numbers than at present. You should therefore not rely on our historic growth rates as an indication of future growth.

Our business is highly competitive. Competition presents an ongoing threat to the success of our business.

        The commercial digital imagery industry is intensely competitive. Competition may result in loss of market share, pricing pressures or reduced profit margins, any of which could substantially harm our business and results of operations. We compete with a wide array of companies, from significant media companies to individual imagery creators, to provide commercial digital imagery to users of such imagery. These competitors include:

  •
  other online marketplaces for imagery such as iStockphoto, Fotolia and Dreamstime;

  •
  traditional stock content providers such as Getty Images and Corbis Corporation;

  •
  specialized visual content companies that are established in local, content or product-specific market segments such as Reuters Group PLC, the Associated Press and Thought Equity Motion;

  •
  websites focused on image search and discovery such as Google Images;

  •
  websites for image hosting, art and related products such as Flickr;

  •
  social networking and social media services such as Facebook; and

  •
  commissioned photographers and photography agencies.

        We believe that the principal competitive factors in the commercial digital imagery industry are: brand awareness; company reputation; the quality, relevance and diversity of images; the ability to source new imagery; the licensability of images and the degree to which image users are protected from legal risk; the effective use of current and emerging technology; the accessibility of imagery, distribution capability, and speed and ease of search and fulfillment; customer service; and the global nature of a company's interfaces and marketing efforts, including local languages, currencies, and payment methods. In addition, demand for our services is sensitive to price. Many external factors, including our technology and personnel costs and our competitors' pricing and marketing strategies, could significantly impact our pricing strategies. If we fail to meet our customers' price expectations, we could lose customers. A drop in our prices without a corresponding increase in volume would negatively impact our revenues.

        Some of our existing and potential competitors have or may obtain significantly greater financial, marketing or other resources or greater brand awareness than we have. Some of these competitors may be able to respond more quickly to new or expanding technology and devote more resources to product development, marketing or content acquisition than we can. If competitors offer higher royalties, easier contribution workflows, less selective vetting processes or convince contributors to distribute their content on an exclusive basis, contributors may choose to stop distributing new content with us or remove their existing content from our library. Competitors may also seek to develop new products, technologies or capabilities that could render obsolete or less competitive many of the products, services and content types that we offer. If we are unable to compete successfully against our competitors, our growth prospects and results of operations may be adversely affected.

New competitors could enter our market and we may be unsuccessful in competing with these new entrants.

        New competitors may enter our market, particularly if technological advances or other market dynamics make creating, sourcing, archiving, indexing, reviewing, searching or delivering commercial digital images easier or more affordable. While we believe that there are obstacles to creating a meaningful network effect between customers and contributors, the barriers to creating a website that allows for the sale of digital content are low, which could result in greater competition. Our contributors, for example, may freely offer the images they provide to us to our competitors and may remove their images at any time. New entrants may raise significant amounts of capital and they may choose to prioritize increasing their market share and brand awareness over profitability, including, for example, by offering higher royalties for exclusivity. Additionally, larger, more established and better capitalized entities may acquire, invest in or partner with our competitors or leverage their own image-related competencies to enter our market. If we are unable to compete successfully against new entrants, our growth prospects and results of operations may be adversely affected.

We may not be able to prevent the misuse of our imagery and we may be subject to infringement claims.

        We rely on intellectual property laws and contractual restrictions to protect our rights and the imagery in our library. Certain countries are very lax in enforcing intellectual property laws. Litigation in those countries will likely be costly and ineffective. Consequently, these intellectual property laws afford us only limited protection. Unauthorized parties have attempted, and may attempt, to improperly use our licensed digital imagery. We cannot guarantee that we will be able to prevent the unauthorized use of our digital imagery or that we will be successful in stopping such use once it is detected.

        We have been subject to a variety of third-party infringement claims in the past and will likely be subject to similar claims in the future. We license all of our digital imagery from photographers, illustrators and videographers, and, although we have staff committed to reviewing each image that we accept into our library, we cannot guarantee that each contributor holds the rights or releases he or she claims or that such rights and releases are adequate. As a result, we may be subject to infringement claims or other claims by third parties. Furthermore, we offer our customers indemnification of up to $10,000 for legal costs and direct damages arising from the use of an image or video footage licensed through us. We also offer some of our customers custom contracts that either provide for larger indemnification amounts or unlimited indemnification. However, our contractual maximum liability may not be enforceable in all jurisdictions. We maintain insurance policies to cover potential intellectual property disputes. Since 2009, we have received approximately 30 customer claims for indemnification. Following investigation of such claims, less than one-third resulted in our making a cash payment to settle such claims. Aggregate amounts paid to date to settle customer indemnification claims have not been material. Although we have insurance to cover indemnification claims, and although, to date, these claims have not resulted in any material liability to us, we have incurred, and will continue to incur, expenses related to such claims and related settlements, which may increase over time.

        If a third-party infringement claim or series of claims is brought against us for uninsured liabilities or in excess of our insurance coverage, our business could suffer. In addition, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts or scope to protect us against all losses. Any claims against us, regardless of their merit, could severely harm our financial condition and reputation, strain our management and financial resources, and adversely affect our business.

Assertions by third parties of infringement or other violations by us of intellectual property rights could result in significant costs and substantially harm our business and operating results.

        Internet, technology and media companies are frequently subject to litigation based on allegations of infringement, misappropriation or other violations of intellectual property rights or rights related to their use of technology. Some internet, technology and media companies, including some of our competitors, own large numbers of patents, copyrights, trademarks and trade secrets, which they may use to assert claims against us. Third parties may in the future assert that we have infringed, misappropriated or otherwise violated their intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Such litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenue, and therefore our own issued and pending patents may provide little or no deterrence to these patent owners in bringing intellectual property rights claims against us. Existing laws and regulations are evolving and subject to different interpretations, and various federal and state legislative or regulatory bodies may expand current or enact new laws or regulations. We cannot assure you that we are not infringing or violating any third-party intellectual property rights or rights related to use of technology.

        We cannot predict whether assertions of third-party intellectual property rights or any infringement or misappropriation or other claims arising from such assertions will substantially harm our business and operating results. If we are forced to defend against any infringement or misappropriation claims, whether they are with or without merit, are settled out of court, or are determined in our favor, we may be required to expend significant time and financial resources on the defense of such claims. Furthermore, an adverse outcome of a dispute may require us to pay damages, potentially including treble damages and attorneys' fees, if we are found to have willfully infringed a party's intellectual property; cease making, licensing or using content that is alleged to infringe or misappropriate the intellectual property of others; expend additional development resources to redesign our technology; enter into potentially unfavorable royalty or license agreements in order to obtain the right to use necessary technologies, content, or materials; and to indemnify our partners and other third parties. Royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. In addition, any lawsuits regarding intellectual property rights, regardless of their success, could be expensive to resolve and would divert the time and attention of our management and technical personnel.

Unless we increase market awareness of our company and our services, our revenue may not continue to grow.

        We believe that our ability to attract and retain new customers and contributors depends in large part on our ability to increase our brand awareness within our industry. In order to increase the number of our customers and contributors, we may be required to expend greater resources on advertising, marketing, and other brand-building efforts to preserve and enhance customer and contributor awareness of our brand. Currently, a significant portion of our marketing spending consists of search engine marketing, which exposes us to risk in the event that one or more large search engines were to reconfigure their algorithms in such a way that would result in less business for us.

        Our marketing campaigns or other efforts to increase our brand awareness may not succeed in bringing new visitors to our online marketplace or converting such visitors to paying customers or contributors and may not be cost-effective. Our brand may be impaired by a number of other factors, including disruptions in service due to technology issues, data privacy and security issues, and exploitation of our trademarks and other intellectual property by others without our permission.

We have experienced rapid growth in recent periods. If we fail to effectively manage our growth, our business and operating results may suffer.

        We have experienced, and expect to continue to experience, significant growth, which has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. We expect that our growth strategy will require us to commit substantial financial, operational and technical resources. Continued growth could also strain our ability to maintain reliable operation of our online marketplaces for our customers and contributors, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel. As our operations grow in size, scope and complexity, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable management resources. If we fail to allocate limited resources effectively in our organization as it grows, our business, operating results and financial condition will suffer.

One of our strategic goals is to generate a larger percentage of our revenue from larger companies, which may place greater demands on us in terms of increased service, indemnification or working capital requirements, any of which could increase our costs or substantially harm our business and operating results.

        One of our strategic goals is to increase the percentage of our revenues that come from larger companies, in addition to the small and medium-size companies from whom we have generated the majority of our revenue historically. In order to win the business of larger companies, we may face greater demands in terms of increased service requirements, greater indemnification requirements, greater pricing pressure, and greater working capital to accommodate the larger receivables and collections issues that are likely to occur as a result of being paid on credit terms. If we are unable to adequately address those demands, it may affect our ability to grow our business in this segment, which may adversely affect our results of operations and future growth. If we address those demands in a way that expands our risk of infringement claims, significantly increases our operating costs, reduces our ability to maintain or increase pricing, or increases our working capital requirements, our business, operating results and financial condition may suffer.

Continuing expansion into international markets is important for our growth, and as we continue to expand internationally, we face additional business, political, regulatory, operational, financial and economic risks, any of which could increase our costs or otherwise limit our growth.

        Continuing to expand our business to attract customers and contributors in countries other than the United States is a critical element of our business strategy. In 2011, approximately 66% of our revenue was derived from customers located outside of North America. While a significant portion of our customers reside outside of the United States, we have a limited operating history as a company outside the United States. We expect to continue to devote significant resources to international expansion through establishing additional offices, hiring additional overseas personnel and exploring acquisition opportunities. In addition, we expect to increase marketing for our foreign language offerings and to further localize our library and user experience for foreign markets. Our ability to expand our business and to attract talented employees, and customers and contributors in an increasing number of international markets requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, including risks associated with:

  •
  modifying our technology and marketing our offerings for customers and contributors beyond the 10 languages we currently offer;

  •
  localizing our content to foreign customers' preferences and customs;

  •
  legal, political or systemic restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control (OFAC) on the ability of U.S. companies to do business in certain specified foreign countries or with certain specified organizations and individuals;

  •
  compliance with foreign laws and regulations, including disclosure requirements, privacy laws, rights of publicity, technology laws and laws relating to content;

  •
  protecting and enforcing our intellectual property rights;

  •
  recruiting and retaining talented and capable management and employees in foreign countries;

  •
  potential adverse foreign tax consequences;

  •
  strains on our financial and other systems to properly administer VAT, withholdings and other taxes;

  •
  currency exchange fluctuations;

  •
  remedying the material weakness in our internal control over financial reporting relating to tax compliance; and

  •
  higher costs associated with doing business internationally.

        These risks may make it impossible or prohibitively expensive to expand to new international markets, or delay entry into such markets, which may affect our ability to grow our business.

Following our Reorganization, we will be subject to entity-level taxation, which will result in significantly greater income tax expense than we have incurred historically.

        Historically, we have operated as a New York limited liability company. As a limited liability company, we recognize no federal and state income taxes, as the members of the LLC, and not the entity itself, are subject to income tax on their allocated share of our earnings. Prior to the effectiveness of the registration statement of which this prospectus is a part, we will reorganize as a Delaware corporation. Consequently, on a going-forward basis, we will be subject to entity-level taxation even though historically Shutterstock Images LLC has not had to pay U.S. federal or state income taxes. As a result, our corporate income tax rate will increase significantly as we become subject to federal, state and additional city income taxes.

Our operations may expose us to greater than anticipated income tax liabilities, which could harm our financial condition and results of operations.

        We plan to structure our activities in a manner so as to minimize our tax liabilities. However, we have operations in various taxing jurisdictions in the United States and foreign countries, and there is a risk that our tax liabilities in one or more jurisdictions could be more than reported relative to prior taxable periods and more than anticipated relative to future taxable periods.

        In addition, the determination of our worldwide provision for income taxes, tax withholdings and other tax liabilities requires significant judgment and there are many transactions and calculations for which the ultimate tax determination is uncertain. Although we believe our estimates are reasonable, our ultimate tax liability may differ from the amounts recorded in our financial statements and may materially adversely affect our financial results in the period or periods for which such determination is made. We have created reserves with respect to such tax liabilities where we believe it to be appropriate. However, there can be no assurance that our ultimate tax liability will not exceed the reserves that we have created.

        Furthermore, the current administration of the U.S. federal government has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed changes to U.S. tax laws. Recent changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as other changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to the large and expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

We currently have a material weakness in our internal control over financial reporting relating to compliance with certain tax regulations, that, if not properly remediated, could impair our ability to comply with the accounting and reporting requirements applicable to public companies.

        In connection with the audit of our financial statements as of and for the year ended December 31, 2011, we and our independent registered public accounting firm identified a material weakness in internal control over financial reporting with respect to our tax compliance process. Specifically, it was determined that we did not have adequate procedures and controls to appropriately comply with, and account for, certain non-income tax regulations. These non-income tax issues related to underpayment of international consumption tax, sales and use tax and royalty withholdings compliance. A material weakness is defined as a significant deficiency, or a combination of significant deficiencies, that results in a reasonable possibility that a material misstatement of our financial statements will not be prevented by our internal control over financial reporting. A significant deficiency means a control deficiency, or a combination of control deficiencies, that adversely affects our ability to initiate, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of our financial statements that is more than inconsequential will not be prevented or detected by our internal control over financial reporting.

        We are working to remediate the material weakness. We have begun taking numerous steps and plan to take additional steps to remediate the underlying causes of the material weakness, primarily through a search for a tax specialist and updating our systems in order to collect the necessary data and taxes to comply with our required tax compliance processes. We intend to hire a tax specialist with the appropriate knowledge and ability to fulfill our obligations to comply with the accounting and reporting requirements applicable to public companies. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating this material weakness. If we are unable to successfully remediate this material weakness, it could harm our operating results, cause us to fail to meet our SEC reporting obligations or applicable stock exchange listing requirements on a timely basis, cause our stock price to be adversely affected or result in inaccurate financial reporting or material misstatements in our annual or interim financial statements.

Our operations may expose us to greater than anticipated sales and transaction tax liabilities, including VAT, which could harm our financial condition and results of operations.

        We may have exposure to sales or other transaction taxes (including VAT) on our past and future transactions. A successful assertion by any state or local jurisdiction or country that we failed to pay such sales or other transaction taxes, or the imposition of new laws requiring the payment of such taxes, could result in substantial tax liabilities related to past sales, create increased administrative burdens or costs, discourage customers from purchasing images from us, or otherwise substantially harm our business and results of operations. See also "—Risks Related to This Offering and Ownership of Our Common Stock—We currently have a material weakness in our internal control over financial reporting relating to compliance with certain tax regulations that, if not properly remediated, could impair our ability to comply with the accounting and reporting requirements applicable to public companies."

If we do not respond to technological changes or upgrade our website and technology systems, our growth prospects and results of operations could be adversely affected.

        To remain competitive, we must continue to enhance and improve the functionality and features of our websites in addition to our infrastructure. Although we currently do not have specific plans for any infrastructure upgrades that would require significant capital investment outside of the normal course of business, in the future we will need to improve and upgrade our technology, database systems and network infrastructure in order to allow our business to grow in both size and scope. Without such improvements, our operations might suffer from unanticipated system disruptions, slow application performance or unreliable service levels, any of which could negatively affect our reputation and ability to attract and retain customers and contributors. Furthermore, in order to continue to attract and retain new customers, we are likely to incur expenses in connection with continuously updating and improving our user interface and experience. We may face significant delays in introducing new services, products and enhancements. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing websites and our proprietary technology and systems may become obsolete or less competitive, and our business may be harmed. In addition, the expansion and improvement of our systems and infrastructure may require us to commit substantial financial, operational and technical resources, with no assurance that our business will improve.

Technological interruptions that impair access to our websites or the efficiency of our marketplace would damage our reputation and brand and adversely affect our results of operations.

        The satisfactory performance, reliability and availability of our websites and our network infrastructure are critical to our reputation, our ability to attract and retain both customers and contributors to our online marketplace and our ability to maintain adequate customer service levels. Any system interruptions that result in the unavailability of our websites could result in negative publicity, damage our reputation and brand or adversely affect our results of operations. We may experience temporary system interruptions for a variety of reasons, including security breaches and other security incidents, viruses, telecommunication and other network failures, power failures, software errors, data corruption or an overwhelming number of visitors trying to reach our websites during periods of strong demand. We rely upon third-party service providers, such as co-location and cloud service providers, for our data centers and application hosting, and we are dependent on these third parties to provide continuous power, cooling, internet connectivity and physical security for our servers. In the event that these third-party providers experience any interruption in operations or cease business for any reason, or if we are unable to agree on satisfactory terms for continued hosting relationships, our business could be harmed and we could be forced to enter into a relationship with other service providers or assume hosting responsibilities ourselves. Although we operate two data centers in an active/standby configuration for geographic and vendor redundancy and even though we maintain a third disaster recovery facility to back up our content library, a system disruption at the active data center could result in a noticeable disruption to our websites until all website traffic is redirected to the standby data center. Even a disruption as brief as a few minutes could have a negative impact on marketplace activities and could therefore result in a loss of revenue. Because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all. In addition, we have entered into service level agreements with some of our larger customers. Technological interruptions could result in a breach of such agreements and subject us to considerable penalties.

Failure to protect our intellectual property could substantially harm our business and operating results.

        The success of our business depends on our ability to protect and enforce our patents, trade secrets, trademarks, copyright and all of our other intellectual property rights, including our intellectual property rights underlying our online marketplace and search algorithms. We attempt to protect our intellectual property under trade secret, trademark, copyright and patent law, and through a combination of employee and third-party nondisclosure agreements, other contractual restrictions, and other methods. These afford only limited protection. Despite our efforts to protect our intellectual property rights and trade secrets, unauthorized parties may attempt to copy aspects of our intellectual property and use our trade secrets and other confidential information. Moreover, policing our intellectual property rights is difficult, costly and may not always be effective. To the extent these unauthorized parties, which may include our competitors, are successful in copying aspects of our search algorithms and our trade secrets, our business could be harmed.

        We have registered "Shutterstock," "Bigstock" and other marks as trademarks in the United States. Nevertheless, competitors may adopt service names similar to ours, or purchase our trademarks and confusingly similar terms as keywords in internet search engine advertising programs, thereby impeding our ability to build brand identity and possibly leading to confusion among our customers. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term Shutterstock or our other trademarks. Any claims or customer confusion related to our trademarks could damage our reputation and brand and substantially harm our business and operating results.

        We currently own the www.shutterstock.com internet domain name and various other related domain names. Domain names are generally regulated by internet regulatory bodies. If we lose the ability to use a domain name in a particular country, we would be forced either to incur significant additional expenses to market our products within that country or to elect not to sell products in that country. Either result could harm our business and operating results. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain the domain names that utilize our brand names in the United States or other countries in which we conduct business or in which we may conduct business in the future.

        In order to protect our trade secrets and other confidential information, we rely in part on confidentiality agreements with our employees, consultants and third parties with whom we have relationships. These agreements may not effectively prevent disclosure of trade secrets and other confidential information and may not provide an adequate remedy in the event of misappropriation of trade secrets or any unauthorized disclosure of trade secrets and other confidential information. In addition, others may independently discover our trade secrets and confidential information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce or determine the scope of our trade secret rights and related confidentiality and nondisclosure provisions. Failure to obtain or maintain trade secret protection, or our competitors' acquisition of our trade secrets or independent development of unpatented technology similar to ours or competing technologies, could adversely affect our competitive business position.

        Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and foreign countries may be necessary in the future to enforce our intellectual property rights, to protect our patent rights, trademarks, trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. Furthermore, the monitoring and protection of our intellectual property rights may become more difficult, costly and time consuming as we continue to expand internationally, particularly in those markets, such as China and certain other developing countries in Asia, in which legal protection of intellectual property rights is less robust than in the United States and in Europe. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources and management time, each of which could substantially harm our operating results.

Much of the software and technologies used to provide our services incorporate, or have been developed with, "open source" software, which may restrict how we use or distribute our services or require that we publicly release certain portions of our source code.

        Much of the software and technologies used to provide our services incorporate, or have been developed with, "open source" software. Such "open source" software may be subject to third party licenses that impose restrictions on our software and services. Examples of "open source" licenses include the GNU General Public License and GNU Lesser General Public License. Such open source licenses typically require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. Few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. We rely on multiple software engineers to design our proprietary technologies, and we do not exercise complete control over the development efforts of our engineers. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our services and technologies and materially and adversely affect our ability to sustain and grow our business.

Our operating results may fluctuate, which could cause our results to fall short of expectations and our stock price to decline.

        Our revenue and operating results could vary significantly from quarter to quarter and year to year due to a variety of factors, many of which are outside our control. As a result, comparing our operating results on a period to period basis may not be meaningful. In addition to other risk factors discussed in this "Risk Factors" section, factors that may contribute to the variability of our quarterly and annual results include:

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  our ability to retain our current customers and to attract new customers and contributors;

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  our ability to provide new and relevant imagery to our customers;

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  our ability to effectively manage our growth;

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  the effects of increased competition on our business;

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  our ability to keep pace with changes in technology or our competitors;

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  changes in our pricing policies or the pricing policies of our competitors;

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  interruptions in service, whether or not we are responsible for such interruptions, and any related impact on our reputation and brand;

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  costs associated with defending any litigation or other claims, including those related to our indemnification of our customers;

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  our ability to pursue, and the timing of, entry into new geographies or markets and, if pursued, our management of this expansion;

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  the impact of general economic conditions on our revenue and expenses;

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  seasonality;

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  changes in government regulation affecting our business; and

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  costs related to potential acquisitions of technology or businesses.

        Because of these risks and others, it is possible that our future results may be below our expectations and the expectations of analysts and investors. In such an event, the price of our common stock may decline significantly.

Our failure to protect the confidential information of our customers and our networks against security breaches and the risks associated with credit card fraud could expose us to liability, protracted and costly litigation and damage our reputation.

        We collect limited confidential information in connection with registering customers and contributors and other marketplace-related processes on our websites and, in particular, in connection with processing and remitting payments to and from our customers and contributors. Although we maintain security features on our websites, our security measures may not detect or prevent all attempts to hack our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in and transmitted by our websites. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effectively secure transmission of the confidential information that we process for our customers, and such technology may fail to function properly or may be compromised or breached. Additionally, as described above, we use third-party co-location and cloud service vendors for our data centers and application hosting, and their security measures may not prevent security breaches and other disruptions that may jeopardize the security of information stored in and transmitted through their systems. A party that is able to circumvent our security measures could misappropriate proprietary information, cause interruption in our operations, damage or misuse our websites, distribute or delete content owned by our contributors, and misuse the information that they misappropriate. Additionally, our systems may be breached by third parties without our being aware that our systems or data have been compromised. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. In addition, a significant cybersecurity breach could result in payment networks prohibiting us from processing transactions on their networks. Security and fraud-related issues are likely to become more challenging as we expand our operations.

        Furthermore, some of the software and services that we use to operate our business, including our internal email and customer relationship management software, are hosted by third parties. If these services were to be interrupted or were to cause us to lose control of confidential information, our business operations could be disrupted and we could be exposed to liability and costly litigation.

        Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature. We do not currently carry insurance against this risk. To date, we have experienced minimal losses from credit card fraud, but we continue to face the risk of significant losses from this type of fraud.

        If any compromise of our security were to occur, we may lose customers and our reputation, business, financial condition and operating results could be harmed. Any compromise of security may result in us being out of compliance with U.S. federal and state, and international laws and we may be subject to lawsuits, fines, criminal penalties, statutory damages, and other costs. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any regulatory requirements or orders or other federal, state, or international privacy or consumer protection-related laws and regulations, could result in proceedings or actions against us by governmental entities or others, subject us to significant penalties and negative publicity, and adversely affect our results of operations. In addition, our failure to adequately control fraudulent credit card transactions could damage our reputation and brand and substantially harm our business and results of operations.

Government regulation of the internet, both in the United States and abroad, is evolving and unfavorable changes could have a negative impact on our business.

        The adoption, modification or interpretation of laws or regulations relating to the internet or other areas of our business could adversely affect the manner in which we conduct our business or the overall popularity or growth in use of the internet. Such laws and regulations may cover automatic contract or subscription renewal, credit card processing procedures, sales and other procedures, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts, consumer protection, broadband residential internet access and the characteristics and quality of services. In certain countries, such as those in Europe, such laws may be more restrictive than in the United States. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, and personal privacy apply to the internet and ecommerce as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or ecommerce. Those laws that do reference the internet are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. For example, the Children's Online Privacy Protection Act imposes additional restrictions on the ability of online services to collect user information from minors. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses, make it more difficult to renew subscriptions automatically, make it more difficult to attract new subscribers or otherwise alter our business model. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

        We currently operate in more than 150 countries. The privacy, data protection, censorship and liability standards and regulations, and different intellectual property laws that apply in each of those foreign countries, may be different than those that apply to companies operating solely within the United States. To the extent that we are not in compliance with applicable local laws and regulations, our business may be harmed.

Expansion of our operations into additional content categories may subject us to additional business, legal, financial and competitive risks.

        Currently, our operations are focused in significant part on digital still images. Further expansion of our operations and our marketplace into video footage or additional content categories involves numerous risks and challenges, including increased capital requirements, potential new competitors and the need to develop new contributor and strategic relationships. Growth into additional content areas may require changes to our existing business model and cost structure and modifications to our infrastructure and may expose us to new regulatory and legal risks, any of which may require expertise in which we have little or no experience. There is no guarantee that we will be able to generate sufficient revenue from sales of such content to offset the costs of acquiring such content.

The impact of worldwide economic conditions, including effects on advertising and marketing budgets, may adversely affect our business and operating results.

        Our financial condition is affected by worldwide economic conditions and their impact on advertising spending. Expenditures by advertisers generally tend to reflect overall economic conditions, and to the extent that the economy stagnates, companies may reduce their spending on advertising and marketing, and thus the use of our online marketplace. This could have a serious adverse impact on our business. To the extent that overall economic conditions reduce spending on advertising and marketing activities, our ability to retain current and obtain new customers could be hindered, which could reduce our revenue and negatively impact our business.

The loss of key personnel, an inability to attract and retain additional personnel or difficulties in the integration of new members of our management team into our company could affect our ability to successfully grow our business.

        Our future success will depend upon our ability to identify, attract, retain and motivate highly skilled technical, managerial, product development, marketing, content operations and customer service employees. Competition for qualified personnel is intense in our industry. We cannot guarantee that we will be successful in our efforts to attract such personnel.

        We are highly dependent on the continued service and performance of our senior management team, as well as key technical and marketing personnel. Our inability to find suitable replacements for any of the members of our senior management team and our key technical and marketing personnel, should they leave our employ, would adversely impair our ability to implement our business strategy and could have a material adverse effect on our business and results of operations. Several members of our senior management team joined us in 2010 and 2011. These individuals are currently becoming integrated with the rest of our team. We believe the successful integration of our management team is critical to managing our operations effectively and to supporting our growth.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork and focus that contribute crucially to our business.

        We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork, cultivates creativity and promotes a focus on execution. We have invested substantial time, energy and resources in building a highly collaborative team that works together effectively in a non-hierarchical environment designed to promote openness, honesty, mutual respect and pursuit of common goals. As we develop the infrastructure of a public company and continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

If we do not successfully integrate past or potential future acquisitions, our business could be adversely impacted.

        We have in the past pursued, and we may in the future pursue, acquisitions that are complementary to our existing business and that may expand our employee base and the breadth of our offerings. Future acquisitions or investments could result in potential dilutive issuances of equity securities, use of significant cash balances or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our financial condition and results of operations. The benefits of an acquisition or investment may also take considerable time to develop, and we cannot be certain that any particular acquisition or investment will produce the intended benefits.

        Integration of a new company's operations, assets and personnel into ours will require significant attention from our management. The diversion of our management's attention away from our business and any difficulties encountered in the integration process could harm our ability to manage our business. Future acquisitions will also expose us to potential risks, including risks associated with any acquired liabilities, the integration of new operations, technologies and personnel, unforeseen or hidden liabilities, information security vulnerabilities, the diversion of resources from our existing businesses, sites and technologies, the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, customers, contributors and other suppliers as a result of integration of new businesses.

We may need to raise additional capital in the future and may be unable to do so on acceptable terms or at all.

        We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or functions of our online marketplace, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional capital. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

We are subject to payments-related risks that may result in higher operating costs or the inability to process payments, either of which could harm our financial condition and results of operations.

        We accept payments using a variety of methods, including credit cards and debit cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards and debit cards, and it could disrupt our business if these companies became unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from consumers or facilitate other types of online payments.

        We are also subject to or voluntarily comply with a number of other laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or forced to cease our operations.

We are exposed to fluctuations in currency exchange rates, which could adversely affect our results.

        Because we conduct a growing portion of our business outside of the United States but report our financial results in U.S. Dollars, we face exposure to adverse movements in currency exchange rates. Our foreign operations are exposed to foreign exchange rate fluctuations as the financial results are translated from the local currency into U.S. Dollars upon consolidation. If the U.S. Dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Similarly, if the U.S. Dollar strengthens against foreign currencies, the translation of these foreign currency denominated transaction will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other operating results, when translated, may differ materially from expectations.

        We have foreign currency risks related to foreign-currency denominated revenues. All amounts owed and paid to our foreign contributors are denominated and paid in U.S. Dollars. In general, we are a net receiver of currencies other than the U.S. Dollar. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. Dollar, will negatively affect our revenue and other operating results as expressed in U.S. Dollars.

        Because we have determined our functional currency to be the U.S. Dollar, we have not experienced material fluctuations in our net income as a result of translation gains or losses. During 2009, 2010 and 2011, our foreign currency transaction gains and losses were immaterial. At this time we do not, but we may in the future, enter into derivatives or other financial instruments in order to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

We depend on the continued growth of online commerce and the continued adoption of digital imagery. If these trends do not continue, our growth prospects and results of operations could be adversely impacted.

        The business of selling goods and services over the internet is dynamic and relatively new. Concerns about fraud, privacy and other problems may discourage additional consumers from adopting the internet as a medium of commerce. In countries such as the U.S. and the United Kingdom, where our services and online commerce generally have been available for some time and the level of market penetration of our services is higher than in other countries, acquiring new customers may be more difficult and costly than it has been in the past. In order to expand our customer base, we may need to appeal to and acquire customers who historically have used traditional means of commerce to purchase goods and services. If these target customers prove to be less active than our earlier customers our business could be adversely impacted.

        In addition, our growth is highly dependent upon the continued demand for imagery. The commercial digital imagery market is rapidly evolving, characterized by changing technologies, intense price competition, introduction of new competitors, evolving industry standards, frequent new service announcements and changing consumer demands and behaviors. To the extent that demand for imagery does not continue to grow as expected, our revenue growth will suffer.

Our business depends on the development and maintenance of the internet infrastructure. If the internet infrastructure experiences outages or delays our business could be adversely impacted.

        The success of our services will depend largely on the development and maintenance of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as the timely development of complementary products, for providing reliable internet access and services. The internet has experienced, and is likely to continue to experience, significant growth in the number of users and amount of traffic. The internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements or problems caused by viruses, worms, malware and similar programs may harm the performance of the internet. The backbone network of the internet has been the target of such programs. The internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of internet usage generally as well as the level of usage of our services, which could adversely impact our business.

Our business is subject to the risks of earthquakes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as terrorism or computer viruses.

        Our systems and operations are vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins or similar events. For example, a significant natural disaster, such as an earthquake, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur. In addition, acts of terrorism could cause disruptions in our business or the economy as a whole. Our principal executive offices are located in New York City, a region that has experienced acts of terrorism in the past. Our servers may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential customer data. Although we have disaster recovery capabilities, there can be no assurance that we will not suffer from business interruption as a result of any such events. As we rely heavily on our servers, computer and communications systems and the internet to conduct our business and provide high quality service to our customers and contributors, such disruptions could negatively impact our ability to run our business, result in loss of existing or potential customers and contributors and increased maintenance costs, which would adversely affect our operating results and financial condition.

Risks Related to This Offering and Ownership of Our Common Stock

Our share price may be volatile and you may be unable to sell your shares at or above the initial public offering price.

        The initial public offering price for our shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, both within and outside of our control, including, but not limited to, the following:

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  changes in projected operational and financial results;

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  issuance of new or updated research or reports by securities analysts;

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  the use by investors or analysts of third-party data regarding our business that may not reflect our actual performance;

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  fluctuations in the valuation of companies perceived by investors to be comparable to us;

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  fluctuations in the trading volume of our shares, or the size of our public float; and

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  general economic and market conditions.

        Furthermore, the stock market has experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, certain companies that have experienced volatility in the market price of their common stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

There has been no prior market for our common stock and an active trading market may not develop.

        Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares of common stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value and increase the volatility of your shares of common stock. An inactive market may also impair our ability to raise capital by selling shares of common stock and may impair our ability to acquire other companies or technologies by using our shares of common stock as consideration.

Future sales of our common stock in the public market could cause our share price to decline.

        Sales of a substantial number of shares of our common stock in the public market following our initial public offering, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Based on the number of shares outstanding as of June 30, 2012, we will have            shares of our common stock outstanding upon the closing of this offering (or             shares of our common stock if the underwriters exercise in full their over-allotment option).

        All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any

shares held by our affiliates as defined in Rule 144 under the Securities Act. The remaining            shares of common stock outstanding after this offering, based on shares outstanding as of June 30, 2012, will be restricted as a result of securities laws, lock-up agreements or other contractual restrictions that restrict transfers for at least 180 days after the date of this prospectus, subject to certain extensions.

        Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. may, at their discretion, release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period.

        After this offering, the holders of            shares of common stock will be entitled to rights with respect to registration of these shares under the Securities Act pursuant to an investors' rights agreement. We also intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to outstanding VAR grants, as well as options and shares reserved for future issuance, under our 2012 Omnibus Equity Incentive Plan and our 2012 Employee Stock Purchase Plan. Once we register these shares, they can be freely sold in the public market upon issuance and vesting, subject to the lock-up agreements described in the section of this prospectus captioned "Underwriting" and contained in the terms of such plans, or unless they are held by "affiliates," as that term is defined in Rule 144 of the Securities Act.

        We may also issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition, investment or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and cause the trading price of our common stock to decline.

Jonathan Oringer, our founder, and other significant investors will control approximately        % of our outstanding shares of common stock after this offering, and this concentration of ownership may have an effect on transactions that are otherwise favorable to our shareholders.

        Upon completion of this offering, Jonathan Oringer, our founder and largest stockholder, will beneficially own approximately         % of our outstanding shares of common stock, or approximately        % if the underwriters exercise their overallotment option in full. In addition, certain funds affiliated with Insight Venture Partners, or Insight, will beneficially own approximately        % of our outstanding shares of common stock, or approximately        % if the underwriters exercise their overallotment option in full. As a result, Mr. Oringer and Insight will collectively control the outcome of matters submitted to our stockholders for approval, including the election of directors. This concentration of ownership may also delay, deter or prevent a change in control, and may make some transactions more difficult or impossible to complete without the support of these shareholders, regardless of the impact of this transaction on our other shareholders.

We will incur increased costs and our management will face increased demands as a result of operating as a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under applicable securities laws.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, the Dodd-Frank Act and related regulations implemented by the Securities and Exchange Commission, or the SEC, and the stock exchanges are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and attract and retain qualified executive officers.

        The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management's attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

The recently enacted JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations and to reduce the amount of information provided in reports filed with the SEC. We cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

        We are and we will remain an "emerging growth company" until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt, or (iv) the date on which we are deemed a "large accelerated filer" under the Securities and Exchange Act of 1934, as amended, or the Exchange Act. For so long as we remain an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we will rely on some or all of these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. If we avail ourselves of certain exemptions from various reporting requirements, our reduced disclosure may make it more difficult for investors and securities analysts to evaluate us and may result in less investor confidence.

If we fail to maintain an effective system of internal controls, we may not be able to report our financial results accurately or in a timely fashion, and we may not be able to prevent fraud; in such case, our stockholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our stock.

        Effective internal controls are necessary for us to provide reliable, timely financial reports and prevent fraud. In addition, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to evaluate and report on our internal control over financial reporting beginning with our Annual Report on Form 10-K for the year ending December 31, 2013. The process of implementing our internal controls and complying with

Section 404 will be expensive and time-consuming, and will require significant attention of management. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our reporting obligations. If we discover a material weakness, the disclosure of that fact, even if quickly remedied, could reduce the market's confidence in our financial statements and harm our stock price.

        Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until we are no longer an "emerging growth company," as described above. At such time that an attestation is required, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating. Our remediation efforts may not enable us to avoid a material weakness in the future.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

        Our amended and restated certificate of incorporation and bylaws to be effective upon the closing of this offering will contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents will include provisions that:

  •
  authorize blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

  •
  limit the liability of, and provide indemnification to, our directors and officers;

  •
  limit the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

  •
  require advance notice of stockholder proposals and the nomination of candidates for election to our board of directors;

  •
  establish a classified board of directors, as a result of which the successors to the directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following their election;

  •
  require that directors only be removed from office for cause; and

  •
  limit the determination of the number of directors on our board and the filling of vacancies or newly created seats on the board to our board of directors then in office.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without the prior approval of our board of directors or the holders of substantially all of our outstanding common stock.

        These provisions of our charter documents and Delaware law, alone or together, could delay or deter hostile takeovers and changes in control or changes in our management. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

        The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of your investment. Based upon the issuance and sale of            shares of common stock by us at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), you will incur immediate dilution of approximately $            in the pro forma net tangible book value per share if you purchase shares of our common stock in this offering. For a further description of the dilution that you will experience immediately after this offering, see the section captioned "Dilution." Furthermore, investors purchasing shares of our common stock in this offering will only own approximately        % of our outstanding shares of common stock, after completion of this offering even though their aggregate investment will represent         % of the total consideration received by us in connection with all initial sales of            shares of our capital stock outstanding as of June 30, 2012, after giving effect to the issuance of shares of our common stock in this offering and            shares of our common stock to be sold by certain selling stockholders. To the extent outstanding options to purchase our common stock are exercised, investors purchasing our common stock in this offering will experience further dilution.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

        Our management will have broad discretion over the use of the net proceeds from this offering and you will be relying on their judgment in applying these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, which may in the future include investments in, or acquisitions of, complementary businesses, services or technologies. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

After the completion of this offering, we do not expect to declare any dividends in the foreseeable future.

        After the completion of this offering, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

  •
  our ability to identify, attract and retain customers and contributors to our online marketplace;

  •
  our ability to maintain repeat purchase and subscription revenue;

  •
  our new and rapidly changing market;

  •
  the competitive nature of and anticipated growth in our markets;

  •
  our ability to maintain our competitive position in a highly competitive industry;

  •
  our ability to protect our intellectual property and protect against infringement claims made by third parties;

  •
  our ability to increase our brand awareness within the industry;

  •
  our ability to effectively manage our rapid growth in recent periods;

  •
  our ability to generate a larger percentage of our revenue from larger companies and satisfy related demands;

  •
  our ability to successfully navigate the risks related to our international operations and expansion;

  •
  the degree to which our operations expose us to greater than anticipated tax liabilities;

  •
  our ability to respond to technological changes or upgrade our websites and technological systems;

  •
  the attraction and retention of qualified employees and key personnel;

  •
  fluctuations in our annual and quarterly results of operations;

  •
  the impact of and our ability to successfully integrate past and future business acquisitions;

  •
  our ability to remedy the material weakness in our internal control over financial reporting relating to compliance with certain tax regulations; and

  •
  other risk factors included under "Risk Factors" in this prospectus.

        In addition, in this prospectus, the words "believe," "may," "estimate," "continue," "anticipate," "intend," "expect," "predict," "potential" and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

        Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

 INDUSTRY AND MARKET DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our products. These sources include industry publications, reports, surveys and forecasts prepared by Zenith Optimedia, BIA/Kelsey, Cisco, IBISWorld, Netcraft, comScore and MagnaGlobal, as well as a report commissioned by us and prepared by L.E.K. Consulting LLC. These data from such sources involve a number of assumptions and limitations, and contain projections and estimates based on various assumptions of the future performance of the industry in which we operate, and you are cautioned not to give undue weight to such estimates. While we believe the market position, market opportunity and market size information included in this prospectus to be generally reliable, such information is inherently imprecise and we cannot give you any assurance that any of the projected results will be achieved. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties set forth above and by us.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $             million from the sale of our shares of common stock in this offering, or approximately $             million if the underwriters exercise their option to purchase additional shares of common stock to cover over-allotments in full, based on an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

        The principal purposes of this offering are to increase our capitalization and financial flexibility, improve our visibility in the marketplace and create a public market for our common stock. We currently intend to use the net proceeds from this offering primarily for general corporate purposes, including working capital and capital expenditures. We anticipate capital expenditures of approximately $3 million for the remainder of 2012 relating to the acquisition of additional servers and network connectivity hardware and software and other costs associated with scaling our operations, technology and infrastructure to support our growth.

        We may also use a portion of the net proceeds to repay all or a portion of the credit facility that we expect to enter into to fund our working capital needs following the final cash distribution to the members of Shutterstock Images LLC prior to our Reorganization. See "Reorganization." We plan to borrow approximately $10 million from the credit facility prior to the Reorganization and expect to have outstanding borrowings of approximately $10 million under the credit facility as of the effective date of the registration statement of which this prospectus is a part.

        In addition, we may use a portion of the net proceeds to acquire or invest in complementary companies, products or technologies, although we currently do not have any acquisitions or investments planned. Based on our historical cash from operations, as well as borrowings under our credit facility, we do not expect that we will have to utilize any of the net proceeds to us from this offering to fund our operations during the next 12 months. Therefore, we will have broad discretion over the uses of the net proceeds received in this offering. Pending such uses, we intend to invest the net proceeds from this offering in interest-bearing, investment grade securities.

        We will not receive any proceeds from the sale of shares of common stock by the selling stockholders, including any shares of common stock sold by the selling stockholders in connection with the underwriters' exercise of their option to purchase additional shares of common stock, although we will bear the costs, other than underwriting discounts and commissions, associated with the sale of these shares.

DIVIDEND POLICY

        We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based upon on our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

        Historically, we have made monthly cash distributions to members of Shutterstock Images LLC with respect to their membership interests. For the years ended December 31, 2009, 2010 and 2011, and the six months ended June 30, 2011 and 2012, distributions to the members of Shutterstock Images LLC were $20.5 million, $25.9 million, $28.6 million, $19.5 million and $15.2 million, respectively. Additionally, since July 1, 2012, we have distributed $5.7 million to the members of Shutterstock Images LLC. Furthermore, the LLC intends to continue making monthly cash distributions to its members up until the time of our reorganization from a New York limited liability company to a Delaware corporation. We intend to make a final cash distribution to the members of Shutterstock Images LLC prior to such reorganization. See "Reorganization."

 REORGANIZATION

        Shutterstock Images LLC was originally formed as a New York limited liability company in 2007. Prior to the effectiveness of the registration statement of which this prospectus is a part, we will reorganize from Shutterstock Images LLC, a New York limited liability company, or the LLC, to Shutterstock, Inc., a Delaware corporation, by way of a merger of the LLC with and into Shutterstock, Inc., which prior to the Reorganization was a wholly-owned subsidiary of the LLC. In this "Reorganization":

  •
  the membership interests in the LLC, including any interests that will vest upon the Reorganization, will be exchanged for shares of our common stock; and

  •
  the value appreciation rights, or VARs, of the LLC granted and outstanding will be exchanged for options to purchase shares of our common stock pursuant to our 2012 Omnibus Equity Incentive Plan with substantially similar exercise prices and vesting terms as the exchanged VARs.

        See "Description of Capital Stock" for additional information regarding the terms of our common stock following the Reorganization and the terms of our certificate of incorporation and bylaws as will be in effect upon closing of this offering. Concurrently with the consummation of the Reorganization, the operating agreement of the LLC will be terminated. After the Reorganization, Shutterstock, Inc., which is the issuer of the shares of common stock offered by this prospectus, will be the parent company of all of our subsidiaries, and will own the assets and conduct the business described in this prospectus.

        As part of the Reorganization, two entities affiliated with Insight Venture Partners that currently own membership interests in the LLC, or the Insight Entities, and an entity affiliated with Jonathan Oringer that currently owns membership interests in the LLC, the Oringer Entity, will merge with and into Shutterstock, Inc. In these mergers, the shareholders of the Insight Entities and the Oringer Entity will receive shares of common stock of Shutterstock, Inc. In the applicable merger agreements, the companies that will be merged into us will represent and warrant that they do not have any liabilities that will be assumed by us in the mergers. The merger agreements pursuant to which the Insight Entities and the Oringer Entity will merge with and into Shutterstock, Inc. will also provide for certain customary representations and warranties.

        Pursuant to the operating agreement, the LLC has historically made monthly cash distributions to its members, including those affiliated with our directors, executive officers or beneficial holders of more than 5% of our capital stock. The members of the LLC affiliated with Jonathan Oringer, Insight Venture Partners and Adam Riggs received aggregate distributions of $49.9 million, $18.7 million and $6.4 million, respectively, for the three years ended December 31, 2011. From January 1, 2012 through the date of this prospectus, such members of the LLC have received aggregate distributions of $13.8 million, $5.2 million and $1.8 million, respectively. The LLC intends to continue making monthly cash distributions to its members, consistent with past practice, until the time of the Reorganization.

        Immediately prior to the Reorganization, the LLC will make a final distribution of cash generated from operations and any cash and cash equivalents on hand, in each case at the time of the distribution, to each of its members. The members of the LLC affiliated with Jonathan Oringer, Insight Venture Partners and Adam Riggs will receive a final cash distribution of $             million, $             million and $             million, respectively, which constitutes approximately all remaining cash and cash equivalents of the LLC at the time of the distribution. Following the Reorganization, no further distributions to members will be made.

CAPITALIZATION

        The following table summarizes our cash and cash equivalents, and capitalization as of June 30, 2012:

  •
  on an actual basis;

  •
  on a pro forma basis to give effect to our reorganization from a New York limited liability company to a Delaware corporation, as described more fully under "Reorganization," based on an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus), including:

  (i)
  the reclassification of the balances of all common and preferred members' interests to common stock;

  (ii)
  the reclassification of an executive officer's profits interest award from other non-current liabilities to common stock;

  (iii)
  the recognition of deferred tax assets and liabilities at an assumed combined federal, state and city income tax rate of        %;

  (iv)
  the distributions to be made to members prior to the Reorganization;

  (v)
  a balance sheet adjustment associated with the vesting of equity awards; and

  •
  on a pro forma as adjusted basis to give effect to this offering, including:

  (i)
  the sale of shares of common stock by us in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering;

  (ii)
  a balance sheet adjustment associated with the accelerated vesting of 50% of the unvested profits interest award; and

  (iii)
  the reclassification of deferred offering costs of $             million to additional paid-in capital in connection with this offering.

        You should read this table in conjunction with "Unaudited Pro Forma Consolidated Financial Statements," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of

Financial Condition and Results of Operations," and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2012
	Actual	Pro forma	Pro forma as adjusted
	(unaudited) (in thousands)
			(unaudited)
Cash and cash equivalents	$15,042	$	$

Redeemable preferred members' interest	29,937
Members' deficit and Stockholders' equity:
Common members' interest	5,699
Common stock, $0.01 par value; no shares authorized, issued and outstanding, actual; 30,000,000 shares authorized, 28,379,000 issued and outstanding, pro forma; 200,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—
Preferred stock, $0.01 par value; no shares authorized, issued and outstanding, actual or pro forma; and 5,000,000 shares authorized, no shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital	—
Accumulated deficit	(65,208)

Total members' deficit	(59,509)
Total stockholders' equity	—

Total capitalization	$(29,572)	$	$

        The number of shares shown as issued and outstanding in the table above gives effect to our Reorganization, which will occur prior to the effectiveness of the registration statement of which this prospectus is a part, as described under "Reorganization," and excludes:

  •
  1,621,000 shares of our common stock issuable upon the exercise of value appreciation rights outstanding as of June 30, 2012 at a weighted average exercise price of $15.65 per share, which value appreciation rights will be exchanged for options to purchase shares of our common stock as discussed under "Reorganization";

  •
  shares of our common stock reserved for future grant or issuance under our 2012 Omnibus Equity Incentive Plan, which will become effective on or prior to the completion of this offering; and

  •
  shares of our common stock reserved for future issuance under our 2012 Employee Stock Purchase Plan, which will become effective upon the completion of this offering.

DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock immediately after this offering.

        As of June 30, 2012, our pro forma net tangible book value deficit was approximately $         million or $            per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the total number of shares of common stock outstanding as of June 30, 2012, after giving effect to our reorganization from a New York limited liability company to a Delaware corporation, as described more fully under "Reorganization." Dilution is determined by subtracting net tangible book value per share from the assumed initial public offering price per share. After giving effect to the sale of            shares of common stock offered by us at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), and the adjustments set forth above, our pro forma net tangible book value deficit as of June 30, 2012 would have been $         million or $            per share of common stock. This represents an immediate increase in net tangible book value of $            per share to existing stockholders and an immediate dilution of $            per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution on a per share basis to new investors:

Assumed initial public offering price per share		$
Pro forma net tangible book value deficit per share as of June 30, 2012	$
Increase attributable to new investors as a result of this offering

Pro forma as adjusted net tangible book value after this offering

Dilution per share to new investors		$

        A $1.00 increase or decrease in the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) would increase or decrease our as adjusted net tangible book value by approximately $             million, or $            per share of common stock, and the as adjusted dilution per share to new investors in this offering by approximately $            , assuming no change to the number of shares of common stock offered by us as set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

        The following table summarizes on a pro forma basis, as of June 30, 2012, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid. The number of shares purchased from us by existing stockholders, and the per share calculations derived from such number of shares, in this "Dilution" section are based on our common stock outstanding as of June 30, 2012, after giving effect to our Reorganization from a New York limited liability company to a Delaware corporation, as described more fully under "Reorganization." The calculation below is based on an assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover of this prospectus).

	Shares purchased			Total consideration
Average price per share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Totals		100.0%		$	100.0%		$

        A $1.00 increase or decrease in the assumed public offering price of $            per share, would increase or decrease the total consideration paid by new investors and total consideration paid by all investors by $            , assuming the sale of            shares of common stock by us at $            per share, the midpoint of the price range set forth on the cover of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

        Sales by the selling stockholders in this offering will cause the number of shares held by existing stockholders to be reduced to            shares, or        % of the total number of shares of our common stock outstanding after this offering. If the underwriters' over-allotment option is exercised in full, the number of shares held by the existing stockholders after this offering would be reduced to                        , or        % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors would increase to                        , or        % of the total number of shares of our common stock outstanding after this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following are the unaudited pro forma consolidated financial statements of Shutterstock Images LLC. The unaudited pro forma consolidated statements of operations information for the year ended December 31, 2011 and for the six months ended June 30, 2012 was prepared as if the transactions described under "Reorganization" had taken place on January 1, 2011. The unaudited pro forma consolidated balance sheet information as of June 30, 2012 was prepared as if the Reorganization had taken place on June 30, 2012. See "Reorganization."

        Prior to the Reorganization, we were organized as a limited liability company. As a limited liability company, we were not subject to U.S. federal or state income taxes and our earnings did not reflect the taxes we will pay as a corporation. In order to reflect our operating expenses, and our tax and capital structure as if we were organized as a corporation, the unaudited pro forma consolidated financial statements give effect to our corporate reorganization and related transactions as described in "Reorganization," including:

  •
  the reclassification of the balances of all common and preferred members' interests to common stock;

  •
  the reclassification of an executive officer's profits interest award from other non-current liabilities to common stock;

  •
  the exchange of our VAR grants into options to purchase shares of our common stock;

  •
  the recognition of deferred tax assets and liabilities at an assumed combined federal, state and city income tax rate of         %;

  •
  the distributions to be made to members prior to the Reorganization;

  •
  the balance sheet adjustments associated with the vesting of equity awards; and

  •
  a provision for income taxes as a corporation at an assumed combined federal, state and city income tax rate of         % of our pre-tax net income. The actual combined tax rate will depend on many factors and may be higher or lower than this assumed rate.

        The pro forma adjustments above are based upon available information and certain assumptions that management believes are reasonable, factually supportable, directly attributable to either the Reorganization or this offering, and, in connection with pro forma adjustments related to the statement of operations, expected to have a continuing impact on our results of operations. Adjustments that are based on fair value of the shares are calculated using the assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus).

        We believe that the pro forma consolidated financial statements provide a helpful perspective to better understand our results of operations and our financial position. The unaudited pro forma consolidated financial statements and accompanying notes should be read together with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The unaudited pro forma consolidated financial statements presented are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial position would have been had the Reorganization or this offering actually occurred on the date or as of the date specified, nor do they purport to project our results of operations for any future period.

SHUTTERSTOCK IMAGES LLC
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
As of June 30, 2012
(in thousands)

	Actual	Pro forma adjustments for the Reorganization		Pro forma before Offering adjustments	Pro forma adjustments for the Offering		Pro forma as adjusted
ASSETS
Current assets:
Cash and cash equivalents	$15,042		(f)			(g)
Credit card receivables	1,488
Accounts receivable, net	823
Prepaid expenses and other current assets	3,592					(g)
Deferred tax assets	756		(e)
Due from related party	—

Total current assets	21,701
Property and equipment, net	5,479
Intangible assets, net	1,098
Goodwill	1,423
Deferred tax assets	101
Other assets	427

Total assets	$30,229							$—

LIABILITIES, REDEEMABLE PREFERRED MEMBERS' INTEREST, MEMBERS' DEFICIT AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,624
Accrued expenses	12,472
Contributor royalties payable	6,321
Income taxes payable	—
Deferred revenue	33,626
Other liabilities	90

Total current liabilities	55,133
Other non-current liabilities	4,668		(b)

Total liabilities	59,801
Commitment and contingencies
Redeemable preferred members' interest	29,937		(a)
Members' deficit:
Common members' interest	5,699		(a)
Accumulated deficit	(65,208)		(a)

Total members' deficit	(59,509)
Stockholders' equity:
Common stock	—		(a)(b)			(g)(j)
Additional paid-in capital	—		(a)(b)(c)(d)			(g)(j)

Retained earnings (deficit)			(b)(c)(d)(e)(f)			(j)

Total stockholders' equity	—

Total liabilities, redeemable preferred members' interest, members' deficit and stockholders' equity	$30,229						$

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

SHUTTERSTOCK IMAGES LLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2011
(in thousands, except per share amounts)

	Actual	Pro forma adjustments for the Reorganization		Pro forma before Offering adjustments	Pro forma adjustments for the Offering	Pro forma as adjusted
Revenue	$120,271					$
Operating expenses:
Cost of revenue	45,504
Sales and marketing	31,929
Research and development	9,777
General and administrative	10,171		(h)(i)

Total operating expenses	97,381

Income from operations	22,890
Interest income	10

Income before income taxes	22,900
Provision for income taxes	1,036		(k)

Net income	$21,864					$

Pro forma as adjusted net income per share of common stock(l):
Basic						$
Diluted						$
Weighted average shares outstanding used to compute pro forma as adjusted net income per share of common stock:
Basic
Diluted

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

SHUTTERSTOCK IMAGES LLC
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the six months ended June 30, 2012
(in thousands, except per share amounts)

	Actual	Pro forma adjustments for the Reorganization		Pro forma before Offering adjustments	Pro forma adjustments for the Offering	Pro forma as adjusted
Revenue	$78,199					$
Operating expenses:
Cost of revenue	30,103
Sales and marketing	23,127
Research and development	7,070
General and administrative	7,895		(h)(i)

Total operating expenses	68,195

Income from operations	10,004
Interest income	5

Income before income taxes	10,009
Provision for income taxes	227		(k)

Net income	$9,782					$

Pro forma as adjusted net income per share of common stock(l):
Basic						$
Diluted						$
Weighted average shares outstanding used to compute pro forma as adjusted net income per share of common stock:
Basic
Diluted

See Notes to Unaudited Pro Forma Consolidated Financial Statements.

(a)
Represents the reclassification of the balances of all common members' and preferred members' interests to common stock and additional paid-in capital upon the Reorganization from a New York limited liability company to a Delaware corporation and recognition of a difference of $             million between the book value of the redeemable preferred interests and the fair value of shares issued as an adjustment to accumulated deficit in connection with the Reorganization.

(b)
Represents the reclassification of an executive officer's profits interest award classified as a liability from other non-current liabilities to common stock and additional paid-in capital and recognition of the difference of $             million between the carrying value of the liability and the fair value of the stock issued as an adjustment to accumulated deficit as a result of the exchange of this membership interest in the LLC for shares of the Company's stock in connection with the Reorganization. See Note 12 to our Consolidated Financial Statements included elsewhere in this prospectus.

(c)
Represents a balance sheet adjustment in the amount of $             million to accumulated deficit and additional paid-in capital related to the vesting of an equity award granted to one of our key employees based on the grant date fair value as a result of the exchange of this membership interest in the LLC for shares of the Company's stock in connection with the Reorganization. See Note 11 to our Consolidated Financial Statements included elsewhere in this prospectus.

(d)
Represents a balance sheet adjustment in the amount of $             million to accumulated deficit and additional paid-in capital related to the time-based vesting of grants under our VAR Plan that convert, pursuant to the Reorganization, into options to purchase shares of our common stock that are no longer subject to the change of control condition and vest going forward based on a service condition only, based on the grant date fair value of these awards. See Note 10 to our Consolidated Financial Statements included elsewhere in this prospectus for further description of the VAR Plan.

(e)
We will reorganize from a limited liability company to a Delaware C-corporation prior to the effectiveness of the registration statement of which this prospectus is a part. Prior to the Reorganization, the LLC was treated as a partnership and paid only city unincorporated business income tax. As a corporation, we will be responsible for the payment of all federal and state corporate income taxes in addition to city income tax. As a result, we recorded a net adjustment of $             million to accumulated deficit in connection with deferred tax assets and liabilities of $             million based on an assumed combined federal, state and city income tax rate of        % in connection with the Reorganization.

(f)
Represents a balance sheet adjustment of $             million to accumulated deficit and distribution payable to reflect distributions declared and paid after June 30, 2012 and prior to the Reorganization.

(g)
Represents the following transactions in connection with this offering: (i) sales of            shares of our common stock by us in this offering at an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us in connection with this offering; and (ii) reclassification of deferred offering costs from working capital and total assets to additional paid-in capital.

(h)
In the periods subsequent to the Reorganization, we will begin to incur compensation expense related to the vesting of grants made under our VAR Plan. The recurring compensation expense associated with the VAR Plan is $             million and $             million for the year ended December 31, 2011 and for the six months ended June 30, 2012, respectively. See Note 10 to our Consolidated Financial Statements included elsewhere in this prospectus.

(i)
Represents a recurring adjustment to the historical compensation charge of $             million and $             million for the year ended December 31, 2011 and for the six months ended June 30, 2012, respectively, associated with the vesting of the remaining equity award granted to an executive officer as a result of the modification of the original liability classified profits interest award in connection with the Reorganization based on the modification date fair value. See Note 12 to our Consolidated Financial Statements included elsewhere in this prospectus.

(j)
Represents an adjustment in the amount of $             million to retained earnings (deficit) and additional paid-in capital related to the accelerated vesting of 50% of the unvested portion of a profits interest award granted to an executive officer and the related issuance of shares of the Company's common stock in connection with this offering based on the modification date fair value. See Note 12 to our Consolidated Financial Statements included elsewhere in this prospectus.

(k)
Represents the following in connection with our Reorganization: (i) the tax effect of our reorganization from a limited liability company to a Delaware C-corporation, which will result in an incremental provision for income taxes as a corporation at an assumed combined federal, state and city income tax rate of        % and        % for the year ended December 31, 2011 and for the six months ended June 30, 2012, respectively; and (ii) the tax effect of the pro forma adjustments described above on the statement of operations.

(l)
For the purposes of the pro forma as adjusted basic net income per share of common stock calculations, we have assumed that the Reorganization and this offering took place as of January 1, 2011.

Pro forma as adjusted basic net income per share of common stock is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Pro forma as adjusted diluted net income per share of common stock is computed by dividing net income available to common stockholders by the sum of the weighted average shares of common stock outstanding plus dilutive shares of common stock for the period. Pro forma as adjusted basic and diluted shares of common stock also include an incremental number of shares representing the share equivalent of the dollar amount of the distributions declared and paid from July 1, 2011 through the date of the Reorganization, to the extent such distributions are in excess of earnings for the previous twelve months.

The basic and diluted pro forma as adjusted per share of common stock calculations are presented below (in thousands, except per share amounts). The diluted pro forma as adjusted per share of common stock calculation also assumes the conversion, exercise or issuance of all potential shares of common stock, unless the effect of inclusion would be anti-dilutive.

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
Basic and Diluted pro forma as adjusted net income per share of common stock
Numerator:
Net income	$	$
Denominator:
Weighted average shares of common stock outstanding—basic
Add: Incremental shares representing the share equivalent of the dollar amount of distributions that exceeded earnings for the previous twelve months
Weighted average shares of common stock outstanding—basic
Add: Additional shares arising from the assumed exercise of options and issuance of potentially dilutive unvested restricted shares of common stock

Weighted average shares of common stock outstanding—diluted
Pro forma as adjusted net income per share of common stock—basic	$	$

Pro forma as adjusted net income per share of common stock—diluted	$	$

The pro forma as adjusted basic net income per share of common stock reflects (i)              shares of common stock resulting from the reclassification of all common and preferred members' interests to shares of common stock, (ii)             shares of common stock upon the reclassification of the vested portion of the executive officer's profits interest award in connection with the Reorganization, the issuance of             shares of common stock resulting from the accelerated vesting of 50% of the unvested profits interest award in connection with this offering and the issuance of             shares of common stock resulting from the vesting of restricted equity awards post-Reorganization, (iii) the issuance of            shares of common stock resulting from the vesting of equity awards to one of our key employees in connection with the Reorganization, and (iv)             additional shares of common stock, which represents the share equivalent of the dollar amount of the distributions declared and paid from July 1, 2011 through the date of the Reorganization, to the extent such distributions are in excess of earnings for the previous twelve months. The pro forma as adjusted diluted net income per share of common stock reflects the dilution caused by the assumed exercise of stock options related to the VAR Plan and the issuance of potentially dilutive unvested restricted shares of common stock related to equity grants resulting from the modification of the profits interest award granted to an executive officer.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables set forth our selected consolidated financial and other data. We derived the selected consolidated statement of operations data for the years ended December 31, 2009, 2010 and 2011 and the selected consolidated balance sheet data as of December 31, 2010 and 2011, from our audited consolidated financial statements that are included elsewhere in this prospectus. We derived the selected consolidated statement of operations data for the six months ended June 30, 2011 and 2012 and the selected consolidated balance sheet data as of June 30, 2012, from our unaudited consolidated financial statements that are included elsewhere in this prospectus. We derived the consolidated statements of operations data for the years ended December 31, 2007 and 2008 and the balance sheet data as of December 31, 2007, 2008 and 2009 from our audited consolidated financial statements not included in this prospectus.

        The adjustments to the pro forma statements of operations data give effect to our corporate reorganization and related transactions as described in "Reorganization," and to this offering based on an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover page of this prospectus).

        You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements and related notes included elsewhere in this prospectus. Our historic results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,						Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011 Pro forma (unaudited)	2011	2012	2012 Pro forma
	(in thousands, except share and per share amounts)							(unaudited)
Consolidated Statements of Operations Data:
Revenue	$30,006	$52,744	$61,099	$82,973	$120,271	$	$54,387	$78,199	$
Operating expenses:
Cost of revenue	9,158	16,903	21,826	32,353	45,504		21,156	30,103
Sales and marketing	6,860	9,308	10,949	17,820	31,929		13,836	23,127
Research and development	1,023	1,120	2,361	4,591	9,777		4,255	7,070
General and administrative(1)	12,373	4,844	6,217	8,414	10,171		4,297	7,895

Total operating expenses	29,414	32,175	41,353	63,178	97,381		43,544	68,195

Income from operations	592	20,569	19,746	19,795	22,890		10,843	10,004
Interest income	1	18	5	19	10		7	5

Income before income taxes	593	20,587	19,751	19,814	22,900		10,850	10,009
Provision for income taxes(2)	402	942	909	876	1,036		462	227

Net income	$191	$19,645	$18,842	$18,938	$21,864	$	$10,388	$9,782	$

Pro forma as adjusted net income per share of common stock(3):
Basic (unaudited)						$			$
Diluted (unaudited)						$			$
Pro forma as adjusted weighted average shares used in computing net income per share of common stock(3):
Basic (unaudited)
Diluted (unaudited)

(1)
Includes non-cash compensation of $917, $2,032, $1,833, $1,114, $2,122 and $        for the years ended December 31, 2007, 2008, 2009, 2010, 2011 and 2011 pro forma and $791, $2,157 and $      for the six months ended June 30, 2011, 2012 and 2012

  pro forma, respectively. See pro forma notes (h) and (i) on pages 45 and 46 for a description of the pro forma non-cash equity compensation adjustments.

(2)
For 2009, 2010 and 2011, and the six months ended June 30, 2011 and 2012, we operated as a New York limited liability company for federal and state income tax purposes, taxed as a partnership, and therefore were not subject to federal and state income taxes. Following the Reorganization, we will become subject to income taxes at an assumed combined federal, state and city tax rate of        % and        % for the year ended December 31, 2011 and for the six months ended June 30, 2012, respectively. Such actual combined tax rate will depend on many factors and may be higher or lower than the assumed rate.

(3)
The pro forma as adjusted basic net income per share of common stock reflects (i) the reclassification of all common and preferred members' interests to shares of common stock, (ii) the issuance of            shares of common stock upon the reclassification of an executive officer's profits interest award from other non-current liabilities to common stock in connection with the Reorganization and the accelerated vesting of 50% of the unvested profits interest award granted to the executive officer in connection with this offering and vesting of restricted equity awards post-Reorganization, (iii) the issuance of            shares of common stock resulting from the vesting of equity awards to one of our key employees in connection with the Reorganization and (iv)             additional shares of common stock, which represents the share equivalent of the dollar amount of the distributions declared and paid from July 1, 2011 through the date of the Reorganization, to the extent such distributions are in excess of earnings for the previous twelve months. The pro forma as adjusted diluted net income per share of common stock reflects the dilution resulting from the issuance of            additional shares arising from assumed exercise of options and potentially dilutive restricted shares of common stock.

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
Other Financial and Operational Data:
Adjusted EBITDA (in thousands)(1)	$1,617	$22,782	$21,983	$21,783	$26,532	$12,258	$13,321
Free cash flow (in thousands)(2)	$11,298	$28,665	$26,399	$27,591	$36,095	$18,377	$16,053
Paid downloads (in millions) (during period)(3)	22.6	34.0	34.0	44.1	58.6	27.7	35.9
Revenue per download (during period)(4)	$1.33	$1.55	$1.80	$1.88	$2.05	$1.97	$2.18
Images in our library (in millions) (end of period)(5)	2.6	5.1	8.9	13.3	17.4	15.2	20.2

(1)
See "—Non-GAAP Financial Measures" below as to how we define and calculate Adjusted EBITDA and for a reconciliation between Adjusted EBITDA and net income, the most directly comparable GAAP financial measure and a discussion about the limitations of Adjusted EBITDA.

(2)
See "—Non-GAAP Financial Measures" below as to how we define and calculate Free Cash Flow and for a reconciliation between Free Cash Flow and net cash provided by operating activities, the most directly comparable GAAP financial measure and a discussion about the limitations of Free Cash Flow.

(3)
Paid downloads is the number of paid image downloads that our customers make during a given period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics—Paid Downloads" for more information as to how we define and calculate paid downloads.

(4)
Revenue per download is the amount of revenue recognized in a given period divided by the number of paid downloads in that period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics—Revenue per Download" for more information as to how we define and calculate paid revenue per download.

(5)
Images in our library is the total number of photographs, vectors and illustrations available to customers on shutterstock.com at the end of the period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics—Images in our Library" for more information as to how we define and calculate paid images in our library.

	As of December 31,					As of June 30,
	2007	2008	2009	2010	2011	2012
						(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,257	$975	$4,937	$6,544	$14,097	$15,042
Working capital (deficit)	(5,379)	(12,858)	(15,813)	(21,909)	(28,435)	(33,432)
Property and equipment, net	616	816	1,219	1,703	3,844	5,479
Total assets	2,773	3,384	11,067	13,863	24,855	30,229
Deferred revenue	5,202	9,723	14,259	19,631	28,451	33,626
Total liabilities	7,472	15,006	22,514	31,355	49,057	59,801
Redeemable preferred members' interest	32,758	34,539	36,218	36,811	33,725	29,937
Common members' interest	917	2,949	4,782	5,699	5,699	5,699
Total members' (deficit)	(37,457)	(46,161)	(47,665)	(54,303)	(57,927)	(59,509)

Non-GAAP Financial Measures

Adjusted EBITDA

        To provide investors with additional information regarding our financial results, we have disclosed within this prospectus Adjusted EBITDA, a non-GAAP financial measure. We define Adjusted EBITDA as income from operations before depreciation and amortization, non-cash equity-based compensation, interest and taxes.

        We believe Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our asset base (depreciation and amortization), non-cash equity-based compensation, interest and taxes.

        Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP as the excluded items may have significant effects on our operating results and financial condition. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results. Additionally, our Adjusted EBITDA measure may differ from other companies' Adjusted EBITDA as it is a non-GAAP disclosure.

        The following is a reconciliation of Adjusted EBITDA to net income for each of the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
Net Income	$191	$19,645	$18,842	$18,938	$21,864	$10,388	$9,782
Non-GAAP adjustments:
Depreciation and amortization	108	181	404	874	1,520	624	1,160
Non-cash equity-based compensation	917	2,032	1,833	1,114	2,122	791	2,157
Interest (income)	(1)	(18)	(5)	(19)	(10)	(7)	(5)
Provision for income taxes	402	942	909	876	1,036	462	227

Adjusted EBITDA	$1,617	$22,782	$21,983	$21,783	$26,532	$12,258	$13,321

Free Cash Flow

        To provide investors with additional information regarding our financial results, we have disclosed within this prospectus Free Cash Flow, a non-GAAP financial measure. We define Free Cash Flow as our cash provided by operating activities, adjusted for cash interest income, and subtracting capital expenditures. We believe that Free Cash Flow is an important measure of operating performance because it allows management, investors and others to evaluate the cash that we generate after the financing of projects required to maintain or expand our asset base. When evaluating our performance, you should consider Free Cash Flow alongside other financial performance measures, including various cash flow metrics, net income and our other GAAP results. Additionally, our Free Cash Flow measure may differ from other companies' Free Cash Flow as it is a non-GAAP disclosure.

        The following is a reconciliation of Free Cash Flow to net cash provided by operating activities for each of the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
	(in thousands)
Net cash provided by operating activities	$11,655	$29,064	$27,151	$28,726	$39,547	$19,938	$18,922
Interest income	1	18	5	19	10	7	5
Capital expenditures	(356)	(381)	(747)	(1,116)	(3,442)	(1,554)	(2,864)

Free cash flow	$11,298	$28,665	$26,399	$27,591	$36,095	$18,377	$16,053

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and related notes that are included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

Overview

        Shutterstock operates an industry-leading global marketplace for commercial digital imagery. Commercial digital imagery consists of licensed photographs, illustrations and videos that companies use in their visual communications, such as websites, digital and print marketing materials, corporate communications, books, publications and video content. Demand for commercial digital imagery comes primarily from businesses, marketing agencies and media organizations. We estimate that the market for pre-shot commercial digital imagery will grow to approximately $6 billion in 2016, based on a study conducted on our behalf by L.E.K. Consulting LLC, or L.E.K.

        Our global online marketplace brings together users of commercial digital imagery with image creators from around the world. More than 550,000 active, paying users contributed to revenue in 2011, representing an increase of 71% compared to the prior year. We have historically benefitted from a high degree of revenue retention from both subscription-based and On Demand customers. For example, in 2009, 2010 and 2011, we experienced year-to-year revenue retention of 82%, 96%, and 102%, respectively. This means that customers that contributed to revenue in 2010 contributed, in the aggregate, 102% as much revenue in 2011 as they did in 2010. More than 35,000 approved contributors make their images available in our library, which has grown to more than 20 million images. This makes our library one of the largest of its kind and, in the twelve months ended December 31, 2011, we delivered more than 58 million paid downloads (including both commercial and editorial images) to our customers. We believe that we delivered the highest volume of commercial image downloads in this period of any single brand in our industry.

        In 2003, we launched the initial version of our website and became one of the first companies in our industry to offer a simple subscription-based payment model. Since then, we have continually enhanced our platform, achieving key product development and business milestones that have driven our revenue and traffic growth:

  •
  In November 2005, we launched our first foreign language website, in Japanese. We currently make our website available in a total of ten languages and transact in eight currencies on shutterstock.com, including U.S. Dollars, Euros, British Pounds and Yen.

  •
  In February 2006, we began offering video footage in addition to our collection of still images.

  •
  In June 2007, we launched Shutterstock On The Red Carpet, a program that facilitates the acquisition of press passes for Shutterstock contributors so that they can photograph newsworthy events.

  •
  In August 2008, we launched an On Demand purchase option to better meet the needs of lower-volume image users.

  •
  In September 2009, we acquired certain assets and liabilities of Bigstockphoto, Inc., or Bigstock, for approximately $3.3 million in cash. Bigstock offers its customers the option of purchasing "credits," which are redeemed as images are downloaded. In 2011, Bigstock also began offering a Pay As You Go purchase option that allows customers to pay a fixed price as and when they download images.

  •
  In October 2009, we began offering each of our customers indemnification of up to $10,000 to cover legal costs or damages that may arise from their use of a Shutterstock image and to signal to customers that they can trust the quality and legal integrity of content they license through our marketplace. We subsequently began offering larger indemnification amounts or unlimited indemnification to certain of our customers.

  •
  In November 2011, we launched Shutterstock for iPad, an application enabling visitors to search, browse and organize images using an iPad.

        As an online marketplace, we generate revenue by selling image licenses and we pay royalties to contributors for each of their images that is downloaded. Approximately half of our revenue and the vast majority of our downloads come from subscription-based users. These customers can download and use a large number of images in their creative process without concern for the incremental cost of each image download. For users who need fewer images, we offer simple, affordable, On Demand pricing, which is presented as a flat rate across all images and sizes. Since the launch of our On Demand purchase options in 2008, revenue from our On Demand purchase options has increased as a percentage of our overall revenue and we expect that this trend will continue.

        Each time an image or video is downloaded, we record a royalty expense for the amount due to the associated contributor. Royalties are calculated using either a fixed dollar amount or a fixed percentage of revenue as described on our websites. Royalties are paid to contributors on a monthly basis subject to certain payout minimums. Royalties represent the largest component of our operating expenses and tend to increase proportionally with revenue.

        Our cost of revenue is substantially similar as a percentage of revenue for our On Demand and subscription-based purchase options. While contributors earn a fixed amount per download for some of our plans, we have set the per-download amount paid to our contributors for each of our purchase options in such a way that contributors earn more per download from plans where we collect higher revenue per download. In other words, we strive to deliver a similar percentage to contributors regardless of which purchase option a customer chooses. Cost of revenue for our On Demand purchase options has been slightly lower than that of our subscription-based options; however, this difference has historically represented less than 5% of revenue. As a result, we expect that any shifts in the relative popularity of these two purchase options will not substantially impact our cost of revenue.

        We manage customer acquisition costs based on the blended customer lifetime value across our purchase options and so we are able to control our marketing expenses as a percentage of revenue. As a result, we do not believe that shifts in the mix between On Demand or subscription-based purchase options will materially impact our operating margins. In addition, the repeat revenue characteristics of customers whose first purchase was a subscription-based purchase option are substantially similar to those whose first purchase was an On Demand purchase option.

        We have achieved significant growth in the last three years. Our total revenue has grown from $61.1 million in 2009 to $83.0 million in 2010 and $120.3 million in 2011, representing a compound annual growth rate of 40.3% since 2009. As our revenue has grown, so have our operating expenses, from $41.4 million in 2009 to $63.2 million in 2010 and $97.4 million in 2011, principally as a result of increased royalties, marketing costs and payroll expenses.

        An important driver of our growth is customer acquisition, which we achieve primarily through online marketing efforts including paid search, organic search, online display advertising, email marketing, affiliate marketing, social media and strategic partnerships. In 2010 and 2011, we increased our investments in marketing as a percentage of revenue. Since we believe the market for commercial digital imagery is at an early stage, we plan to continue to invest aggressively in customer acquisition to achieve revenue and market share growth. We believe that another important driver of growth is the quality of the user experience we provide on our websites, especially the efficiency with which our search interfaces and algorithms help customers find the images that they need, the degree to which we make use of the large quantity of data we collect about images and search patterns, and the degree to which our websites have been localized for international audiences. To this end, we have also invested aggressively in product development and we plan to continue to invest in this area. Finally, the quality and quantity of content that we make available in our library is another key driver of our growth. In the last three calendar years, the number of approved and licensable images in the Shutterstock library has grown from 9 million to over 20 million images to date, making it one of the largest libraries of its kind.

        Even as we have invested in our key growth drivers of customer acquisition, customer experience improvement and content acquisition, we have delivered strong profitability. In 2011, our net income was $21.9 million and net cash from operating activities was $39.5 million. In the same period, Adjusted EBITDA and Free Cash Flow was $26.5 million and $36.1 million, respectively. See "Selected Consolidated Financial Data—Non-GAAP Financial Measures."

Key Operating Metrics

        In addition to key financial metrics, we regularly review a number of key operating metrics to evaluate our business, determine the allocation of resources and make decisions regarding business strategies. We believe that these metrics are useful for understanding the underlying trends in our business. The following table summarizes our key operating metrics, which are unaudited, for the years ended December 31, 2009, 2010 and 2011 and for the six months ended June 30, 2011 and 2012:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in millions, except revenue per download)
Paid downloads (during period)	34.0	44.1	58.6	27.7	35.9
Revenue per download (during period)	$1.80	$1.88	$2.05	$1.97	$2.18
Images in our library (end of period)	8.9	13.3	17.4	15.2	20.2

Paid Downloads

        Measuring the number of paid downloads that our customers make in any given period is important because our revenue and contributor royalties are driven by paid download activity. For customers that choose our On Demand purchase options, each incremental download results in incremental recognition of revenue. For customers that choose our subscription purchase options, we do not recognize revenue from each incremental download, but we believe that download activity is an important measure of the value that a customer is getting from a subscription and the likelihood that he or she will renew. We define paid downloads as the number of downloads that our customers make in a given period of our photographs, vectors, illustrations or videos, excluding re-downloads of images that a customer has downloaded in the past (which do not generate contributor royalty expense) and downloads of our free image of the week (which we make available as a means of acquiring new customers and attracting existing customers to return to our websites more frequently).

Revenue per Download

        We define revenue per download as the amount of revenue recognized in a given period divided by the number of paid downloads in that period. This metric captures both changes in our pricing as well as the mix of purchase options that our customers choose, some of which generate more revenue per download than others. For example, when a customer pays $49.00 for five On Demand images, we earn more revenue per download ($9.80) than when a customer purchases a one-month subscription for $249.00 and downloads 100 images during the month ($2.49). Over the last three years, revenue from each of our purchase options has grown, however our fastest growing purchase options have been those that generate more revenue per download, most notably our On Demand purchase options. Due to this change in product mix, our revenue per download has increased steadily over the last three years.

Images in our Library

        We define images in our library as the total number of photographs, vectors and illustrations available to customers on shutterstock.com at any point in time. We record this metric as of the end of a period. Offering a large selection of images allows us to acquire and retain customers and, therefore, we believe that broadening our selection of high-quality images is an important driver of our revenue growth.

Basis of Presentation

Revenue

        We generate revenue by licensing commercial digital imagery. The significant majority of our revenue is generated via either subscription or On Demand purchase options. We generate subscription revenue through the sale of subscriptions varying in length from 30 days to 1 year. Our most popular subscription offering allows up to 25 image downloads per day for a flat monthly fee. In substantially all cases, we receive the full amount of the subscription payment by credit card at the time of sale; however, subscription revenue is recognized on a straight-line basis over the subscription period. We generate On Demand revenue through the sale of fixed packages of downloads varying in quantity from 1 image to 25 images. We also generate On Demand revenue through Bigstock via the sale of both credits plans (which enable a customer to purchase a fixed number of credits which can then be utilized to download images anytime within one year) and Pay As You Go pricing (which provides for simple cash pricing of individual images). We typically receive the full amount of the purchase at the time of sale; however, revenue is recognized as images are downloaded or when the right to download images expires (typically 365 days after purchase). We provide a number of other purchase options which together represented less than 8% of our revenue in 2011 and approximately 11% of our revenue for the six months ended June 30, 2012. These purchase options include custom accounts (for customers that need multi-seat access, invoicing, higher or unlimited indemnification or a higher volume of images) and video footage (which are sold both individually and in fixed packages). We typically receive the full amount of the purchase at the time of sale; however, revenue is recognized as images or videos are downloaded or when the right to download expires, typically 365 days after purchase. Some of our larger custom accounts are invoiced at or after the time of sale and pay us on credit terms. Some custom accounts pay in quarterly installments over the course of an annual commitment.

        Our deferred revenue consists of paid but unrecognized subscription revenue, On Demand revenue, and other revenue. Deferred revenue is recognized as revenue when images or videos are downloaded (On Demand), through the passage of time (subscriptions) or when credits or the right to download images or videos expire, and when all other revenue recognition criteria have been met.

Costs and Expenses

        Cost of Revenue.    Cost of revenue consists of royalties paid to contributors, credit card processing fees, image and video review costs, customer service expenses, the infrastructure costs related to maintaining our websites and associated employee compensation, facility costs and other supporting overhead costs. We expect that our cost of revenue will increase in absolute dollars in the foreseeable future as our revenue grows.

        Sales and Marketing.    Sales and marketing expenses include third-party marketing, advertising, branding, public relations and sales expenses. Sales and marketing expenses also include associated employee compensation, commissions and benefits as well as facility and other supporting overhead costs. We expect sales and marketing expenses to increase in absolute dollars in the foreseeable future as we continue to invest in new customer acquisition.

        Research and Development.    Research and development expenses consist of headcount expenses, including salaries, benefits and bonuses for salaried employees and contractors engaged in product management, design, development and testing of our websites and products. Research and development costs also include facility and other supporting overhead costs. We expense research and development expenses as incurred. We expect research and development expenses to increase in absolute dollars in the foreseeable future as we continue to invest in developing new products and enhancing the functionality of our existing products.

        General and Administrative.    General and administrative expenses include employee salaries and benefits for executive, finance, business development, accounting, legal, human resources, internal information technology and other administrative personnel. In addition, general and administrative expenses include non-cash stock compensation expense, outside legal and accounting services, facilities costs and other supporting overhead costs. We expect to incur incremental general and administrative expenses to support our growth and to support operating as a public company.

        Provision for Income Taxes.    Historically, we filed our income tax return as a New York limited liability company, for federal and state income tax purposes. As a limited liability company, we recognized no federal and state income taxes, as the members of the LLC, and not the entity itself, are subject to income tax on their allocated share of our earnings. Historically, we generally made monthly distributions to our members under the terms of the LLC's operating agreement, and subject to our operating cash needs. Once we reorganize from a limited liability company to a Delaware corporation prior to the effectiveness of the registration statement of which this prospectus is a part, our corporate income tax rate will increase significantly as we become subject to federal, state and additional city income tax. See Note 7 to our Consolidated Financial Statements and "Unaudited Pro Forma Consolidated Financial Statements" included elsewhere in this prospectus.

        We are subject to taxation on allocable portions of our net income and other taxes based on various methodologies employed by taxing authorities in certain localities.

        As we expand our operations outside of the United States, we may become subject to taxation based on the foreign statutory rates and our effective tax rate could fluctuate accordingly.

        Our U.S. GAAP income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted statutory income tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce net deferred tax assets to the amount expected to be realized.

Results of Operations

        The following table presents our results of operations for the periods indicated. The period-to-period comparisons of results are not necessarily indicative of results for future periods.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Consolidated Statement of Operations:
Revenue	$61,099	$82,973	$120,271	$54,387	$78,199
Operating expenses:
Cost of revenue	21,826	32,353	45,504	21,156	30,103
Sales and marketing	10,949	17,820	31,929	13,836	23,127
Research and development	2,361	4,591	9,777	4,255	7,070
General and administrative	6,217	8,414	10,171	4,297	7,895

Total operating expenses	41,353	63,178	97,381	43,544	68,195

Income from operations	19,746	19,795	22,890	10,843	10,004
Interest income	5	19	10	7	5

Income before income taxes	19,751	19,814	22,900	10,850	10,009
Provision for income taxes	909	876	1,036	462	227

Net income	$18,842	$18,938	$21,864	$10,388	$9,782

        The following table presents the components of our results of operations for the periods indicated as a percentage of revenue:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
Consolidated Statement of Operations as a Percentage of Revenue:
Revenue	100%	100%	100%	100%	100%
Operating expenses:
Cost of revenue	36	39	38	39	38
Sales and marketing	18	21	27	25	30
Research and development	4	6	8	8	9
General and administrative	10	10	8	8	10

Total operating expenses	68	76	81	80	87

Income from operations	32	24	19	20	13
Interest income	0	0	0	0	0

Income before income taxes	32	24	19	20	13
Provision for income taxes	1	1	1	1	0

Net income	31%	23%	18%	19%	13%

Comparison of the Six Months Ended June 30, 2011 and June 30, 2012

        The following table presents our results of operations for the periods indicated:

	Six Months Ended June 30,
	2011	2012	$ Change	% Change
	(in thousands)
Consolidated Statements of Operations Data:
Revenue	$54,387	$78,199	$23,812	44%
Operating expenses:
Cost of revenue	21,156	30,103	8,947	42
Sales and marketing	13,836	23,127	9,291	67
Research and development	4,255	7,070	2,815	66
General and administrative	4,297	7,895	3,598	84

Total operating expenses	43,544	68,195	24,651	57

Income from operations	10,843	10,004	(839)	(8)
Interest income	7	5	(2)	(29)

Income before income taxes	10,850	10,009	(841)	(8)
Provision for income taxes	462	227	(235)	(51)

Net income	$10,388	$9,782	$(606)	(6)%

Revenue

        Revenue increased by $23.8 million, or 44%, to $78.2 million in the six months ended June 30, 2012 compared to the same period in 2011. This increase in revenue was primarily attributable to growth in paid downloads and an increase in revenue per download. In the six months ended June 30, 2011 and 2012, respectively, we delivered 27.7 million and 35.9 million paid downloads, and our average revenue per download increased from $1.97 to $2.18. Paid downloads increased primarily due to the acquisition of new customers from our marketing strategies. Revenue per download increased primarily due to growth in our On Demand offerings, which capture a higher effective price per image. In the six months ended June 30, 2011 compared to the same period in 2012, revenue from North America increased from 33% to 35% while revenue from Europe decreased from 41% to 38% and revenue from the rest of the world increased from 26% to 27%.

Cost and Expenses

        Cost of Revenue.    Cost of revenue increased by $8.9 million, or 42%, to $30.1 million in the six months ended June 30, 2012 compared to the same period in 2011. Royalties increased $7.0 million, or 46%, driven by an increase in downloads from existing and new customers. We anticipate royalties growing in line with revenues for the remainder of 2012 and beyond, although royalties as a percentage of revenue may vary somewhat from period to period. Credit card charges remained flat as increasing card volume in the six months ended June 30, 2012 was offset by significantly lower credit card processing fees per transaction as we switched the majority of our credit card processing to a new vendor in May 2011. We anticipate credit card charges increasing for the remainder of 2012 and beyond as credit card transaction volume increases. Employee-related costs increased $0.7 million, or 56%, driven by increased headcount in customer service, content and website operations from 37 employees in the six months ended June 30, 2011 to 48 employees in the six months ended June 30, 2012 to support increased customer volume and a more robust website infrastructure.

        Sales and Marketing.    Sales and marketing expenses increased by $9.3 million, or 67%, to $23.1 million in the six months ended June 30, 2012 compared to the same period in 2011. Advertising expenses, the largest component of our sales and marketing expenses, accounted for approximately 78% of that increase, as such expenses increased by $7.2 million, or 65% as compared to the prior period, as a result of increased spending on both online and offline advertising, including spending on both search and display advertising globally. We anticipate that our global advertising spend will continue to increase significantly in absolute dollars for the remainder of 2012 and beyond, provided that we continue to acquire customers cost effectively. Employee-related expenses increased by $1.7 million, or 86%, driven by increases in sales and marketing headcount from 35 employees in the six months ended June 30, 2011 to 66 employees in the six months ended June 30, 2012 and increased sales commissions as a result of growing revenue from direct sales.

        Research and Development.    Research and development expenses increased by $2.8 million, or 66%, to $7.1 million in the six months ended June 30, 2012 compared to the same period in 2011. Employee-related costs increased by $1.7 million, or 57%, driven by headcount increases in product, engineering and quality assurance from 54 employees in the six months ended June 30, 2011 to 78 employees in the six months ended June 30, 2012. The increased headcount costs were driven by an increasing number of research and development initiatives for our websites, including significant and ongoing efforts to improve our search capabilities. We anticipate increases in personnel costs as we continue to innovate and offer new products and features, although we expect the rate of increase will decline as we expand our operations. In addition, consulting costs increased by $0.4 million primarily due to costs associated with quality assurance services.

        General and Administrative.    General and administrative expenses increased by $3.6 million, or 84%, to $7.9 million in the six months ended June 30, 2012 compared to the same period in 2011. Employee-related expenses increased by $0.5 million, or 31%, as we increased finance, legal, human resources, internal information technology and business intelligence personnel from 22 employees in the six months ended June 30, 2011 to 32 employees in the six months ended June 30, 2012 to support the growth in our revenue and the infrastructure necessary to operate as a public company. We anticipate headcount will increase for the remainder of 2012 and beyond but we expect that the rate of growth will moderate as we expand our operations. Professional fees increased by $1.0 million, or 304%, because of additional expenses associated with our preparation of this offering. Non-cash equity-based compensation expense increased by $1.4 million, or 173%, due to the ongoing vesting of a common member's ownership interest, as more fully described in Note 12 to our Consolidated Financial Statements included elsewhere in this prospectus.

        Income Taxes.    Income tax expense decreased by $0.2 million, or 51%, to $0.2 million in the six months ended June 30, 2012 compared to the same period in 2011 due to decreased New York City unincorporated business tax resulting from decreased taxable income.

Comparison of the Years Ended December 31, 2010 and December 31, 2011

        The following table presents our results of operations for the periods indicated:

	Year Ended December 31,
	2010	2011	$ Change	% Change
	(in thousands)
Consolidated Statements of Operations Data:
Revenue	$82,973	$120,271	$37,298	45%
Operating expenses:
Cost of revenue	32,353	45,504	13,151	41
Sales and marketing	17,820	31,929	14,109	79
Research and development	4,591	9,777	5,186	113
General and administrative	8,414	10,171	1,757	21

Total operating expenses	63,178	97,381	34,203	54

Income from operations	19,795	22,890	3,095	16
Interest income	19	10	(9)	(47)

Income before income taxes	19,814	22,900	3,086	16
Provision for income taxes	876	1,036	160	18

Net income	$18,938	$21,864	$2,926	15%

Revenue

        Revenue increased by $37.3 million, or 45%, to $120.3 million in 2011 compared to 2010. This increase in revenue was primarily attributable to growth in paid downloads and an increase in revenue per download. In 2010 and 2011, respectively, we delivered 44.1 million and 58.6 million paid downloads, and our average revenue per download increased from $1.88 to $2.05. Paid downloads increased primarily due to the acquisition of new customers. Revenue per download increased primarily due to growth in our On Demand offerings, which capture a higher effective price per image. From 2010 to 2011, revenue from North America remained unchanged at 34% while revenue from Europe decreased from 41% to 40% and revenue from the rest of the world increased from 25% to 26%.

Cost and Expenses

        Cost of Revenue.    Cost of revenue increased by $13.2 million, or 41%, to $45.5 million in 2011 compared to 2010. Royalties increased $10.8 million, or 47%, driven by an increase in downloads from existing and new customers. Credit card charges remained substantially unchanged at $5.1 million as increasing card volume in 2011 was offset by significantly lower credit card processing fees per transaction as we switched the majority of our credit card processing to a new vendor in 2011. Employee-related costs increased $1.1 million, or 60%, driven by increased headcount in customer service, content and website operations from 31 employees at year-end 2010 to 37 employees at year-end 2011 to support increased customer volume and a more robust website infrastructure.

        Sales and Marketing.    Sales and marketing expenses increased by $14.1 million, or 79%, to $31.9 million in 2011 compared to 2010. Advertising expenses, the largest component of our sales and marketing expenses, accounted for approximately 86% of that increase, as such expenses increased by $12.1 million, or 89%, as compared to the prior period, as a result of increased spending on both online and offline advertising, including spending on both search and display advertising globally. Employee-related expenses increased by $1.4 million, or 41%, driven by increases in sales and marketing headcount from 36 employees at year-end 2010 to 40 employees at year-end 2011 and increased sales commissions as a result of growing revenue from direct sales. These cost increases were partially offset by the closure of our telesales call center in Saratoga Springs, New York, which had expenses of $0.9 million in 2010.

        Research and Development.    Research and development expenses increased by $5.2 million, or 113%, to $9.8 million in 2011 compared to 2010. Employee-related costs increased by $3.3 million or 94%, driven by headcount increases in product, engineering and quality assurance from 33 employees at year-end 2010 to 63 employees at year-end 2011. The increased headcount costs were driven by an increasing number of research and development initiatives for our websites, including significant and ongoing efforts to improve our search capabilities. In addition, recruiting expenses increased by $0.6 million, and consulting costs increased by $0.5 million primarily due to costs associated with outsourced development and quality assurance services.

        General and Administrative.    General and administrative expenses increased by $1.8 million, or 21%, to $10.2 million in 2011 compared to 2010. Employee-related expenses increased by $1.3 million, or 67%, as we increased finance, legal, human resources, internal information technology and business intelligence personnel from 19 employees at year-end 2010 to 29 employees at year-end 2011 to support the growth in our revenue and the infrastructure necessary to operate as a public company. Non-cash equity-based compensation expense increased by $1.0 million, or 91%, due to the ongoing vesting of a common member's ownership interest, as more fully described in Note 11 to our Consolidated Financial Statements included elsewhere in this prospectus. In 2011, post-acquisition service compensation related to a former employee of Bigstock decreased by $0.6 million.

        Income Taxes.    Income tax expense increased by $0.2 million, or 18%, to $1.0 million in 2011 compared to 2010 due to increased New York City unincorporated business tax resulting from increased taxable income.

Comparison of the Years Ended December 31, 2009 and December 31, 2010

        The following table presents our results of operations for the periods indicated:

	Year Ended December 31,
	2009	2010	$ Change	% Change
	(in thousands)
Consolidated Statements of Operations Data:
Revenue	$61,099	$82,973	$21,874	36%
Operating expenses:
Cost of revenue	21,826	32,353	10,527	48
Sales and marketing	10,949	17,820	6,871	63
Research and development	2,361	4,591	2,230	94
General and administrative	6,217	8,414	2,197	35

Total operating expenses	41,353	63,178	21,825	53

Income from operations	19,746	19,795	49	0
Interest income	5	19	14	280

Income before income taxes	19,751	19,814	63	0
Provision for income taxes	909	876	(33)	(4)

Net income	$18,842	$18,938	$96	1%

Revenue

        Revenue increased by $21.9 million, or 36%, to $83.0 million in 2010 as compared to 2009. This increase in revenue was primarily attributable to growth in paid downloads and an increase in revenue per download. In 2009 and 2010, respectively, we delivered 34.0 million and 44.1 million paid downloads, and our average revenue per download increased from $1.80 to $1.88. Paid downloads increased primarily due to the acquisition of new customers. Revenue per download increased due to more rapid growth in our On Demand offerings, which have a higher effective price per image.

        From 2009 to 2010, the proportion of our revenue derived from North America decreased from 36% to 34%, while revenue derived from Europe decreased from 42% to 41%, and revenue derived from the rest of the world increased from 22% to 25%.

Cost and Expenses

        Cost of Revenue.    Cost of revenue in 2010 increased by $10.5 million, or 48%, to $32.4 million in 2010 as compared to 2009. This increase was primarily driven by an increase in downloads (with a corresponding increase in contributor royalties), an increase in transactions (with a corresponding increase in credit card processing fees) and an increase in employee-related costs. Contributor royalties increased by $6.7 million, or 41%, driven by an increase in image downloads. Credit card processing fees increased by $2.2 million, or 77%, driven by an increase in credit card sales and by foreign currency conversion fees as we implemented a new foreign credit card processor in early 2010 to enable settlement in foreign currencies. Employee-related costs increased by $0.8 million, or 82%, driven by increases in customer service, content and website operations headcount from 18 employees at year-end 2009 to 31. During 2010, we significantly expanded our focus on improving customer service response times, increasing capacity in content operations and improving our website operations for increased speed and improved reliability.

        Sales and Marketing.    Sales and marketing expenses increased by $6.9 million, or 63%, to $17.8 million in 2010 compared to 2009 due to a $5.3 million increase in advertising expenses and $1.5 million increase in employee-related costs driven by increases in marketing and sales headcount from 27 employees at year-end 2009 to 36 employees at year-end 2010. We increased our advertising investment by expanding our spending on online search engine marketing and banner advertising, which resulted in increased traffic to the site and increased customer purchases. We also increased the size and expertise of our marketing staff to improve our marketing strategy, online marketing, graphic design and copywriting.

        Research and Development.    Research and development expenses increased by $2.2 million, or 94%, to $4.6 million in 2010 compared to 2009 due primarily to a $2.0 million or 136% increase in employee-related costs, driven by increases in product, engineering and quality assurance headcount from 25 employees at year-end 2009 to 33 employees at year-end 2010. Beginning in the second half of 2009 and onwards, headcount began to increase significantly as we formed dedicated cross-functional teams for the various customer and contributor-facing website areas. The formation of these teams enabled us to significantly expand our research and development efforts, enabling improvements in areas such as site search, usability, conversion and retention.

        General and Administrative.    General and administrative expenses in 2010 increased by $2.2 million, or 35%, to $8.4 million in 2010 as compared to 2009 due primarily to a $1.4 million increase in employee-related expenses, driven by increases in finance, legal, human resource and internal information technology headcount from 10 employees at year-end 2009 to 19 employees at year-end 2010. We expanded our general and administrative staff significantly in 2010 as we expanded our finance and accounting department and added management, legal and human resource personnel to support the growth of our business.

        Income Taxes.    Income tax expense remained unchanged from 2009 to 2010, at $0.9 million, as New York City taxable income remained largely unchanged.

Quarterly Results of Operations

        The following tables set forth selected unaudited quarterly statements of operations data for the last ten fiscal quarters. The information for each of these quarters has been prepared on the same basis as the audited financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. This data should be read in conjunction with the audited financial statements and accompanying notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended
	Mar 31, 2010	Jun 30, 2010	Sep 30, 2010	Dec 31, 2010	Mar 31, 2011	Jun 30, 2011	Sep 30, 2011	Dec 31, 2011	Mar 31, 2012	Jun 30, 2012
	(in thousands)
Consolidated Statement of Operations Data:
Revenue	$18,610	$19,580	$20,920	$23,863	$25,475	$28,912	$31,156	$34,728	$37,574	$40,625
Operating expenses:
Cost of revenue	7,163	7,687	8,244	9,259	10,179	10,977	11,373	12,975	14,531	15,572
Sales and marketing	3,445	4,004	5,231	5,140	6,961	6,875	8,493	9,600	12,140	10,987
Research and development	914	1,121	1,199	1,357	1,887	2,368	2,811	2,711	3,520	3,550
General and administrative	2,024	2,261	1,933	2,196	2,012	2,285	2,539	3,335	3,589	4,306

Total operating expenses	13,546	15,073	16,607	17,952	21,039	22,505	25,216	28,621	33,780	34,415

Income from operations	5,064	4,507	4,313	5,911	4,436	6,407	5,940	6,107	3,794	6,210
Interest income	1	4	4	10	6	1	1	2	3	2

Income before income taxes	5,065	4,511	4,317	5,921	4,442	6,408	5,941	6,109	3,797	6,212
Provision for income taxes	224	199	191	262	189	273	253	321	86	141

Net income	$4,841	$4,312	$4,126	$5,659	$4,253	$6,135	$5,688	$5,788	3,711	6,071

Non-GAAP Financial Data:
Adjusted EBITDA(1)	$5,712	$5,168	$4,534	$6,369	$5,053	$7,205	$6,945	$7,329	$4,986	$8,335
Free cash flow(2)	$8,114	$5,877	$6,403	$7,197	$9,556	$8,819	$8,303	$9,416	$8,306	$7,747

(1)
See "Selected Consolidated Financial Data—Non-GAAP Financial Measures" as to how we define and calculate Adjusted EBITDA and a discussion about the limitations of Adjusted EBITDA, and see below for a reconciliation between Adjusted EBITDA and net income, the most directly comparable GAAP financial measure.

(2)
See "Selected Consolidated Financial Data—Non-GAAP Financial Measures" as to how we define and calculate Free Cash Flow and a discussion about the limitations of Free Cash Flow, and see below for a reconciliation between Free Cash Flow and net cash provided by operating activities, the most directly comparable GAAP financial measure.

        The following table presents the unaudited quarterly results of operations as a percentage of revenue:

	Three Months Ended
	Mar 31, 2010	Jun 30, 2010	Sep 30, 2010	Dec 31, 2010	Mar 31, 2011	Jun 30, 2011	Sep 30, 2011	Dec 31, 2011	Mar 31, 2012	Jun 30, 2012
	(as a percentage of revenue)
Consolidated Statement of Operations Data as a percentage of revenue:
Revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%
Operating expenses:
Cost of revenue	38	39	39	39	40	38	37	37	39	38
Sales and marketing	19	20	25	22	27	24	27	28	32	27
Research and development	5	6	6	6	7	8	9	8	9	9
General and administrative	11	12	9	9	8	8	8	10	10	11

Total operating expenses	73	77	79	76	82	78	81	83	90	85

Income from operations	27	23	21	24	18	22	19	17	10	15
Interest income	0	0	0	0	0	0	0	0	0	0

Income before income taxes	27	23	21	24	18	22	19	17	10	15
Provision for income taxes	1	1	1	1	1	1	1	1	0	0

Net income	26%	22%	20%	23%	17%	21%	18%	16%	10%	15%

	Three Months Ended
	Mar 31, 2010	Jun 30, 2010	Sep 30, 2010	Dec 31, 2010	Mar 31, 2011	Jun 30, 2011	Sep 30, 2011	Dec 31, 2011	Mar 31, 2012	Jun 30, 2012
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$4,841	$4,312	$4,126	$5,659	$4,253	$6,135	$5,688	$5,788	$3,711	$6,071
Non-GAAP adjustments:
Depreciation and amortization	190	203	221	260	288	336	407	489	528	632
Non-cash equity-based compensation	458	458	—	198	329	462	598	733	664	1,493
Interest (income)	(1)	(4)	(4)	(10)	(6)	(1)	(1)	(2)	(3)	(2)
Provision for income taxes	224	199	191	262	189	273	253	321	86	141

Adjusted EBITDA	$5,712	$5,168	$4,534	$6,369	$5,053	$7,205	$6,945	$7,329	$4,986	$8,335

	Three Months Ended
	Mar 31, 2010	Jun 30, 2010	Sep 30, 2010	Dec 31, 2010	Mar 31, 2011	Jun 30, 2011	Sep 30, 2011	Dec 31, 2011	Mar 31, 2012	Jun 30, 2012
	(in thousands)
Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$8,305	$6,047	$6,675	$7,699	$10,367	$9,571	$9,517	$10,093	$9,815	$9,107
Interest income	1	4	4	10	6	1	1	2	3	2
Capital expenditures	(190)	(166)	(268)	(492)	(805)	(749)	(1,213)	(675)	(1,506)	(1,358)

Free cash flow	$8,114	$5,877	$6,403	$7,197	$9,556	$8,821	$8,303	$9,416	$8,306	$7,747

Quarterly Trends

        Our operating results may fluctuate from quarter to quarter as a result of a variety of factors. Our results may reflect the effects of some seasonal trends in customer behavior. For example, we expect usage to decrease during the fourth quarter of each calendar year due to the year-end holiday season, and to increase in the first quarter of each calendar year as many customers return to work. While we believe these seasonal trends have affected and will continue to affect our quarterly results, our trajectory of rapid growth may have overshadowed these effects to date. Additionally, because a significant portion of our revenue is derived from repeat customers who have purchased subscription plans, our revenues tend to be smoother and less volatile than if we had no subscription-based customers.

        In addition, expenditures by customers tend to be discretionary in nature, reflecting overall economic conditions, the economic prospects of specific industries, budgeting constraints and buying patterns and a variety of other factors, many of which are outside our control. As a result of these and other factors, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

Liquidity and Capital Resources

        As of June 30, 2012, we had cash and cash equivalents of $15.0 million. Since inception, we have financed our operations primarily through cash flow generated from operations. Historically, our principal uses of cash have been funding our operations, capital expenditures and distributions to members. Immediately prior to the Reorganization, we will make a final distribution to members constituting approximately all of the cash generated from the LLC's operations since the last distribution to members and any other cash and cash equivalents on hand at the time of the distribution, other than any amounts received under the credit facility, as described below. Following the Reorganization, no further distributions to members will be made. Additionally, following the Reorganization, our tax rate and related tax payments will increase significantly as we become subject to federal, state and additional city income tax.

        As discussed in greater detail under "—Credit Facility" below, we expect to enter into a credit facility prior to our Reorganization. Following the final distribution to members described above, the borrowings from the credit facility will be used to fund the short-term capital needs of our operations until we generate additional cash flow from operations following this offering.

        We plan to finance our operations and capital expenses largely through our operations. Since our results of operations are sensitive to the level of competition we face, increased competition could adversely affect our liquidity and capital resources, both by reducing our revenues and our net income, as a result of reduced sales, reduced prices and increased promotional activities, among other factors, as well as by requiring us to spend cash on advertising and marketing in an effort to maintain or increase market share in the face of such competition. In addition, the advertising and marketing expenses used to maintain market share and support future revenues will be funded from current capital resources or from borrowings or equity financings. As a result, our ability to grow our business relying largely on funds from our operations is sensitive to competitive pressures and other risks relating to our liquidity or capital resources.

Credit Facility

        We expect to enter into a credit facility prior to our Reorganization. We plan to borrow approximately $10 million from the credit facility prior to the Reorganization and expect to have outstanding borrowings of approximately $10 million under the credit facility as of the effective date of the registration statement of which this prospectus is a part.

Sources of Funds

        We believe, based on our current operating plan, that our cash from operations following this offering, as well as borrowings under our credit facility, will be sufficient to meet our anticipated cash needs for at least the next 12 months.

Uses of Funds

        Capital Expenditures.    Consistent with previous periods, future capital expenditures will focus on acquiring additional servers and network connectivity hardware and software, and general corporate infrastructure. We anticipate capital expenditures of approximately $2 million for the remainder of 2012.

Historical Trends

        The following table summarizes our cash flow data for 2009, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
	(in thousands)
Net cash provided by operating activities	$27,151	$28,726	$39,547	$19,938	$18,922
Net cash (used in) investing activities	$(2,689)	$(1,219)	$(3,419)	$(1,546)	$(2,826)
Net cash (used in) financing activities(1)	$(20,500)	$(25,900)	$(28,575)	$(19,500)	$(15,151)

(1)
Comprised of distributions to LLC members. No further distributions to members will be made following the Reorganization.

Cash Flows

  Operating Activities

        Our primary source of cash from operating activities is cash collections from our customers. The substantial majority of our revenues are generated from credit card transactions and are typically settled within one to five business days. Our primary uses of cash for operating activities are for settlement of accounts payable to contributors, vendors and personnel-related expenditures.

        In the six months ended June 30, 2012, net cash provided by operating activities was $18.9 million, a decrease of 5% compared to the same period in 2011, including net income of $9.8 million and non-cash compensation of $2.2 million. Cash inflows from changes in operating assets and liabilities included an increase in deferred revenue of $5.2 million, primarily related to an increase in both subscription and On Demand revenue. Accounts payable and other operating liabilities increased by $2.4 million as trade payables grew in both average size and volume and payroll costs increased due to headcount expansion. Contributor royalties payable increased by $1.1 million due to increasing royalty expenses generated by increased customer download activity.

        In the six months ended June 30, 2011, net cash provided by operating activities was $19.9 million, an increase of 39% compared to the same period in 2010, including net income of $10.4 million and non-cash compensation of $0.8 million. Cash inflows from changes in operating assets and liabilities included an increase in deferred revenue of $6.2 million, primarily related to an increase in both subscription and On Demand revenue. Accounts payable and other operating liabilities increased by $2.3 million as trade payables grew in both average size and volume and payroll costs increased due to headcount expansion. Contributor royalties payable increased by $0.8 million due to increasing royalty expenses generated by increased customer download activity.

        In 2011, net cash provided by operating activities was $39.5 million, an increase of 38% compared to 2010, including net income of $21.9 million and non-cash compensation of $2.1 million. Cash inflows from changes in operating assets and liabilities included an increase in deferred revenue of $8.8 million, primarily related to an increase in both subscription and On Demand revenue. Accounts payable increased by $5.7 million as trade payables grew in both average size and volume. Additionally, we changed the payment date of our annual performance bonuses and the payment date of a significant trade payable, which together accounted for $2.9 million of the increase. Contributor royalties payable increased by $1.3 million due to increasing royalty expenses generated by increased customer download activity.

        In 2010, net cash provided by operating activities was $28.7 million, an increase of 6% compared to 2009, including net income of $18.9 million and non-cash compensation of $1.1 million. Cash inflows from changes in operating assets and liabilities included an increase in deferred revenue of $5.4 million primarily related to an increase in revenue, and an increase in contributor royalties payable of $1.1 million due to increased royalty expenses generated by increased customer download activity.

        In 2009, net cash provided by operating activities was $27.2 million, a decrease of 7% compared to 2008, including net income of $18.8 million and non-cash compensation of $1.8 million. Cash inflows from changes in operating assets and liabilities included an increase in deferred revenue of $3.9 million primarily related to an increase in revenue and an increase in contributor royalties payable of $0.5 million due to increased royalty expenses generated by increased customer download activity.

  Investing Activities

        Our investing activities have consisted primarily of capital expenditures to purchase software and equipment related to our data centers, as well as capitalization of software and website development costs. In 2009, investing cash flows also included cash used in the acquisition of Bigstock.

        Cash used in investing activities in the six months ended June 30, 2012 and 2011 was $2.8 million and $1.5 million, respectively, consisting entirely of capital expenditures, primarily for server and office equipment.

        Cash used in investing activities in 2011 was $3.4 million, primarily consisting of capital expenditures, primarily for server equipment, office equipment and capitalized website development costs.

        Cash used in investing activities in 2010 was $1.2 million, primarily consisting of capital expenditures, primarily for server and office equipment.

        Cash used in investing activities in 2009 was $2.7 million, consisting of capital expenditures of $0.7 million, primarily for server equipment and office equipment, and $1.9 million net cash paid ($3.3 million gross cash paid less $1.4 million cash acquired) for certain acquired assets and liabilities of Bigstock.

  Financing Activities

        We have historically made monthly distributions to our members typically equaling the cash in excess of that required for general working capital. In connection with the Reorganization, these distributions will cease, with the exception of a final distribution to members immediately prior to the Reorganization. Prior to the final distribution to members, we intend to put a credit facility in place, which will be used to fund our operations prior to the receipt of the proceeds from this offering and until additional cash flow from operations has been generated following this offering.

        In the six months ended June 30, 2012 and 2011, and the years ended December 31, 2011, 2010 and 2009, cash used in financing activities consisted of $15.2 million, $19.5 million, $28.6 million, $25.9 million and $20.5 million, respectively, of distributions to members.

Contractual Obligations and Commitments

        We lease office facilities in New York, New York, under operating lease agreements that expire from 2013 to 2015. Certain lease agreements provide for rental payments that increase on a graduated basis while other lease agreements provide for fixed rental payments over the lease terms. We recognize rent expense on a straight-line basis over the lease periods. We also have various co-location agreements with third-party hosting facilities that expire in 2012 and 2013. We anticipate leasing additional office space and increasing our co-location facilities, consistent with our historical business model. We do not have any debt or material capital lease obligations, and our property, equipment and software have been purchased primarily with cash. Our future minimum payments under non-cancelable operating leases and purchase obligations are as follows as of December 31, 2011:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
	(in thousands)
Operating lease obligations	$2,653	$1,074	$1,397	$182	$—
Co-location obligations	462	264	198	—	—
Purchase obligations	1,664	1,490	174	—	$—

Total	$4,779	$2,828	$1,769	$182	$—

        We expanded our office facilities in our current location effective March 21, 2012 under an operating lease agreement that expires in November 2013. Additionally, we expanded our co-location agreements with third-party hosting facilities due to our business growth and entered into a new software license agreement to accommodate our business growth, which agreements expire in 2013 and 2014. With respect to these commitments entered into in the six months ended June 30, 2012, the incremental increase in our less than one year contractual obligations and commitments was offset by fewer commitment obligations and remained flat and our one to three year contractual obligations and commitments had an incremental increase of $0.3 million. We also enter into contractual arrangements under which we agree to provide indemnification of varying scope and terms to customers with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements for damages directly attributable to a breach by us. We are not responsible for any damages, costs, or losses arising as a result of the modifications made by the customer, or the context in which an image is used. The standard maximum aggregate obligation and liability to any one customer for all claims is limited to $10,000. We offer certain of our customers greater levels of indemnification, including unlimited indemnification. We have experienced nominal losses to date as a result of the indemnification we offer and, as such, our reserves for indemnification-related losses are also nominal. We believe that we have the appropriate insurance coverage in place to adequately cover such indemnification obligations, if necessary.

Off-Balance Sheet Arrangements

        As of December 31, 2009, 2010 and 2011, and as of June 30, 2012, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

        Our financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. We evaluate our significant estimates on an ongoing basis, including, but not limited to, estimates related to goodwill, intangibles, equity-based compensation, income tax provisions and certain non-income tax accruals. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

        We believe that the assumptions and estimates associated with our revenue recognition, allowance for doubtful accounts, stock based compensation, accounting for income taxes, goodwill and intangible assets and advertising costs have the greatest potential impact on our financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

Emerging Growth Company

        Section 107 of the JOBS Act provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. However, we are choosing to opt out of any extended transition period, and as a result we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Revenue Recognition

        All revenue, net of refunds, is generated from the license of digital content through subscription or usage based purchase options. These purchase options include: subscription, On Demand, Pay As You Go, which was introduced in July 2011, and credit packs. We recognize revenue when the following four basic criteria are met: there is persuasive evidence of an arrangement; performance or delivery of services has occurred; the sales price is fixed or determinable; and collectability is reasonably assured. We consider persuasive evidence of an arrangement to be an electronic order form, or a signed contract, which contains the fixed pricing terms. Performance or delivery is considered to have occurred upon either the ratable passage of time over the contract period, a usage basis or upon the expiration of a contract period for which there are unused downloads or credits. Collectability is reasonably assured since substantially all of our customers purchase products by making electronic payments at the time of a transaction with a credit card. We established a chargeback allowance based on factors surrounding historical credit card chargeback trends and other information. As of December 31, 2010 and 2011, and June 30, 2012, we recorded a chargeback allowance of $0.1 million as of each period, which is included in other liabilities. Collectability is assessed for customers who pay on credit based on a credit evaluation for new customers and transaction history with existing customers. We established a bad debt allowance of $0.3 million as of December 31, 2011 and June 30, 2012. There was no need for a bad debt allowance as of December 31, 2010. Any cash received in advance of revenue recognition is recorded as deferred revenue.

        Subscription plans range in length from thirty days to one year. Subscription plan revenues are recognized on a straight-line basis using a daily convention method over the plan term. On Demand plans are for a one-year term and permit the customer to download up to a fixed quantity of images. On Demand revenues are recognized at the time the customer downloads the digital content on an image by image basis. Revenue related to unused image downloads, if any, is recognized in full at the end of the plan term. Pay As You Go plans provide for individual image downloads. We recognize revenue as the customer downloads images. Credit-pack plans are for a one-year term and provide for the customer to purchase a fixed number of credits which can then be utilized to download images. The number of credits utilized for each download will depend on the image size and format. Credit-pack revenues are recognized based on customer usage on a per credit basis as images are downloaded. Revenue related to unused credits, if any, is recognized in full at the end of the plan term. Most plans automatically renew at the end of the plan term unless the customer elects not to renew. We recognize revenues from our four types of plans on a gross basis in accordance with the authoritative guidance on principal agent considerations, as we are the primary obligor in the arrangement, we have latitude in establishing the product's price, we perform a detailed review of the digital content before accepting it into our library to ensure it is of high quality before it may be purchased by our customers, we can reject contributor's images in our sole discretion and we have credit risk.

        Customers typically pay in advance (or upon commencement of term) via credit card, wire or check. Fees paid or invoiced in advance are deferred and recognized as described above. Customers that do not pay in advance are invoiced and are required to make payment under standard credit terms. We do not generally offer refunds or the right of return to our customers. There are situations in which a customer may receive a refund which is determined on a case-by-case basis. As we grow our direct sales and custom accounts revenue, a larger percentage of our revenue will be invoiced and collected on credit terms.

        We also license digital content to customers through third party resellers. We contract with third party resellers around the world to access markets where we do not have a significant presence. Third party resellers sell our products directly to end-user customers and remit a fixed amount to us based on the type of plan sold. The terms of the reseller program indicate that the third party reseller is the primary obligor to the end-user customer and bears the risks and rewards as principal in the transaction. In assessing whether our revenue should be reported on a gross or net basis with respect to our reseller program, we followed the authoritative guidance in ASC 605-45 Principal Agent Considerations. We recognize revenue on a net basis in accordance with the type of plan sold, consistent with the plan descriptions above. We generally do not offer refunds or the right of return to resellers.

Allowance for Doubtful Accounts

        Our accounts receivable are customer obligations due under normal trade terms, carried at their face value less an allowance for doubtful accounts if required. We determine our allowance for doubtful accounts based on the evaluation of the aging of our accounts receivable and on a customer-by-customer analysis of our high-risk customers. Our reserves contemplate our historical loss rate on receivables, specific customer situations and the economic environments in which we operate. As of December 31, 2010, we determined there was no allowance needed. As of December 31, 2011 and June 30, 2012, we recorded an allowance for doubtful accounts of $0.3 million for both periods.

Equity-Based Compensation

        Since June 7, 2007, we have been organized as a limited liability company. Beginning in 2011, we granted equity rights similar to options under our VAR Plan. Such VAR grants have an exercise price, a vesting period and an expiration date, in addition to other terms similar to typical equity option grant terms. For the purposes of this registration statement and the compensation disclosures in particular, the terms VAR and option will both be referred to as "grants." The VAR grants are subject to a time-based vesting requirement and a condition that a change of control occur for a payment to trigger with respect to the VAR grants. In connection with the Reorganization, the VAR grants will be exchanged for options to purchase shares of common stock of Shutterstock, Inc. with only a time-based vesting requirement, which will be granted pursuant to our 2012 Omnibus Equity Incentive Plan.

        We measure and recognize equity-based compensation expense for all equity-based payment awards made to employees based on estimated fair values. The value portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. For awards with a change of control condition, an evaluation is made at the grant date and future periods as to the likelihood of the condition being met. Compensation expense is adjusted in future periods for subsequent changes in the expected outcome of the change of control conditions until the vesting date. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of grants. The determination of the grant date fair value of grants using an option-pricing model is affected by our estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of our common stock, our expected stock price volatility over the expected term of the options, stock option exercise and cancellation behaviors, risk-free interest rates, and expected dividends, which are estimated as follows:

  •
  Fair Value of Our Common Stock.  Because our stock is not publicly traded, we must estimate the fair value of common stock, as discussed in "Common Stock Valuations" below.

  •
  Expected Term.  The expected term was estimated using the simplified method allowed under SEC guidance.

  •
  Volatility.  As we do not have a trading history for our common stock, the expected stock price volatility for our common stock was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the stock option grants. Industry peers consist of several public companies similar in size, stage of life cycle and financial leverage. We did not rely on implied volatilities of traded options in our industry peers' common stock because the volume of activity was relatively low. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock share price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

  •
  Risk-free Interest Rate.  The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

  •
  Dividend Yield.  Prior to this offering, while we were structured as a limited liability company, we historically paid cash dividends or distributions to our members. Once we complete this offering, we do not intend to pay cash dividends or distributions in the foreseeable future. Consequently, we used an expected dividend yield of zero.

If any of the assumptions used in the Black-Scholes model changes significantly, stock-based compensation for future awards may differ materially compared with the awards granted previously.

        The following table presents the weighted average assumptions used to estimate the fair value of grants during 2011 and for the six months ended June 30, 2012:

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
Expected term (in years)	5.5–6.6	5.2–5.8
Volatility	44%– 47%	49%
Risk-free interest rate	1.4%–2.9%	1.0%–1.6%
Dividend yield	0%	0%

        Based upon an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), the aggregate intrinsic value of outstanding options to purchase shares of our common stock as of June 30, 2012 was $             million, of which $             million related to vested options and $             million to unvested options.

  Common Stock Valuations

        The fair value of the common stock underlying our grants was determined by our board of managers (referred to herein as our board of directors) or the compensation committee of our board of directors, which intended all grants to be exercisable at a price per share not less than the per share fair market value of our common stock underlying those grants on the date of grant. The valuation of our common stock on each grant date was determined by our board of directors in part based on independent third-party valuations effective as of August 17, 2010, February 18, 2011, December 15, 2011, April 15, 2012 and June 15, 2012 and also based on the significant experience of our board of directors in valuing private companies, as well as the board of directors' knowledge of the financial performance and potential performance of the Company. The assumptions used in the third party valuations were based in part on future expectations of our business, including financial projections, combined with management's estimates of other factors that might impact our future financial performance. Following our decision to consider an initial public offering, the third-party valuation reports also took into account the Company's potential value upon an initial public offering. In the absence of a public trading market, our board of directors, with input from management and following a review of such valuation reports, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each grant as well as the appropriate exercise price, including the following factors:

  •
  our operating and financial performance;

  •
  current business conditions and projections;

  •
  the hiring of key personnel;

  •
  our history and the introduction of new functionality and services and expanded product offerings;

  •
  our stage of development;

  •
  the likelihood of achieving a liquidity event for the shares of common stock underlying these stock options, such as an initial public offering, given prevailing market conditions;

  •
  any adjustment necessary to recognize a lack of marketability for our common stock;

  •
  the market performance of comparable publicly traded companies;

  •
  the U.S. and global capital market conditions; and

  •
  the independent third party valuations.

        We made grants with the following exercise prices between January 1, 2010 and the date of this prospectus:

Grant Dates	Number of Shares Underlying Grants	Exercise Price Per Share	Common Stock Fair Value Per Share at Grant Date
November 2010(1)	75,000	$12.50	$9.32
April 2011	485,750	14.17	11.33
June 2011	285,000	15.00	11.33
July 2011	55,000	15.00	11.33
August 2011	40,000	15.00	11.33
October 2011	157,500	16.00	11.33
December 2011	272,250	17.00	16.67
March 2012	151,500	17.50	16.67
April 2012	20,000	17.50	16.67
May 8-28, 2012	104,750	18.67	18.67
May 30, 2012	1,000	18.67	18.67
June 4-11, 2012	4,250	18.67	18.67
June 18-25, 2012	30,000	20.00	20.00

(1)
Initial grant issued as a profits interest prior to the institution of the VAR Plan. Such interest was converted to a VAR grant with pre-existing terms upon creation of the VAR Plan in April 2011.

        In order to determine the fair value of our common stock underlying option grants, we first determined our business enterprise value, or BEV, and then allocated a portion of the BEV to each option grant with the assistance of our third party valuation specialist. Our BEV was estimated using the income approach using the discounted cash flow method, or DCF. We also considered the market-based approach using the comparable company method to check the reasonableness of the DCF value. The DCF method estimates enterprise value based on the estimated present value of future net cash flows the business is expected to generate over a forecasted period and an estimate of the present value of cash flows beyond that period, which is referred to as terminal value. The estimated present value is calculated using a discount rate known as the weighted average cost of capital, which accounts for the time value of money and the appropriate degree of risks inherent in the business. The market-based approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. These multiples are then applied to our financial metrics to derive a range of indicated values. Our indicated BEV at each valuation date was allocated to the shares of common stock. Estimates of the volatility of our common stock were based on available information on the volatility of common stock of comparable, publicly traded companies.

        The third-party valuations effective as of August 17, 2010, February 18, 2011, December 15, 2011, April 15, 2012 and June 15, 2012 all valued our business as a going concern using the discounted cash flow method and considered the comparable company method to check the reasonableness of the determined value, all as set forth in greater detail in the preceding paragraph. The discount rate used in each third-party valuation was 15% and was determined to be equal to an estimate of our weighted average cost of capital, or "WACC," using the CAPM approach. The third-party valuation effective as of December 15, 2011 also considered our potential value upon an initial public offering, subject to discounts relating to initial public offering trends in related industries and the projected timing of this offering. To calculate the value of our business as of December 15, 2011, the third-party valuation assigned a 60% weight to our discounted cash flow valuation and a 40% weight to the valuation based on what we believed our potential initial public offering value would be. The potential initial public offering value was weighted lower than the discounted cash flow value based on the following: (a) at the valuation date, we had yet to issue any audited financials; (b) at the valuation date, it was uncertain when we would file our initial registration statement on Form S-1 with the SEC in anticipation of an offering and (c) general market conditions for initial public offerings. Similarly, the third-party valuation effective as of April 15, 2012 and June 15, 2012 considered our potential value upon an initial public offering, subject to a discount relating to the projected timing of this offering. To calculate the value of our business as of April 15, 2012, the third-party valuation assigned a 25% weight to our discounted cash flow valuation, a 35% weight to our guideline company method valuation and a 40% weight to our potential initial public offering value. The valuation based on our potential initial public offering value was weighted lower than the collective discounted cash flow and guideline company value based on the following: (a) at the valuation date, we had yet to issue any audited financials; (b) at the valuation date, it was uncertain when we would file our initial registration statement on Form S-1 with the SEC in anticipation of our initial public offering and (c) general market conditions for initial public offerings. To calculate the value of our business as of June 15, 2012, the third-party valuation assigned a 10% weight to our discounted cash flow valuation, a 20% weight to our guideline company method valuation and a 70% weight to our potential initial public offering value. The weight assigned to our potential initial public offering value increased by 30% in the June 15, 2012 valuation as a result of our issuance of audited financials and the filing of our initial registration statement on Form S-1 with the SEC, which demonstrated an increased probability of an initial public offering.

        Significant factors considered by our board of directors in determining the fair value of our common stock and exercise price at each grant date include:

        November 2010.    Based on a review of our key financial and business information and developments, the introduction of new functionality and certain key operating metrics, as well as the hiring of our President and Chief Operating Officer, and continued growth in our customer base and revenue, our board of directors established, based on its own independent determination, the fair market value to be $9.32 per share effective for the grants made in November 2010 and, consistent with the desire of the board of directors at that time to grant options with a per share exercise price at a premium to fair market value on the date of grant, approved grants with an exercise price of $12.50 per share. Our board of directors did not consider the probability of completing an initial public offering, completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        April 2011.    A third party valuation commissioned by us, effective as of February 18, 2011, determined the fair market value to be $11.33 per share. Based on a review of our key financial and business information and developments, including the introduction of new functionality and certain key operating metrics, as well as the hiring of our Chief Technology Officer, continued growth in our customer base and revenue, and growth in our image library, our board of directors determined that no event had occurred subsequent to the date of the February 18, 2011 valuation report that would materially affect the value of the Company as set forth in such valuation. Notwithstanding such determination, our board of directors also determined that it would be appropriate to have an exercise price that exceeded fair market value as an equitable adjustment with respect to grants made to prior grant recipients and, therefore, approved grants in April 2011 with an exercise price of $14.17 per share. Our board of directors did not consider the probability of completing an initial public offering, completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        June-August 2011.    Based on the valuation effective as of February 18, 2011 that deemed fair market value to be $11.33 per share and a review of our key financial and business information and developments, including the introduction of new functionality and certain key operating metrics, as well as the hiring of key management including our Chief Financial Officer, continued growth in our customer base and revenue, the growth in our image library, and the commencement of initial discussions regarding a potential initial public offering, our board of directors determined that no event had occurred subsequent to the date of the February 18, 2011 valuation report that would materially affect the value of the Company as set forth in such valuation. Notwithstanding such determination, our board of directors also determined that it would be appropriate to have an exercise price that exceeded fair market value as an equitable adjustment with respect to prior grants based on the same valuation and, therefore, approved grants in the period of June-August 2011 with an exercise price of $15.00 per share. Our board of directors did not consider the probability of completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        October 2011.    Based on the valuation effective as of February 18, 2011 that deemed fair market value to be $11.33 per share a review of our key financial and business information and developments, including the introduction of new functionality and certain key operating metrics, as well as the continued growth in our revenue and customer base, the initial release of our first mobile application, initial efforts to prepare for a potential initial public offering, our board of directors determined that no event had occurred subsequent to the date of the February 18, 2011 valuation report that would materially affect the value of the Company as set forth in such valuation. Notwithstanding such determination, our board of directors also determined that it would be appropriate to have an exercise price that exceeded fair market value as an equitable adjustment with respect to prior grants based on the same valuation and, therefore, approved grants with an exercise price of $16.00 per share. No precise weighting was assigned to the probability of completing an initial public offering, as preparations were at a preliminary stage. Our board of directors did not consider the probability of completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        December 2011.    Based on the valuation effective as of February 18, 2011 that deemed fair market value to be $11.33 per share and a review of our key financial and business information and developments, particularly the introduction of new functionality and certain key operating metrics, as well as the achievement of our 2011 financial plan and the continued expansion of our customer base and revenue, and significant progress we made in our preparations for an initial public offering, our board of directors established, based on its own independent determination, the fair market value to be $16.67 per share effective for the grants made in December 2011 and, consistent with the desire of the board of directors at the time to grant options with a per share exercise price at a premium to fair market value on the date of grant, approved grants with an exercise price of $17.00 per share. No precise weighting was assigned to the probability of completing an initial public offering, as preparations were at a preliminary stage. Our board of directors did not consider the probability of completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        March-April 2012.    Based on the valuation effective as of December 15, 2011 that deemed fair market value to be $16.67 per share and a review of our key financial and business information and developments, including the introduction of new functionality and certain key operating metrics, as well as the continued growth in our revenue and customer base, an analysis of market value of competitors, and the expansion of our board of directors with the addition of four independent members, and progress we made in our preparations for an initial public offering, our board of directors determined that no event had occurred subsequent to the date of the December 15, 2011 valuation report that would materially affect the value of the Company as set forth in such valuation. Notwithstanding such determination, our board of directors also determined that it would be appropriate to have an exercise price that exceeded fair market value as an equitable adjustment with respect to prior grants based on the same valuation and, therefore, approved grants with an exercise price of $17.50 per share. Our board of directors did not consider the probability of completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        May 8-28, 2012.    In connection with the grants made between May 8 and May 28, 2012, we received a draft valuation report, to be effective as of April 15, 2012, with a fair market value determination of $18.67 per share, which we expected to be finalized shortly thereafter. On each grant date between May 8 and May 28, 2012, our board of directors, based on that valuation report, determined the fair market value to be $18.67 per share. Our board of directors determined not to grant VARs with an exercise price that exceeded fair market value, and, therefore, approved grants with an exercise price of $18.67 per share. Our board of directors did not consider the probability of completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        May 30, 2012.    Based on the valuation effective as of April 15, 2012 that determined fair market value to be $18.67 per share and a review of our key financial and business information and developments, including the introduction of new functionality and certain key operating metrics, as well as the continued growth in our revenue and customer base, and the filing of our registration statement for our initial public offering, our board of directors determined that no event had occurred subsequent to the date of the April 15, 2012 valuation report that would materially affect the value of the Company as set forth in such valuation. Our board of directors determined not to grant VARs with an exercise price that exceeded fair market value, and, therefore, approved grants with an exercise price of $18.67 per share. Our board of directors did not consider the probability of completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        June 4-11, 2012.    Based on the valuation effective as of April 15, 2012 that determined fair market value to be $18.67 per share and a review of our key financial and business information and developments, including the introduction of new functionality and certain key operating metrics, as well as the continued growth in our revenue and customer base, our board of directors determined that no event had occurred subsequent to the date of the April 15, 2012 valuation report that would materially affect the value of the Company as set forth in such valuation. Our board of directors determined not to grant VARs with an exercise price that exceeded fair market value, and, therefore, approved grants with an exercise price of $18.67 per share. Our board of directors did not consider the probability of completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term.

        June 18-25, 2012.    On May 30, 2012, the Company authorized grants with an exercise price of $18.67 to two individuals who had not yet commenced employment, with such grants to be effective upon their respective employment start dates. Based on the valuation effective as of June 15, 2012 that determined fair market value to be $20.00 per share and a review of our key financial and business information and developments, including the introduction of new functionality and certain key operating metrics, as well as the continued growth in our revenue and customer base, our board of directors has determined that on the respective employment start dates of June 18, 2012 and June 25, 2012 for the two employees, the fair market value per share of our common stock was $20.00. Our board of directors did not consider the probability of completing a sale or merger or completing a dissolution or liquidation when determining the fair value and exercise price, as those scenarios were not considered likely in the near term. We are in the process of taking action to increase the per share exercise price for each of these grants to $20.00.

Accounting for Income Taxes

        Historically, we filed our income tax returns as a limited liability company, and were taxed as a partnership for federal and state income tax purposes. We plan to reorganize from a limited liability company to a Delaware corporation prior to the effectiveness of the registration statement of which this prospectus is a part. We currently recognize no federal and state income taxes, as the members of the LLC, and not our company itself, are subject to income tax on their allocated share of our earnings. We are subject to taxation on allocable portions of independent net income and other taxes based on various methodologies employed by taxing authorities in certain localities. We generally make monthly distributions to our members under the terms of the LLC's operating agreement, subject to our operating cash needs.

        We account for unrecognized tax benefits using a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. We record an income tax liability, if any, for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on our tax returns. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. During each of the years ended December 31, 2009 and 2010, and the six months ended June 30, 2011, respectively, liabilities for unrecognized income tax benefits was $0. During the year ended December 31, 2011 and the six months ended June 30, 2012, we recorded an unrecognized income tax liability in the amount of $0.1 million.

        We recognize interest accrued related to unrecognized tax benefits in interest expense and tax penalties in income tax expense in the consolidated statements of operations. We did not accrue or pay any interest or penalties related to unrecognized income tax benefits for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

        As a result of the Reorganization, our earnings will be subject to federal, state and additional city income taxes at a combined statutory rate of approximately        %. The actual combined rate will depend on many factors and may be much higher or lower than this assumed rate. However, we will no longer be subject to the New York City unincorporated business tax. See Note 7 to our Consolidated Financial Statements included elsewhere in this prospectus.

        We are subject to requirements for non-income taxes, including payroll, value added and sales-based taxes. Where appropriate, we have made accruals for these matters, which are reflected in our consolidated financial statements.

Goodwill and Intangible Assets

        Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but are instead tested for impairment at least annually on October 1 of each fiscal year or more frequently if events occur or circumstances exist that indicate that the fair value of a reporting unit may be below its carrying value. Goodwill has been allocated to our reporting units, for the purposes of preparing our impairment analyses, based on a specific identification basis. In September 2011, the FASB issued authoritative guidance which gives entities the option of performing a qualitative assessment of goodwill prior to calculating the fair value of a reporting unit in "step 1" of the goodwill impairment test. If entities determine, on the basis of qualitative factors, that the fair value of a reporting unit is more likely than not less than the carrying amount, the two-step impairment test is required to be performed. We adopted this newly issued authoritative guidance effective October 1, 2011. Among the factors included in our qualitative assessment as of October 1, 2011 were general economic conditions and the competitive environment, actual and expected financial performance, including consideration of our revenue growth and improved operating results year-over-year, forward-looking business measurements, external market conditions, and other relevant entity-specific events. Based on the results of the qualitative assessment as of October 1, 2011, we concluded that it is more likely than not that the fair value of its reporting unit is more than its carrying amount, and therefore performance of the two-step quantitative impairment test was not necessary.

        Based on a combination of factors that occurred in the second quarter of 2012 within our Bigstockphoto, Inc., or Bigstock, reporting unit, primarily a change in financial projections and business strategy including the re-allocation of certain technology-related personnel to a different reporting unit and a shift in marketing strategy, management concluded that a triggering event had occurred indicating potential impairment in the Bigstock reporting unit, and accordingly performed a step 1 impairment test as of June 30, 2012 based on ASC 350, Intangibles—Goodwill and Other. We estimated the fair value of the reporting unit using a discounted cash flow projection (also referred to as the income approach). The income approach uses a reporting unit's projection of estimated future operating results and cash flows discounted to a net present value. Significant assumptions we utilized in the income approach included estimated weighted-average cost of capital from a market participant point of view, projected revenues and operating expenditures which take into account expected operating margin efficiencies gained through cost reduction strategies, projected capital expenditures, and projected working capital changes. The projections are based on management's best estimates of economic and market conditions over the projected period. We base our fair value estimates on assumptions we believe to be reasonable, but which are unpredictable and inherently uncertain. Future changes to the projected financial information or other significant assumptions including the weighted-average cost of capital could have a negative result on the Bigstock reporting unit's fair value. As a result of performing the step 1 test for goodwill impairment, management concluded that the fair value of the Bigstock reporting unit exceeded the carrying value. Therefore, there was no requirement to perform step 2 of the analysis and it was concluded that there was no impairment of goodwill for the Bigstock reporting unit. If the current fair value estimate declined by as much as 20%, the estimated fair value of the Bigstock reporting unit would still exceed the carrying value. There were no impairments of goodwill in any of the periods presented in the consolidated financial statements. Long-lived assets held in the Bigstock reporting unit were also tested for recoverability and no impairment was identified.

Advertising Costs

        We expense the cost of advertising and promoting our products as incurred. The majority of our advertising costs are related to search engine marketing and other online advertising and, to a lesser extent, tradeshow participation, print, advertising, affiliate marketing and general branding and market awareness efforts.

Internal Control Over Financial Reporting

        In connection with the audit of our financial statements as of and for the year ended December 31, 2011, we and our independent registered public accounting firm identified a material weakness in internal control over financial reporting with respect to our tax compliance process. Specifically, it was determined that we did not have adequate procedures and controls to appropriately comply with, and account for, certain non-income tax regulations. These non-income tax issues related to underpayment of international consumption tax, sales and use tax and royalty withholdings compliance. A material weakness is defined as a significant deficiency, or a combination of significant deficiencies, that results in a reasonable possibility that a material misstatement of our financial statements will not be prevented by our internal control over financial reporting. A significant deficiency means a control deficiency, or a combination of control deficiencies, that adversely affects our ability to initiate, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of our financial statements that is more than inconsequential will not be prevented or detected by our internal control over financial reporting.

        We are working to remediate the material weakness. We have begun taking numerous steps and plan to take additional steps to remediate the underlying causes of the material weakness, primarily through a search for a tax specialist and updating our systems in order to collect the necessary data and taxes to comply with our required tax compliance processes. We intend to hire a tax specialist with the appropriate knowledge and ability to fulfill our obligation to comply with the accounting and reporting requirements applicable to public companies. The actions that we are taking are subject to ongoing senior management review, as well as audit committee oversight. Although we plan to complete this remediation process as quickly as possible, we cannot at this time estimate how long it will take, and our initiatives may not prove to be successful in remediating this material weakness. If we are unable to successfully remediate this material weakness, it could harm our operating results, cause us to fail to meet our SEC reporting obligations or applicable stock exchange listing requirements on a timely basis, cause our stock price to be adversely affected or result in inaccurate financial reporting or material misstatements in our annual or interim financial statements.

Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risks in the ordinary course of our business, including risks related to interest rate fluctuation, foreign currency exchange rate fluctuation and inflation.

Interest Rate Fluctuation Risk

        Our cash and cash equivalents consist of cash and money market accounts. We do not have long-term borrowings. The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio's fair value is not particularly sensitive to interest rate changes. We determined that the nominal difference in basis points for investing our cash and cash equivalents in longer-term investments did not warrant a change in our investment strategy. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives. A change in market interest rates would not be expected to have a material impact on our financial condition or our results of operations.

Foreign Currency Exchange Risk

        Revenues derived from customers residing outside North America as a percentage of total revenue was approximately 65% in each of 2009, 2010 and 2011, and in the six months ended June 30, 2011 and 2012. Our sales to international customers are denominated in multiple currencies, including but not limited to the U.S. Dollar, the Euro, the British Pound and the Yen. Revenue denominated in foreign currencies as a percentage of total revenue was approximately 35% in each of 2009, 2010 and 2011 and in the six months ended June 30, 2011 and 2012. We have foreign currency risks related to foreign-currency denominated revenues. All amounts owed and paid to our foreign contributors are denominated and paid in U.S. Dollars. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. Dollars, will negatively affect our revenue and other operating results as expressed in U.S. Dollars. Based on our 2011 and six months ended June 30, 2012 foreign currency denominated revenue, a 10% change in the exchange rate of the U.S. Dollar against all foreign currency denominated revenues would result in an approximately 4% and 3% impact on our revenue, respectively.

        Because we have determined our functional currency to be the U.S. Dollar, we have not experienced material fluctuations in our net income as a result of translation gains or losses. During 2009, 2010 and 2011 and in the six months ended June 30, 2011 and 2012, our foreign currency transaction gains and losses were immaterial. At this time we do not, but we may in the future, enter into derivatives or other financial instruments in order to hedge our foreign currency exchange risk. It is difficult to predict the impact hedging activities would have on our results of operations.

Inflation Risk

        We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Recently Issued and Adopted Accounting Pronouncements

        On May 12, 2011, the Financial Accounting Standards Board ("FASB") issued amended authoritative guidance covering fair value measurements and disclosures. The amended guidance includes provisions for (1) the application of concepts of "highest and best use" and "valuation premises", (2) an option to measure groups of offsetting assets and liabilities on a net basis, (3) incorporation of certain premiums and discounts in fair value measurements, and (4) measurement of the fair value of certain instruments classified in shareholders' equity. The amended guidance is effective for interim and annual periods beginning after December 15, 2011. We adopted this authoritative guidance effective January 1, 2012. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        In December 2011, the FASB amended its guidance for disclosures about offsetting assets and liabilities. This guidance is intended to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position. This includes the effect or potential effect of rights of setoff associated with an entity's recognized assets and recognized liabilities within the scope of this update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply this amendment for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. This guidance relates specifically to disclosures and its adoption is not expected to have a material impact on our consolidated financial statements.

        In September 2011, the FASB amended its guidance for performance of goodwill impairment testing in order to simplify how entities test goodwill for impairment. The amendment allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If a greater than 50 percent likelihood exists that the fair value is less than the carrying amount then the two-step goodwill impairment test must be performed. The guidance provided by this update becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, but early adoption is permitted. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. We adopted the authoritative guidance effective October 1, 2011 and applied the guidance to the annual goodwill impairment assessment during the fourth quarter of 2011. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        In June 2011, the FASB amended its guidance on the presentation of comprehensive income, which is effective for annual reporting periods beginning after December 15, 2011. In December 2011, the FASB deferred the requirement to present components of reclassifications of other comprehensive income on the face of the income statement that had previously been included in the June 2011 amended standard. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of this guidance did not have a material impact on our consolidated financial statements as we currently do not have components of comprehensive income and, as a result, the Company's net income is equal to its comprehensive income.

        In May 2011, the FASB amended its guidance to converge fair value measurement and disclosure requirements in U.S. GAAP with International Financial Reporting Standards, or IFRS. This amendment addresses fair value measurement and disclosure requirements for the purpose of providing consistency and common meaning between U.S. GAAP and IFRS. This amendment is not intended to change the application of the requirements but primarily changes the wording to describe many of the requirements in U.S. GAAP for measuring fair value or for disclosing information about fair value measurements. This guidance is effective for periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        In February 2010, the FASB issued amended guidance on certain recognition and disclosure requirements for subsequent events. The amended guidance requires an entity that is a filer with the SEC to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption of this standard did not have a material impact on our consolidated financial statements.

        In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, we adopted this in 2010, except for the additional Level 3 requirements, which were adopted in 2011. Level 3 assets and liabilities are those whose fair market value inputs are unobservable and reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. The adoption of this guidance did not have a material impact on our consolidated financial statements.

        Other accounting standards that have been issued or proposed by the FASB and SEC and/or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

BUSINESS

Overview

        Shutterstock operates an industry-leading global marketplace for commercial digital imagery. Commercial digital imagery consists of licensed photographs, illustrations and videos that companies use in their visual communications, such as websites, digital and print marketing materials, corporate communications, books, publications and video content. Demand for commercial digital imagery comes primarily from businesses, marketing agencies and media organizations. We estimate that the market for pre-shot commercial digital imagery will grow to approximately $6 billion in 2016, based on a study conducted on our behalf by L.E.K. There has been a significant increase in the demand for commercial digital imagery as rapid technological advances have reduced the cost and effort required to create, license and use images. Our global online marketplace brings together users of commercial digital imagery with image creators from around the world. More than 550,000 active, paying users contributed to revenue in 2011, representing an increase of 71% compared to the prior year. More than 35,000 approved contributors make their images available in our library, which has grown to more than 20 million images. This makes our library one of the largest of its kind, and, in the twelve months ended December 31, 2011, we delivered more than 58 million paid downloads (including both commercial and editorial images) to our customers. We believe that we delivered the highest volume of commercial image downloads in this period of any single brand in our industry.

        Our online marketplace provides a freely searchable library of commercial digital images that our users can pay to license, download and incorporate into their work. We compensate image contributors for each of their images that is downloaded. This marketplace model allows us to offer users a disruptive, low-cost and easy-to-use alternative to the time-consuming and expensive traditional methods of obtaining commercial imagery. It enables millions of small and medium-sized businesses, or SMBs, to affordably access commercial digital images, and allows larger enterprises and media agencies to more easily and efficiently satisfy their increasing image needs.

        We are the beneficiaries of significant network effects. As we have grown, our broadening audience of paying users has attracted more images from contributors. This increased selection of images has in turn helped to attract more paying users. The success of this network effect is facilitated by the trust that users place in Shutterstock to maintain the integrity of our branded marketplace. Every contributor in our marketplace and every image we make available must pass our proprietary screening process and meet our standards of quality. In addition, and unlike the significant majority of free images available online, our rigorous vetting process enables us to provide confidence and indemnification to our users that the images in our library have been appropriately licensed for commercial or editorial use.

        We make image licensing affordable, simple and easy in order to encourage a high volume of purchases and downloads. Our customers' average cost per image is less than $3.00. We are a pioneer of the subscription-based usage model in our industry, whereby subscribers can download and use a large number of images in their creative process without concern for the incremental cost of each download. A significant majority of our downloads come from subscription-based users, who contribute approximately half of our revenue. We also offer simple and easy-to-use On Demand purchase options for users with less consistent needs. As a result of our simple and affordable licensing models, we believe that we achieved the highest volume of commercial image downloads of any single brand in our industry in 2011. In addition to driving revenue, this high volume of download activity allows us to continually improve the quality and accuracy of our search algorithms, as well as to encourage the creation of new content to meet our users' needs.

        Our revenue is diversified and predictable. More than 550,000 customers from more than 150 countries contributed to our revenue in 2011, with no single customer accounting for more than 1% of our revenue. We have historically benefitted from a high degree of revenue retention from both subscription-based and On Demand customers. For example, in 2009, 2010 and 2011, we experienced year-to-year revenue retention of 82%, 96%, and 102%, respectively. This means that customers that contributed to revenue in 2010 contributed, in the aggregate, 102% as much revenue in 2011 as they did in 2010. Customers typically pay us upfront and then use their downloads in a predictable pattern over time, which results in favorable cash flow characteristics and has historically added predictability and stability to our financial performance.

        We have achieved significant growth since our marketplace was launched in 2003. In 2010 and 2011, we generated revenue of $83.0 million and $120.3 million, respectively, representing year-over-year growth of 35.8% and 45.0%, respectively. In 2010 and 2011, we generated Adjusted EBITDA of $21.8 million and $26.5 million, respectively, and Free Cash Flow of $27.6 million and $36.1 million, respectively. See "Summary Consolidated Historical and Unaudited Pro Forma Financial Data—Non-GAAP Financial Measures." In 2010 and 2011, our net income was $18.9 million and $21.9 million, respectively. We are a global business; in 2011, 34% of our revenue came from North America, and 66% came from the rest of the world.

Industry Overview: Commercial Digital Imagery

        Images help businesses to communicate. Companies invest in imagery for the same reasons they invest in marketing, advertising and media production: to increase the impact, engagement and differentiation of their communications. From the smallest start-ups to the largest multinationals, companies pay to license photographs, videos and illustrations for use in print and digital marketing materials, corporate communications, external and internal websites, social networking sites, mobile applications, games and video. Imagery is also widely used in publishing books, eBooks, magazines and news articles. The demand for paid imagery in a commercial context comes primarily from:

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  Businesses:  Large corporations, small and medium-sized businesses and sole proprietorships that have marketing, communications and design needs;

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  Marketing Agencies:  Creative service providers such as advertising agencies, media agencies, graphic design firms, web design firms and freelance design professionals; and

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  Media Organizations:  Creators of print and digital content, from large publishers and broadcast companies to professional bloggers.

        These professional users of imagery are extremely selective about where they source their images; images must be of high quality and must fulfill the licensing obligations necessary for use in a commercial context. In order to meet these requirements, commercial digital imagery is typically either specially commissioned or licensed from pre-shot image libraries. Pre-shot images are not created for a single, specific purpose at a user's expense; rather they are catalogued for review and selection by a range of potential users. Pre-shot images are generally considered a more affordable, less time-intensive substitute for commissioned imagery.

        We estimate that the market for pre-shot commercial imagery was approximately $4 billion in 2011 and that it will grow to approximately $6 billion by 2016, based on a study conducted on our behalf in August 2012 by L.E.K. Within this market, L.E.K. defined three segments: the "traditional stock photography" segment, the "stock photography marketplace" segment and all other commercial digital imagery. The traditional segment is characterized by higher-touch customer relationships, negotiated image prices, and groups of professional photographers who create images exclusively for one agency, often on a salaried basis. The stock photography marketplace segment is characterized by self-serve ecommerce with simple, inexpensive licensing options and a large number of contributors from around the world. The remaining segment is comprised of all other commercial digital imagery, including stock illustrations, vectors, video, templates and fonts. Shutterstock has traditionally participated in the stock photography marketplace segment along with the market for other commercial digital imagery, including stock illustrations, vectors and video. L.E.K. estimates that the stock photography marketplace segment along with the market for all other commercial digital imagery will grow 15-20% annually to a total of more than $3.5 billion in 2016. In the same period, L.E.K. estimates that the traditional segment will remain stable at approximately $2.3 billion.

        As the quality, quantity and awareness of pre-shot image licensing options continue to increase over time, we believe that pre-shot images will satisfy an increasing portion of the demand for custom commercial photography, which L.E.K. estimates to be a $7 billion market in 2016.

        Since imagery is often a component of an advertising campaign or media production, the demand for commercial digital imagery is largely driven by the global marketing and publishing industries. In 2011, more than $466 billion was spent in the global advertising industry and $379 billion in the global publishing industry (including books, newspapers and magazines), according to Zenith Optimedia and IBISWorld, respectively. We believe that disruptive technological trends are expanding the role of commercial digital imagery within these industries and driving growth in the demand and supply of images.

Disruptive Growth in Demand for Commercial Digital Imagery

        Today, businesses are increasing their use of visual communications because the tools of communication and creativity are becoming easier and less expensive to use. For example, in the last five years, the number of public websites has grown 43% annually to more than 670 million, according to Netcraft. We expect this growth to continue. According to BIA/Kelsey, more than 32% of small and medium-sized U.S. businesses, or SMBs, surveyed do not yet have a website. As technology continues to democratize visual communication, we believe that more and more customers will come into the market for commercial digital imagery.

        In addition to growth in the number of customers that can make use of licensed imagery, trends in the type and frequency of visual communications that customers produce are driving increased image demand per customer. For example, in addition to operating commercial websites, more businesses are using image-rich digital marketing and communication channels, including email marketing, blogging, digital video and display advertisements; BIA/Kelsey estimates that SMB advertising spend on online digital media will increase from $5.4 billion in 2010 to $16.6 billion in 2015, representing a compound annual growth rate of 25%. Since commercial digital imagery is one of several important components of online digital media, we anticipate that SMBs will increase their spend on commercial digital imagery as well; the visual and engaging forms of communication that they will seek to create will require more images per communication and more frequent communications per customer. Given the growing volume of images necessary to effectively communicate online, we believe that SMBs will be particularly likely to prefer efficient and affordable sources of commercial imagery.

        The historical expense and complexity of procuring high-quality imagery once meant that it was affordable only for the largest of businesses. A commissioned shoot often cost thousands of dollars, while traditional pre-shot photos still typically cost hundreds of dollars. Today, the rapidly increasing availability of low-cost, commercial-quality digital imagery through online marketplaces is allowing businesses of all sizes to quickly search for, find, and download affordable visual content under simple licensing models. This has made it economically viable for millions of SMBs to use commercial digital images for the first time, and allows larger enterprises and media agencies to more easily and affordably satisfy their increasing demand for images.

        The growth in image demand for use in print and web communications is being compounded by trends in mobile and tablet internet browsing. Just as traditional broadband penetration enabled bandwidth-intensive media like images to become increasingly popular on the internet, so is the spread of mobile broadband driving images and video to become increasingly common elements of the mobile web. Mobile devices are becoming increasingly visual, with high-resolution screens and touch interfaces that are driving an expectation of higher quality and more visually compelling mobile content. As trends in mobile and tablet internet usage continue to drive demand for rich visual user experiences, we believe that there will be a resulting increase in demand for commercial digital imagery.

Disruptive Low-Cost Supply of Commercial Digital Imagery

        Over the last several years there has been a dramatic increase in the number of people equipped to create high-quality digital imagery. Only a few years ago, the industry for commercial images relied on a small group of professionals who owned expensive equipment and could afford to pay high image development costs. Now, there are millions of professionals, semi-professionals and hobbyists who are able to capture, store and display high-quality digital images. With the proliferation of camera phones, social media and mobile broadband, people around the world are becoming increasingly accustomed to creating and consuming compelling imagery.

        This change is being driven by rapid technological advances that are making the tools of creative production affordable to a much larger group of people. Most notably, affordable, high-quality digital cameras and video cameras are rapidly achieving mainstream adoption. For example, in 2010 more than 11.2 million digital SLR cameras were sold globally. Many were sold for less than $500, whereas the first digital SLR camera was not available until 1991 and cost more than $24,000. These digital cameras eliminate the marginal cost of image capture, which increases the number of images created per photographer. The editing and enhancing of digital images is seeing similar democratization; high-performance photo and video editing software is increasingly becoming easy and affordable enough to be used by non-professional photographers and videographers. In addition, the growing availability of broadband internet access around the world has made it easier for professionals and non-professionals to upload and deliver commercial-quality digital imagery to those who would pay to license it.

        While substantially all commercial digital photographs that are consumed today have been created using a digital SLR camera, the image quality produced by smartphone cameras continues to improve. As advances in mobile photography continue to be introduced by smartphone manufacturers, we expect that the number of individuals equipped to create commercial digital imagery will continue to grow.

Increased Importance of Online Marketplaces

        With the emergence of millions of new users and millions of new potential contributors, the global market for commercial digital imagery has become increasingly fragmented in both supply and demand. Online marketplaces for imagery use the disruptive power of the internet to enable these highly fragmented groups to interact with each other commercially; they encourage image submissions from hundreds of thousands of contributors around the world and then match the growing demand for commercial images with this increasingly available supply. The digital economics of online marketplaces enable affordable pricing that allows small and medium-sized businesses to participate in the market, and provide existing image buyers an alternative to the expensive and time-consuming processes of working with traditional image agencies or of commissioning custom images. By providing easy access to a wide range of low-cost, high-quality licensed images, and at the same time providing marketing, distribution and payment services for digital image creators, online marketplaces are becoming the centerpiece of a new dynamic in the market for commercial imagery.

Challenges in the Market for Commercial Digital Imagery

Challenges for Users

        Even with the advent of websites capable of sourcing and providing commercial digital imagery, a large number of challenges remain for users:

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  Limited selection.  Many websites lack the broad and up-to-date content library required to satisfy the extensive variety of searches for digital imagery, themselves a reflection of the myriad requirements of business communications across industries and geographies.

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  Difficulty in finding images quickly.  Websites that do have a broad range of images often lack sophisticated tagging, search functionality and algorithms that enable users to find relevant images efficiently. An increased pace of image usage by customers means that many users of commercial imagery are under pressure to find a greater number of high-quality images faster.

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  High price.  Traditional image agencies that have migrated online typically charge more than $100 per high resolution image. Commissioning a custom image is even more expensive, often costing thousands or tens of thousands of dollars.

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  Complex pricing.  On many websites, image prices can vary widely depending on criteria such as image size, file format, intended use, download frequency and type of contributor. Furthermore, many sites denominate the price of their images in "credits" rather than cash pricing, making it difficult for users to evaluate how much they will actually pay for a given image. These complexities interfere with the creative process, adding an additional dimension beyond image relevance for users to consider during their image search process.

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  Lack of commercial quality.  Many websites and search engines, particularly those that host and display images for free, lack effective processes to ensure that images are of acceptable quality for use in a commercial setting; in other words, it can be difficult to find images with adequate aesthetic value that also have suitable technical qualities, including sufficient resolution, focus, lighting and composition.

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  Need for appropriate licensing and legal protection.  Complex copyright laws govern the use of images in a commercial context. Typically, images that are available for free online are not appropriately licensed for commercial use. Most websites that host and display images for free are not able to provide the trusted licensing assurances that come from closely evaluating all images that they make available. For example, most of these websites do not require a model release to be uploaded with each image that depicts a person. The need for appropriate image licensing has become more acute as the software to identify non-compliant imagery on the internet has become increasingly sophisticated, facilitating the monitoring of intellectual property rights. A growing number of users of commercial imagery require legal protections or indemnification from their content providers regarding proper licensing.

Challenges for Contributors

        Creators of commercial digital imagery face significant obstacles to distributing their images to a large audience, discovering the kinds of content that customers demand, and monetizing their work efficiently, including:

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  Limited distribution and marketing reach.  Many digital image creators lack the resources to promote their content to the millions of individuals around the world who may be willing to pay for their images. Even if a contributor posts images on the web, it is expensive and difficult to generate meaningful traffic to the contributor's own website, especially when the content that a single contributor can offer represents a small fraction of the types of images a user might need.

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  Lack of ecommerce capabilities.  Many digital image creators lack the resources to establish the sophisticated, global ecommerce capabilities necessary to maximize their earnings. This is particularly true with respect to handling foreign languages, multiple currencies, diverse payment methods, customer support and fraud prevention.

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  Cumbersome upload, tagging and approval processes.  Contributors want to be able to upload and tag images quickly, easily and intuitively. Approval speed can also be important to a contributor, particularly for newsworthy or time-sensitive imagery.

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  Inadequate feedback, tools and information.  Digital image creators want to provide the content that users demand, but often lack the proper data, analytics and feedback to know what kind of content will sell well. Many websites do not provide adequate tools or lack sufficient volume of user data to be able to help contributors manage their portfolio or improve the commercial relevance of the images they produce.

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  Absence of community.  As social media and social networks continue to evolve, digital image creators are increasingly seeking specialized online communities where they can learn from their peers and take satisfaction in sharing their work.

The Shutterstock Solution

Key Benefits for Our Users

•	Millions of high-quality images available for commercial use	We provide a licensable digital content library of more than 20 million images and video clips, one of the largest libraries of its kind. In the twelve months ended December 31, 2011, we added an average of 1 million images per quarter. We source our content from over 35,000 approved image contributors in more than 125 countries and provide a broad, non-exclusive commercial or editorial license allowing customers to use an image in perpetuity in any geography or medium.
•	Superior search results
We consider our proprietary search interface and algorithms to be intuitive and efficient, allowing users with widely ranging search queries to quickly find the most suitable image for their needs. Our search algorithms automatically evolve based on customer usage data such as searches and downloads to produce more effective search results over time. We believe that, with one of the highest volumes of downloads of commercial images, we have the data to power the best search experience in our industry.
•	Low cost of images
Our affordable pricing models enable users to download images for as little as $0.28 per image. Across our pricing plans, customers pay an average of less than $3.00 per image. We believe that our disruptive pricing models increase the number of businesses that can participate in the market for commercial imagery and that they expand the volume of downloads that we deliver.
•	Creative freedom through simple pricing
Our subscription-based pricing model makes the creative process easier. Subscription users can download any image in our library at any resolution without worrying about incremental cost. This provides greater creative freedom and helps improve their work product. For users who need fewer images, we offer simple, affordable, On Demand pricing, which is presented as a flat rate across all images and sizes that we offer.
•	100% vetted, commercial-quality images
We are extraordinarily focused on maintaining the quality of the imagery in our library. Each of our images has been vetted by a member of our review team for standards of quality and relevance. We also leverage proprietary review technology to pre-filter images and enhance the productivity of our reviewers. Less than 20% of contributor applicants who applied in 2011 were approved as contributors to shutterstock.com, and less than 60% of images uploaded by approved contributors in 2011 satisfied our rigorous acceptance requirements.

•	Appropriately licensed images	We provide images that are appropriately licensed for commercial and editorial use. Our review process is designed to ensure that every image is appropriately licensed for its intended use. For example, a model release is required for all images that include a person with recognizable features and a property release is required for images of certain types of property and public places with photography policies. The strength of our review process enables us to offer $10,000 of indemnification protection to every customer to cover legal costs or damages that may arise from their use of a Shutterstock image. In certain cases, we offer even greater indemnification through custom contracts.
Key Benefits for Our Contributors
•	Distribution to the largest, global audience
Our global marketplace provides image creators with access to millions of image users searching for imagery to license. Our flagship website operates globally in ten languages, allowing users around the world to easily search and access our entire collection of photos and videos online. In 2011, shutterstock.com received an average of more than 7 million monthly unique visitors and more than 43 million monthly page views according to comScore Media Metrix, and we delivered more than 58 million paid downloads. According to industry surveys, contributors who have images available on our site generate more income through Shutterstock than through any other sites with which they are registered.
•	Global ecommerce capabilities
Our global ecommerce platform allows us to process payments from users across the world in eight currencies, and pay our contributors monthly. Our users can currently transact on our flagship website in ten languages, and we provide fraud protection, refunds and other types of customer support via phone and email on behalf of our contributors.
•	Efficient uploading, tagging and review process
Based on user feedback and competitive benchmarking, we believe that we have the most efficient upload, tagging and review process of all of the major competitors in our industry. We are committed to continuously finding new and innovative ways to improve our contributor interface and to providing fast upload and review times—we typically process images within 36 hours of upload.
•	Robust feedback, tools and information
We provide valuable tools and insights to our contributors. Contributors can monitor download activity by image and geography as well as by self-defined image themes. We also provide data on search trends, allowing content creators to see which images and subjects are popular on our site, and to plan new content themes accordingly.
•	Specialized community
We operate a forum for the photographers, videographers and illustrators that make up our contributor community, allowing them to share tips with one another and to showcase their work. Our strict acceptance tests for new submissions provide contributors with a sense of challenge, accomplishment and exclusivity that makes our forums more useful and valuable.

Shutterstock's Competitive Strengths

        In addition to the compelling value propositions and solutions that we offer to users and contributors, we believe that the following competitive advantages separate us from our competitors:

        A Leading Global Marketplace with Strong Network Effects.    Our content library is currently one of the largest in the commercial digital imagery industry, with over 20 million photographs and illustrations and more than 550,000 video clips, from more than 35,000 contributors. In 2011, our contributors added more than 4 million new images to shutterstock.com. In the same twelve month period, shutterstock.com received an average of more than 7 million monthly unique visitors and more than 43 million monthly page views according to comScore Media Metrix. We believe that the growth of our content library and the growth in our site traffic support one another through a strong network effect—a broader selection of images from our contributors attracts more image users; this larger audience of paying users increases the amount spent in our marketplace and attracts more content submissions from a greater number of contributors.

        Extensive Data and Superior Search.    Since 2003, our users have executed hundreds of millions of searches and made more than 200 million paid image downloads from our content library. In 2011, we delivered more than 58 million paid downloads (including both commercial and editorial images) to our customers. We believe that we delivered the highest volume of commercial image downloads in this period of any single brand in our industry. This high volume of data, including data about the searches and downloads that our users execute, enables us to continuously improve our search algorithms. Furthermore, unlike the significant majority of images available for free online, each image in our library is tagged by its contributor with an average of 30 relevant keywords. Currently, the Shutterstock library contains more than 650 million contributor-generated image tags. This behavioral and keyword data, along with our investments in technology and our many years of experience in developing search algorithms designed specifically for the commercial digital imagery industry, increase the chances that our users find the image they require. We believe that a successful search experience is a critical determinant of customer satisfaction, and that our success in this area attracts more users to our websites.

        Simple, Flexible and Low-Cost Pricing.    Since inception, we have aimed to deliver exceptional value to our users through simple and flexible pricing options. Our customers' average cost per image is less than $3.00. We were a pioneer of the subscription-based payment model in our industry. Subscription plans generate an important sense of creative freedom for our professional users, enabling them to try out multiple images without concern for the incremental cost of each download. Additionally, we offer simple and cost-effective On Demand purchase options for less frequent users. The simplicity and affordability of these plans have allowed us to broaden our existing and potential user base. These pricing models also benefit our contributors due to the high volume of paid downloads we are able to generate on their behalf. According to industry surveys, our contributors typically generate more income from their work through Shutterstock than through any other image provider.

        Trusted, Actively Managed Marketplace.    We are committed to providing a trusted online marketplace for appropriately licensed, high-quality commercial imagery. Our rigorous review process for new images ensures the integrity and quality of content in our library. Each image is individually examined by our team of trained reviewers to meet our high standards of quality and commercial viability. This review process is designed to minimize the legal risk to our users from inappropriately licensed imagery. As a result of the significant investment we make in our review processes, we are able to provide indemnification protection that covers up to $10,000 should any legal costs or direct damages for claims arise from the use of an image or footage clip licensed through Shutterstock. In some cases, we offer even higher or unlimited levels of indemnification through custom contracts. We offer indemnification as a signal to our customers that they can trust the quality and licensability of content available through our marketplace; this sets us apart from many competitors and free sources of imagery.

Shutterstock's Growth Strategies

        Acquire More Users and Contributors.    We believe that there is a significant opportunity to grow our marketplace by increasing awareness of our brand and value proposition. For example, as of our last comprehensive customer survey, more than 70% of our customers work at companies with 20 employees or less; however, our active user base of U.S. SMBs currently represents less than 1% of the approximately 24 million SMBs that BIA/Kelsey estimates exist in the United States alone. We view this as a marketing opportunity. Much of our growth to date has been driven by word of mouth recommendations. We plan to continue to foster word of mouth by continuing to grow our library and deliver exceptional service. Additionally, we expect to increase our investments in online and offline marketing to help raise awareness in our core customer community as well as in additional market segments and geographies. In parallel, we intend to grow the depth and breadth of our content library by increasing awareness among potential contributors of the opportunity to share their creative work with a broader audience and generate income through Shutterstock.

        Lead Innovation in User and Contributor Experience.    We intend to build on our market-leading position by providing the best online experience for digital image users and contributors. With one of the largest collections of images in the industry, and one of the highest volumes of commercial image downloads, we believe that we have more information on marketplace and user needs than any of our competitors. We intend to use this advantage to continue to improve the quality of our search algorithms and user experience. We also plan to enhance the tools we offer contributors to help them establish their portfolio on our site, track their performance and explore opportunities to create content that customers need. Lastly, we plan to continue to improve the speed and usefulness of feedback that we provide contributors on the images that they submit, and facilitate new ways for them to participate in an engaged community of their peers.

        Increase Localization.    We are a global company, with contributors and users in more than 150 countries and a website that is available in ten languages. We plan to deepen our global penetration among users and contributors by improving the quality of the Shutterstock experience regardless of language or location. For example, we intend to increase the number of languages, currencies and payment methods that we support in order to serve an even larger global user base. Furthermore, we plan to improve the quality of non-English searches by increasing the sophistication with which we handle non-English image tagging and search ranking. Finally, there is significant unmet demand for localized content, such as images with locally relevant themes, objects and ethnicities. We plan to increase the geographical diversity of our contributor community so that we can provide the images demanded by our increasingly global user base.

        Increase Our Penetration of Media Agencies and Large Enterprises.    To date, the majority of our revenue has been generated from SMBs purchasing online, many of whom did not previously have access to low-cost commercial digital imagery. As of our last comprehensive customer survey, conducted in June 2011, less than 10% of our customers worked at companies with more than 500 employees. Furthermore, in 2011, less than 10% of our revenue was generated through our direct sales organization, which focuses on sales to media agencies and large enterprises. We believe that we have a strong value proposition for media agencies and large enterprises, which account for a significant portion of the existing market for commercial digital imagery. These companies have historically purchased commercial imagery via sales-driven relationships and are used to complex licensing, limited image libraries and high prices. While our sales and support organization has historically been focused primarily on inbound customer communications, we are working to increase our revenue from media agencies and large enterprises through a direct sales approach and by offering tailored purchase options. We recently began building a direct sales team to target media agencies and large enterprises. We plan to expand our efforts in this area. This team represented less than 5% of our staff as of December 31, 2011.

        Pursue Emerging Content Types.    Alternative content types such as video footage represent significant opportunities for growth. According to MagnaGlobal, global online video advertising spending is expected to increase 27% annually from $3.1 billion in 2010 to $10.2 billion in 2015. Video has become a mainstream online activity globally, and is forecasted to expand to 62% of all consumer internet traffic by 2015, according to Cisco's Visual Networking Index. As user demand is increasing, the cost for contributors to create and produce professional video content is becoming increasingly affordable, most notably due to digital SLR cameras that include HD video capabilities. Given the convergence of photography and video tools, we believe that our network effects in still image licensing will help propel our efforts in the video market. In addition to video, we see opportunities in other emerging digital content areas that may be relevant to our customers.

Products

        We provide licensed content that our users purchase to enhance their visual communications. Our content library is currently one of the largest in the commercial digital imagery industry, with over 20 million images. We offer a variety of content types, including photography, illustrations, vector art and video footage. Users can search our library and preview watermarked versions of our content at no cost. They can then pay to license and download the images they need, either on a subscription basis or on a per-download basis. Shutterstock images are provided under a royalty-free non-exclusive license and, as an assurance of the integrity of our content, users are generally protected by up to $10,000 in indemnification against any legal costs or damages that may arise from the licensed use of our images. Each image is available for high-resolution digital download and has been vetted by our team of reviewers to ensure that it meets our standards of quality and can be appropriately licensed for commercial or editorial use.

        Photographs.    We offer high quality photographs that cover a wide variety of subjects, including animals/wildlife, the arts, backgrounds/textures, beauty/fashion, buildings/landmarks, business/finance, celebrities, education, food and drink, healthcare/medical, holidays, nature, objects, people, religion, science, sports/recreation, technology and transportation. The significant majority of our photography collection is made up of creative images that can be used in both commercial and editorial contexts. Images that are marked as editorial-only, such as photographs of celebrities and newsworthy events, which constitute fewer than 10% of our total images, cannot be used to promote a product or service; instead these images are licensed for use in editorial settings such as newspapers, blogs and magazines. Photographs are available in a variety of sizes including small files that are appropriate for mobile browsing and large files appropriate for large format prints and high-resolution displays. Currently, photographs make up approximately 70% of our library.

        Illustrations and Vector Art.    In addition to photographic images, we also offer images that have been created using illustration tools and software. These images are made up of two types: illustrations (raster graphics) and vector art (vector graphics). Raster graphics are stored as a fixed set of pixels, whereas vector graphics are stored using geometric modeling. Since vectors are described using geometric data instead of fixed pixels, vectors can be scaled to any size without loss of resolution or quality. Currently, illustrations and vector art make up approximately 27% of our library.

        Video Footage.    For users engaged in producing video advertisements, commercial motion pictures, television programming, video games, interactive applications and other video-based media, we also provide video footage. Footage clips are available in a variety of formats and sizes, including High Definition (HD). Currently, our video footage library contains more than 550,000 video clips and makes up approximately 3% of our library.

Purchase Options

        Shutterstock strives to offer simple, straightforward purchase options that remove complexity from a customer's workflow. We currently offer the following options:

        Subscription:    Shutterstock's signature and highest grossing purchase option is its 25-a-day subscription. This purchase option allows a user to download up to a total of 25 photos, vectors or illustrations per day under Shutterstock's Standard License, regardless of image size. Subscription customers can download and experiment with multiple images at no extra cost, which removes friction from their creative process. Subscriptions can be purchased in 30 day, 90 day, 180 day and 365 day increments and are paid in advance. This purchase option currently represents approximately 50% of our revenue.

        On Demand:    Customers can also buy images in fixed packages. For example, Shutterstock offers On Demand packages that include 1 image, 5 images or 25 images under Shutterstock's Standard License. Shutterstock charges the same price for illustrations and vectors as it does for photographs and it does not charge more for a full resolution image than a small image. This offers customers the simplicity of being able to license any size of any still image in our library for the same price. Once a customer purchases images On Demand from Shutterstock, he or she has up to one year to download those images before they expire. While the vast majority of On Demand revenue comes from Shutterstock's Standard License packages, other forms of On Demand purchases include Enhanced Licenses (for customers who need broader licensing rights than are offered under Shutterstock's Standard License) and images licensed through BigStock. Together, all of our On Demand purchase options currently represent approximately 40% of revenue.

        Other Purchase Options:    Shutterstock provides a number of other purchase options which together represent approximately 10% of our revenue. These purchase options include custom accounts (for customers that need multi-seat access, invoicing, unlimited indemnification or a higher volume of images) and video footage (which are sold individually and in fixed packages).

Users

        We serve a wide variety of companies across numerous industries, organizational sizes and geographies. As of December 31, 2011, our customer database contained more than 3 million user accounts. Of these, more than 550,000 users contributed to revenue in 2011. Due to our large number of customers and the way that our products are sold, we do not have any material customer concentration; our largest single customer made up less than 1% of revenue in 2011. Our users tend to fit into three categories: businesses, marketing agencies and media organizations.

        Businesses.    Business customers require high-quality, commercially-licensed digital imagery for a wide range of communication materials. Such communication materials may be intended for internal or external use and include websites, print and digital advertisements, annual reports, brochures, employee communications, newsletters, email marketing campaigns and presentations. Shutterstock's business users range from sole proprietors to Fortune 500 companies.

        Marketing Agencies.    Marketing agencies require high-quality, commercially-licensed digital imagery to incorporate in the work they produce for their clients' business communications. Whether providing graphic design, web design, interactive design, advertising, public relations, communications or marketing services, Shutterstock's marketing users range from independent freelancers to the largest global agencies.

        Media Organizations.    Media professionals require high-quality, commercially-licensed digital imagery to incorporate in the content they produce, including newspapers, books, magazines, digital publications, television and film. They also require high quality images to market their products effectively.

Shutterstock's media users range from independent bloggers to multi-national publishing and broadcast organizations.

Content Contributors and Content Review Process

        The content we provide to our users is created by a community of contributors from around the world and is vetted by our specialized team of image and video reviewers. Whether photographers, videographers, illustrators or designers, our community of more than 35,000 approved contributors range from part-time enthusiasts to full-time professionals, and all of them must meet high standards in order to work with Shutterstock.

        In order to become a contributor, an individual must submit an application that includes a portfolio of images or videos. Of more than 375,000 contributor accounts that have been created, less than 40,000 contributors have been approved. Once accepted by Shutterstock's review team, contributors can upload as many images as they would like; however, every submitted image is reviewed and either accepted or rejected by our team to ensure that images in our library meet certain standards of aesthetic and technical quality. Approximately 38 million images have been submitted to our review team by approved contributors and, of those, only 20 million, or approximately 50%, were approved and made available in our marketplace. Each image that is rejected by our review team is tagged with at least one rejection reason that is communicated to the submitting contributor to help him or her to improve and to give insight into our review standards. Such rejection reasons include focus, composition, poor lighting, trademark infringement and limited commercial value. We combine proprietary technology and highly trained content review staff to deliver sophisticated yet efficient image review—we typically process images within 36 hours of upload.

        Contributors are required to associate keywords with each image they submit in order to make their images more easily found using our search algorithms. Keywords usually contain both descriptive terms that literally identify the content of an image (e.g., "padlock") and conceptual terms that describe what an image might convey (e.g., "security"). We have over 650 million contributor generated keywords in our database, an average of approximately 30 keywords per image.

        All images accepted into our collection are added to our website where they are available for search, selection, license and download. Contributors are paid monthly based on how many times their images have been licensed in the previous month. Contributors may choose to remove their images from our library at any time. Due to our large number of contributors, we do not have any material content supply concentration; the content contributed by our five highest-earning contributors was together responsible for less than 4% of downloads in 2011.

        Shutterstock provides different earnings structures for photographs, illustrations and vector art, and for video footage:

        Photographs, Illustrations and Vector Art.    Contributors of photographs, illustrations and vector art are paid based on the number of times that their images have been licensed and downloaded. The vast majority of image downloads are licensed under our Standard License. The amount that a contributor of a photograph or vector receives per Standard License typically ranges from $0.25 per image downloaded to $2.85 per image downloaded. The exact amount is determined by our published earnings schedule and depends on the lifetime earnings of the contributor on our website and the purchase option under which an image was licensed. When images are licensed under our Enhanced License, the contributor of that image earns $28.00 per image downloaded. When images are licensed under other purchase options or license types, contributors earn between 20% and 30% of the sale price of each image based on his or her lifetime earnings as a contributor.

        Video Footage.    Contributors of video footage are also paid based on the number of times that their video clips have been licensed and downloaded. When a video clip is downloaded the contributor is typically paid 30% of the sale price with certain minimum amounts per download.

Technology and Infrastructure

        Our business is built on a foundation of technology and all of our products and services are made possible by the proprietary technology and robust infrastructure that we have developed. We believe that delivering intuitive, fast and effective user experiences, supported by robust and scalable technology platforms, is critical to our success.

        We employ technology to support both our public facing websites and our back-office systems. We use a combination of proprietary technologies and commercially available licensed technologies, including open source software. We focus our internal development efforts on creating and enhancing the specialized proprietary software that is unique to our business and we leverage commercially available and open source technologies for our more generalized needs.

        Our customer-facing software enables users to search millions of digital images and then select, organize, pay for, license and download the images that they would like to use. Our proprietary search algorithms evolve automatically based on behavioral data, which means that each search and download that a user performs on our website gives our search engine more information with which to improve. Having delivered over 200 million paid downloads since 2003, the data that we have collected and the search technology that it powers are an important and proprietary asset. We have also invested in making our ecommerce platform a global one, allowing customers to search and make purchases in ten languages and eight currencies.

        Our contributor-facing software enables users to apply to become a contributor, upload and tag images and videos, receive feedback on their submissions from our review team, see reports on earnings and payouts, and participate in online discussion forums with other contributors. We have also developed proprietary tools to help our contributors improve their craft, including our Keyword Trends Tool that allows contributors to see what terms customers are searching for and how those search terms are trending over time. This tool allows contributors to anticipate demand and generate images that customers will want to license, and is another example of how we combine software and large-scale proprietary datasets to deliver value to our users.

        Our internal software enables the technological and business processes necessary to deliver a superior experience for customers and contributors. This includes a content review system that allows our review team to efficiently and accurately review every single image that is made available on our websites. It also includes applications that enable customer and contributor support, intellectual property rights and license tracking, centralized invoicing and sales order processing, customer database management, language translation, global contributor payouts, compliance, finance and accounting functions.

        Our systems infrastructure is hosted by industry-leading third-party hosting providers that offer 24-hour monitoring, high-speed network access, power generators and back-up systems. We maintain multiple production datacenters to provide rapid content delivery to our customers and also to support business continuity in the event of an emergency. We also use content delivery network solutions to ensure fast access to our content around the world. Network, website, service and hardware-level monitoring, coupled with remote-content monitoring, allow our systems to maintain a high level of uptime and availability with high-performance delivery.

        Our development teams employ Agile Development methodologies to increase the speed and effectiveness of our technology efforts; we focus on iterative and incremental development processes through which cross-functional teams release code nearly every day and manage their own progress in two-week cycles known as "sprints." We view our investments in technology as being core to our long-term success and we intend to continue to investigate, develop and make capital investments in technology and operational systems that support our current business and new areas of potential business expansion.

Brands

        Shutterstock is our flagship brand and the significant majority of our revenues are generated via shutterstock.com. We also operate a business called Bigstock which Shutterstock acquired in 2009. We have maintained these as separate brands in order to allow us to target two different customer segments. While Shutterstock generates the majority of its revenue from higher-volume image users and subscription-based pricing models, Bigstock targets lower-volume image users and emphasizes simple per-image pricing. Shutterstock's image library currently contains more than 20 million images. This figure does not include Bigstock's image library which contains more than 11 million images, many of which are also available through Shutterstock.

Marketing

        We reach new customers through a diverse set of marketing channels including paid search, online display advertising, print advertising, tradeshows, email marketing, direct mail, affiliate marketing, public relations, social media and partnerships. Marketing activities aim to raise awareness of our brands and attract paying users to our websites by promoting the key value propositions of our offerings: diverse and high quality content, intuitive and efficient interfaces and market-leading value.

        In addition to generating more revenue, the resources we devote to marketing help us generate more earnings for our contributors. This helps attract more content, which in turn helps us convert and retain even more paying users. Furthermore, the high degree of satisfaction that users have with our product drives word of mouth recommendations, which helps our marketing efforts attract an even broader audience than we reach directly. In these ways, we believe our marketing efforts have a self-reinforcing effect which powers the growth and success of our marketplace.

Sales and Customer Support

        The significant majority of our revenue is generated via self-serve ecommerce. We encourage our users to take advantage of the comprehensive search capabilities of our websites, our credit-card-based payment options and the immediate digital delivery of licensed images. We believe the ability to search for, select, license and download content over the internet offers our users convenience and speed, and enables us to achieve greater economies of scale.

        Direct communication with our customers, however, remains a significant component of our customer support and sales strategy. Our customer support and sales team, which is headquartered in New York City, is available to assist users via email and by phone in ten languages. In addition to handling inbound customer support and sales inquiries, we also reach out proactively to potential high volume customers and offer them custom accounts to meet their needs. Outbound sales activities currently contribute a small but growing percentage of Shutterstock's overall revenue.

Product Rights and Intellectual Property

        Product Rights and Indemnification.    All of the images that Shutterstock makes available to users are offered under a royalty-free license. This means that once a customer has purchased an image license, that customer can use the associated image in accordance with the license terms in perpetuity, without having to pay any ongoing royalties. This image license is non-exclusive, meaning that multiple customers can license the same image. Furthermore, we do not require that contributors of content to our sites provide their content to us on an exclusive basis.

        Shutterstock represents to its users that unaltered images downloaded and used in compliance with our websites' terms of service and applicable law will not infringe any copyright, trademark or other intellectual property right, nor will such unaltered images violate any third parties' rights of privacy or publicity, violate any U.S. law, be defamatory or libelous, or be pornographic or obscene. Furthermore, provided that a user has not breached Shutterstock's license agreement, Shutterstock agrees to defend, indemnify, and hold users harmless for damages up to $10,000 per user. We also offer some of our customers custom contracts with either larger indemnification amounts or unlimited indemnification. Such indemnification applies only to claims for damages directly attributable to Shutterstock's breach of the foregoing representations, and includes expenses arising out of any actual or threatened lawsuit, claim, or legal proceeding alleging that the possession, distribution, or use of images downloaded and used by users pursuant to our terms of service violate Shutterstock's representations. To date, Shutterstock has not incurred any material financial costs as a result of this indemnification. Since 2009, we have received approximately 30 customer claims for indemnification, and following investigation of such claims, less than one-third resulted in our making a cash payment to settle such intellectual property disputes. Aggregate amounts paid to date to settle customer indemnification claims have not been material. No claims for indemnification have been asserted by any customer with unlimited indemnification protection. We maintain commercially reasonable insurance to protect against the costs of intellectual property litigation.

        Intellectual Property.    We protect our intellectual property through a combination of patents, trademarks and domain name registrations, copyrights and trade secrets.

        We own numerous trademarks that are important to our business. Our trademarks registered in the United States and several other jurisdictions include: "Shutterstock," "Bigstock," and the Shutterstock logo. We will pursue additional trademark registrations to the extent that we create any additional registrable trademarks or logos. We are the registered holder of a variety of domestic and international domain names that include "Shutterstock," "Bigstock" and multiple variations thereof. We have successfully recovered infringing domain names in the past and will continue to enforce our rights in the future.

        In addition to the protection provided by our intellectual property rights, we enter into confidentiality and proprietary rights agreements with our employees, consultants, contractors, and vendors. Our employees and certain contractors are also subject to nondisclosure agreements containing an intellectual property assignment provision. In this way, we have historically chosen to protect our software and other technological intellectual property as trade secrets. We further control the use of our proprietary technology and intellectual property through provisions in our websites' terms of use.

Competition

        The market for commercial digital imagery is highly competitive. We believe that the principal competitive factors are:

  •
  the quality, relevance and breadth of the images in a company's collections;

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  the accessibility of imagery, in the form of the speed and ease of search and fulfillment;

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  effective use of current and emerging marketing channels;

  •
  effective use of current and emerging technology;

  •
  pricing and licensing models, policies and practices;

  •
  brand name recognition;

  •
  company reputation;

  •
  customer service and customer relationships;

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  security, reliability and data protection; and

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  the global nature of a company's interfaces and marketing efforts, including local languages, currencies, and payment methods.

        Some of our current and potential significant competitors include:

  •
  other online marketplaces for imagery such as iStockphoto, Fotolia, and Dreamstime;

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  traditional stock content providers such as Getty Images and Corbis Corporation;

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  specialized visual content companies that are established in local, content or product-specific market segments such as Reuters Group PLC, the Associated Press, and Thought Equity Motion;

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  websites focused on image search and discovery such as Google Images;

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  websites for image hosting, art and related products such as Flickr;

  •
  social networking and social media services such as Facebook; and

  •
  commissioned photographers and photography agencies.

        Lastly, we compete with the individuals who create their own imagery or do not consume licensed images because it is too expensive or because they are not aware of how to do so.

Government Regulation

        The legal environment of the internet is evolving rapidly in the United States and elsewhere. The manner in which existing laws and regulations will be applied to the internet in general, and how they will relate to our business in particular, is unclear in many cases. For example, we often cannot be certain how existing laws will apply in the online context, including with respect to such topics as privacy, defamation, pricing, credit card fraud, advertising, taxation, sweepstakes, promotions, subscription-based billing, content regulation, quality of products and services and intellectual property ownership and infringement.

        Numerous laws have been adopted at the national and state level in the United States that could have an impact on our business. These laws include the following:

  •
  The Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 and similar laws adopted by a number of states, which are intended to regulate unsolicited commercial e-mails, create criminal penalties for unmarked sexually-oriented material and e-mails containing fraudulent headers and control other abusive online marketing practices.

  •
  The Children's Online Privacy Protection Act and the Prosecutorial Remedies and Other Tools to End Exploitation of Children Today Act of 2003, which are intended to restrict the distribution of certain materials deemed harmful to children and impose additional restrictions on the ability of online services to collect user information from minors. In addition, the Protection of Children From Sexual Predators Act of 1998 requires online service providers to report evidence of violations of federal child pornography laws under certain circumstances.

  •
  Several states have adopted, and other states are expected to enact, statutes that require online services to report certain breaches of the security of personal data, and to report to consumers when their personal data might be disclosed to direct marketers.

        To resolve some of the remaining legal uncertainty, we expect new laws and regulations to be adopted over time that will be directly applicable to the internet and to our activities. Any existing or new legislation applicable to Shutterstock could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could dampen growth in the use of the internet in general.

        We post our privacy policies and practices concerning the use and disclosure of user data on our websites. Any failure by us to comply with our posted privacy policies, Federal Trade Commission requirements or other privacy-related laws and regulations could result in proceedings by governmental or regulatory bodies that could potentially harm our business, results of operations and financial condition. In this regard, there are a large number of legislative proposals before the United States Congress and various state legislative bodies regarding privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could harm our business through a decrease in user registrations and revenues. These decreases could be caused by, among other possible provisions, the required display of disclaimers or other requirements before users can utilize our services.

        Due to the global nature of the internet, it is possible that the governments of other states and foreign countries might attempt to regulate digital transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws, such laws may be modified and new laws may be enacted in the future. Any such developments could harm our business, operating results and financial condition. We may be subject to legal liability for our online services. The law relating to the liability of providers of online services for activities of their users is currently unsettled both within the United States and abroad. Claims may be threatened against us for aiding and abetting, defamation, negligence, copyright or trademark infringement, or other reasons based on the nature and content of information to which we provide links or that may be posted online.

Legal Proceedings

        Although we are not currently a party to any litigation, from time to time, third parties assert claims against us regarding intellectual property rights, invasion of privacy and matters arising out of the ordinary course of business. Although we cannot be certain of the outcome of any litigation or the disposition of any claims, nor the amount of damages and exposure that we could incur, we currently believe that the final disposition of such matters will not have a material effect on our business, results of operations, financial condition or cash flows. In addition, in the ordinary course of our business, we are also subject to periodic threats of lawsuits, investigations and claims. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Employees

        As of June 30, 2012, we employed 224 full-time employees, including 84 engaged in research and development, 92 engaged in sales, marketing and support, 16 engaged in content operations, and 32 engaged in general and administrative functions. Of these employees, 219 were located in the United States, primarily in New York, New York. In addition to our full-time employees, we also employ the services of a number of contractors, including 35 contractors focused on content review as of June 30, 2012. Of these contractors, 20 contractors were located in the United States, and 15 were located outside of the United States, primarily in Canada and Europe. None of our employees is represented by a labor union, and we consider our company culture and employee relations to be strong.

Facilities

        In November 2008, we entered into a lease effective through November 2013 for approximately 12,000 square feet of office space in New York City to house our principal offices. In November 2010, we entered into a sublease effective through June 2015 for an additional 12,000 square feet of office space in the same building. In March 2012, we amended our lease to add 7,800 square feet of space in the same building, effective through November 2013.

        We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available on commercially reasonable terms to meet our future needs.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth information regarding our executive officers and directors as of the date hereof:

Name	Age	Position(s)
Jonathan Oringer	38	Founder, Chief Executive Officer and Chairman of the Board
Thilo Semmelbauer	46	President and Chief Operating Officer
Timothy E. Bixby	47	Chief Financial Officer
James Chou	51	Chief Technology Officer
Steven Berns(1)(2)	47	Director
Jeff Epstein(1)(3)	55	Director
Thomas R. Evans(1)(2)(3)	58	Director
Jeffrey Lieberman	38	Director
Jonathan Miller(2)(3)	55	Director

(1)
Member of Audit Committee

(2)
Member of Compensation Committee

(3)
Member of Nominating and Corporate Governance Committee

Executive Officers

        Jonathan Oringer has served as our Founder, Chief Executive Officer and Chairman of the Board since founding the company in 2003. Prior to founding Shutterstock, Mr. Oringer served as a director of several private companies. Mr. Oringer holds a B.S. in computer science and mathematics from State University of New York at Stony Brook and an M.S. in computer science from Columbia University. The board of directors believes that Mr. Oringer's experience in the commercial digital imagery industry, his experience with entrepreneurial and technology companies and his extensive knowledge of our company as its founder qualify him to serve as chairman of our board of directors.

        Thilo Semmelbauer has served as our President and Chief Operating Officer since April 2010. Prior to joining Shutterstock, Mr. Semmelbauer served as Executive Vice President of TheLadders.com, Inc., a career management company, from June 2009 to March 2010. Prior to TheLadders, Mr. Semmelbauer was with Weight Watchers International for 8 years, serving as Global Chief Operating Officer from December 2006 to July 2008, Chief Operating Officer, North America, from March 2004 to December 2006, and Co-Founder and President of WeightWatchers.com from February 2000 to March 2004. Prior to Weight Watchers, Mr. Semmelbauer served as a Principal at The Boston Consulting Group. Mr. Semmelbauer holds an A.B. in engineering and computer science from Dartmouth College and a Master of Science in management and electrical engineering from Massachusetts Institute of Technology.

        Timothy E. Bixby has served as our Chief Financial Officer since June 2011. Prior to joining Shutterstock, Mr. Bixby served as the Chief Financial Officer and a director of LivePerson, Inc., a provider of hosted software products that facilitate real-time sales and customer service, from June 1999 to May 2011, and as President of LivePerson from March 2001 to May 2011. Prior to LivePerson, Mr. Bixby served as Vice President of Finance for Universal Music & Video Distribution Inc., a manufacturer and distributor of recorded music and video products. Mr. Bixby holds an A.B. in mathematics from Dartmouth College and an M.B.A. from Harvard University.

        James Chou has served as our Chief Technology Officer since February 2011. Prior to joining Shutterstock, Mr. Chou served as Senior Vice President and Chief Technology Officer of American Greetings Interactive, the interactive media division of American Greetings Corporation, from November

2008 to September 2010. Prior to American Greetings, Mr. Chou was Executive Vice President, Technology, at Apani Networks, a provider of internet security software, from June 2004 to October 2008. Mr. Chou has also held positions at Apple, Inc., JP Morgan Chase & Co., and Accenture Plc. Mr. Chou holds a B.S. in electrical engineering from State University of New York at Buffalo and an M.B.A from Duke University.

Directors

        Steven Berns has served as a member of our board of directors since March 2012. Since May 2009, Mr. Berns has served as the Executive Vice President and Chief Financial Officer of Revlon, Inc., and served as its Treasurer from May 2009 to February 2010. Mr. Berns previously served as Chief Financial Officer of Tradeweb, LLC from November 2007 to May 2009. From November 2005 until July 2007, Mr. Berns served as President, Chief Financial Officer and Director of MDC Partners Inc, and from September 2004 to November 2005, Mr. Berns served as its Vice Chairman and Executive Vice President. Prior to that, Mr. Berns was the Senior Vice President and Treasurer of The Interpublic Group of Companies, Inc. from August 1999 until September 2004. Before that, Mr. Berns held a variety of positions in finance with Revlon, Inc. from April 1992 until August 1999. Prior to joining Revlon, Inc., Mr. Berns worked at Paramount Communications Inc. and at a predecessor public accounting firm of Deloitte & Touche. Mr. Berns formerly served as a director of LivePerson, Inc. Mr. Berns holds a B.S. from Lehigh University and an M.B.A. from New York University and is a Certified Public Accountant. The board of directors believes that Mr. Berns' financial and business expertise, including his background as a senior executive at one of the world's largest advertising holding companies, chief financial officer of several corporations, and his service on the boards of directors and audit committees of public companies, qualifies him to serve as a member of our board of directors.

        Jeff Epstein has served as a member of our board of directors since March 2012. Mr. Epstein has served as a director of priceline.com since April 2003. Mr. Epstein was Executive Vice President and Chief Financial Officer of Oracle Corporation, an enterprise software company, from September 2008 to April 2011. Mr. Epstein served as Executive Vice President and Chief Financial Officer of Oberon Media, Inc., from April 2007 to June 2008. From June 2005 until its sale in March 2007, Mr. Epstein was Executive Vice President and Chief Financial Officer of ADVO, Inc. Mr. Epstein is a member of the Audit and Compliance Committee of the Stanford University Hospital and a member of the Management Board of the Stanford University Graduate School of Business. Mr. Epstein is a Senior Advisor at Oak Hill Capital Partners and an Executive in Residence at Bessemer Venture Partners. Mr. Epstein holds a B.A. from Yale University and an M.B.A. from Stanford University. The board of directors believes that Mr. Epstein's financial and business expertise, including his background as chief financial officer of the world's largest enterprise software company, and his service as a senior executive at companies in the internet and advertising industries, qualifies him to serve as a member of our board of directors.

        Thomas R. Evans has served as a member of our board of directors since March 2012. Mr. Evans has served as President and Chief Executive Officer and a director of Bankrate, Inc. since 2004. From August 1999 to August 2003, Mr. Evans served as Chairman and Chief Executive Officer of Official Payments Corp., specializing in processing consumer credit card payments for government taxes, fees and fines. From 1998 to 1999, Mr. Evans was President and Chief Executive Officer of GeoCities Inc., a community of personal websites. From 1991 to 1998, Mr. Evans was President and Publisher of U.S. News & World Report. In addition to his duties at U.S. News & World Report, Mr. Evans served as President of The Atlantic Monthly (1996-1998) and as President and Publisher of Fast Company (1995-1998), a magazine launched in 1995. Mr. Evans also serves as a director of Future Fuel Corp. and previously served as a director of Navisite, Inc. Mr. Evans holds a B.S. in business administration from Arizona State University. The board of directors believes that Mr. Evans' business experience, particularly as a senior executive in the internet and media industries, and his service on the board of directors of public companies, qualifies him to serve as a member of our board of directors.

        Jeffrey Lieberman has served as a member of our board of directors since June 2007. Mr. Lieberman is a Managing Director of the venture capital firm Insight Venture Partners, or Insight, where he has been employed since June 1998. Prior to joining Insight, Mr. Lieberman was a management consultant at the New York office of McKinsey & Company, where he focused on strategic and operating issues in the financial services, technology and consumer products industries. Mr. Lieberman also serves as a director of several private companies. Mr. Lieberman holds a BAS in systems engineering and in BA in economics from the Engineering School and Wharton School of the University of Pennsylvania respectively. The board of directors believes that Mr. Lieberman's experience with digital media, entertainment and online technology companies, his extensive knowledge of our company as one of our original investors, and his service on the board of directors of other companies qualifies him to serve as a member of our board of directors.

        Jonathan Miller has served as a member of our board of directors since March 2012. Mr. Miller serves as the Chairman and Chief Executive Officer of the Digital Media Group at News Corp. and has been its Chief Digital Officer since April 2009. Mr. Miller was the Founder and Partner at Velocity Interactive Group, an investment firm focusing on internet and digital media, from its inception in February 2007 to April 2009. Prior to founding Velocity, Mr. Miller served as the Chief Executive Officer of America Online, Inc., or AOL. Prior to joining AOL, Mr. Miller served as Chief Executive Officer and President of USA Information and Services. Mr. Miller previously served as a director of LiveNation Entertainment, Inc. and Ticketmaster prior to its merger with LiveNation. Mr. Miller is a trustee of the American Film Institute and The Paley Center for Media. Mr. Miller holds a B.A. from Harvard College. The board of directors believes that Mr. Miller's business expertise, particularly as a senior executive at some of the largest digital media companies in the world, and his service on the boards of directors of various public companies, qualifies him to serve as a member of our board of directors.

Board of Directors

        Our board of directors currently consists of six members. Our bylaws permit our board of directors to establish by resolution the authorized number of directors, and six directors are currently authorized.

        In accordance with our amended and restated certificate of incorporation to be filed in connection with this offering, immediately after this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms have expired will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

  •
  The Class I directors will be Messrs. Oringer and Lieberman, and their terms will expire at the first annual meeting of stockholders held after the effectiveness of this offering;

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  The Class II directors will be Messrs. Epstein and Miller, and their terms will expire at the second annual meeting of stockholders held after the effectiveness of this offering; and

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  The Class III directors will be Messrs. Berns and Evans, and their terms will expire at the third annual meeting of stockholders held after the effectiveness of this offering.

        The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

        Upon completion of this offering, our common stock will be listed on the New York Stock Exchange, or the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company's board of directors within a specified period of the completion of this offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of the NYSE, a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

        Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that each of Messrs. Berns, Epstein, Evans, Lieberman and Miller, representing five of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

        Our board of directors also determined that Messrs. Berns, Evans and Epstein who comprise our audit committee, Messrs. Berns, Evans and Miller who comprise our compensation committee and Messrs. Epstein, Evans and Miller who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the rules of the NYSE. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Committees of the Board of Directors

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below.

Audit Committee

        Our audit committee is comprised of Messrs. Berns, Evans and Epstein, each of whom is a non-employee member of our board of directors. Mr. Berns is our audit committee chairman and is our audit committee financial expert, as currently defined under the SEC rules. Our board of directors has adopted a charter for our audit committee, which will be available on our website upon consummation of this offering. Our audit committee assists our board in its oversight of our corporate accounting and financial reporting process and internal controls over financial reporting. Our audit committee evaluates the independent registered public accounting firm's qualifications, independence and performance; appoints and provides for the compensation of the independent registered public accounting firm; approves the retention of the independent registered public accounting firm to perform any proposed permissible professional services; meets with management and the independent auditor to discuss our annual financial statements; instructs the independent auditor to report to the audit committee on all of our critical accounting policies; reviews and discusses with management and the independent auditor management's report on internal control over financial reporting, and the independent auditor's audit of the effectiveness of our internal control over financial reporting; and discusses with management and the independent auditor the results of our annual audits and the reviews of our quarterly financial statements.

Compensation Committee

        Our compensation committee is comprised of Messrs. Berns, Evans and Miller each of whom is a non-employee member of our board of directors. Mr. Evans is our compensation committee chairman. Our board of directors has adopted a charter for our compensation committee, which will be available on our website upon consummation of this offering. Our compensation committee establishes and reviews policies and practices relating to the compensation and benefits of our officers, including establishing goals and objectives relevant to compensation of our chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and determining compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans.

Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee is comprised of Messrs. Evans, Epstein and Miller, each of whom is a non-employee member of our board of directors. Mr. Miller is the chairman of our nominating and corporate governance committee. Our board of directors has adopted a charter for our nominating and governance committee, which will be available on our website upon consummation of this offering. Our nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the composition of our board. Our nominating and governance committee is also responsible for reviewing with the board, on an annual basis, the qualifications, attributes and skills of board members, and the skills and characteristics of the board as a whole, in determining whether to recommend incumbent directors in the class subject to election for reelection. In addition, the nominating and corporate governance committee is responsible for developing and recommending our corporate governance guidelines.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Code of Business Conduct and Ethics

        We plan to adopt a code of business conduct and ethics that will apply to all of our employees, including our executive officers and directors, and those employees responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.shutterstock.com. We expect that, to the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Director Compensation

        Prior to January 1, 2012, we did not provide any compensation to non-employee members of our board of directors for service on our board of directors and none of our non-employee directors received any cash or equity compensation during the year ended December 31, 2011. We did, however, reimburse our directors for their expenses incurred in connection with attending board and committee meetings and fulfilling their duties as members of our board of directors.

        Effective January 1, 2012, our non-employee directors are entitled to the following compensation:

Annual retainer	$15,000
Annual retainer for board committee chairperson
Audit committee	$10,000
Compensation committee	$5,000
Attendance fee per board or committee meeting	$1,000
Equity award for new directors(1)	20,000 units/shares

(1)
Initial equity awards for new directors are granted with an exercise price equal to or greater than the fair market value on the date of grant and are subject to vesting over a period of four years, in equal annual installments. Prior to our Reorganization, these equity awards will be made in the form of VARs and, subsequent to our Reorganization, they will be made in the form of stock options.

        None of our directors received equity awards in the year ended December 31, 2011. However, VAR awards of 20,000 notional VAR units were granted to each of Messrs. Berns, Evans and Miller on March 15, 2012 and to Mr. Epstein on April 4, 2012, in each case with an exercise price of $17.50.

        Upon completion of this offering, directors will be entitled to equity awards pursuant to our 2012 Omnibus Equity Incentive Plan. See "Executive Compensation—Employee Benefit and Stock Plans—2012 Omnibus Equity Incentive Plan."

        In addition, we will continue to reimburse our non-employee directors for reasonable travel expenses and other out-of-pocket costs incurred in connection with attending board and committee meetings and fulfilling their duties as members of our board of directors.

EXECUTIVE COMPENSATION

2011 Summary Compensation Table

        The following table sets forth information regarding the compensation awarded to, earned by, or paid to each of our executive officers during the year ended December 31, 2011. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to "smaller reporting companies" as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. We have voluntarily decided to also include compensation disclosure for our Chief Financial Officer. Throughout this prospectus, these four officers are referred to as our named executive officers.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Jonathan Oringer, Chief Executive Officer	$250,000	—	—	—	—	—	—	$250,000
Thilo Semmelbauer, President and Chief Operating Officer	$312,115	—	—	—	$200,000	—	$9,363	$521,478
James Chou, Chief Technology Officer(3)	$226,000	—	—	(3)	$85,000	—	$6,780	$317,780
Timothy E. Bixby, Chief Financial Officer(4)	$172,500	—	—	(4)	$105,000	—	$4,312	$281,812

(1)
Represents amounts earned pursuant to the Company's Non-Equity Incentive Plan for services in 2011, which amounts were paid in 2012. All of our executive officers, other than our Chief Executive Officer, are eligible to receive cash bonuses under our annual cash bonus plan, which individual bonus amounts are based on a formula determined by taking each person's actual earned compensation, multiplied by a target bonus percentage, multiplied by an individual score, multiplied by the company-wide score, with discretion for rounding. The amounts for Mr. Semmelbauer, Mr. Chou and Mr. Bixby in the table above reflect target payouts at 67.0%, 40.0% and 61.5%, respectively, with such amounts for Mr. Chou and Mr. Bixby prorated for 2011 based on their respective employment start dates. See "Non-Equity Incentive Plan" for a further description of this plan.

(2)
Comprised of company match of 401(k) plan contributions paid in 2012.

(3)
Mr. Chou's employment with Shutterstock began on February 11, 2011. As noted in the Outstanding Equity Awards at Fiscal Year-End table below, Mr. Chou received two VAR Awards during fiscal year 2011, for which the grant date fair value is $847,500; however, because the right to exercise the award is subject to the occurrence of a change of control, no compensation charge has been recorded to date.

(4)
Mr. Bixby's employment with Shutterstock began on June 13, 2011. As noted in the Outstanding Equity Awards at Fiscal Year-End table below, Mr. Bixby received two VAR Awards during fiscal year 2011, for which the grant date fair value is $1,556,800; however, because the right to exercise the award is subject to the occurrence of a change of control, no compensation charge has been recorded to date.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows all outstanding equity awards held by each of our named executive officers at December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan Oringer	—	—	—	—	—	—	—	—	—
Thilo Semmelbauer(2)	—	—	—	—	—	—	—	—	—
James Chou(3)	—	100,000	100,000	$14.17	3/31/2021	—	—	—	—
		50,000	50,000	$17.00	3/31/2021
Timothy E. Bixby(4)	—	255,000	255,000	$15.00	3/31/2021	—	—	—	—
		50,000	50,000	$17.00	3/31/2021

(1)
All of the awards of Value Appreciation Rights (VARs) have a time-based vesting schedule, but are generally only exercisable upon the occurrence of a change of control. For purposes of the VARs, "change of control" generally means the consummation of any transaction or series of related transactions, pursuant to which any person or group acquires: (a) directly or indirectly, more than 50% of the membership interests of the LLC or (b) directly or indirectly, all or substantially all of the assets of the LLC and its subsidiaries; provided that, a change of control shall not be deemed to occur if the acquiror of the membership interests or assets referred to in (a) and (b) is an affiliate of the LLC. In the event an individual is terminated other than for cause and executes a release of claims, the vested VARs as of such date remain outstanding until the occurrence of a change of control; provided that the LLC has the right, in its sole discretion, to repurchase the vested VARs at any time prior to the change of control. In connection with the Reorganization, the VARs will be converted to options issued under the 2012 Omnibus Equity Incentive Plan with similar rights and terms as the original VARs except that the exercisability of the options will not be limited to the occurrence of a change of control. See "Reorganization."

(2)
Mr. Semmelbauer received a 4% profits interest in the Company on August 17, 2010. The profit interest entitles him to an aggregate amount of 4% of any liquidation of the Company in excess of $300 million, subject to subsequent equity grants that may reduce this amount. The profit interest vests as to one-sixth of these units on April 5, 2011, with the remaining five-sixths vesting in equal quarterly installments over the subsequent five year period. As a result of the Reorganization, the vested portion of Mr. Semmelbauer's profits interest will be exchanged for shares of our common stock and the unvested portion of Mr. Semmelbauer's profits interest will be exchanged for restricted stock having the same vesting terms. Upon the consummation of this offering, 50% of the unvested portion of Mr. Semmelbauer's profits interest will vest.

(3)
Mr. Chou received a grant of 100,000 unvested Value Appreciation Right units on April 1, 2011 with one-fourth of these units vesting one year after grant date, and the remaining three-fourths vesting in equal quarterly installments over the subsequent 3 year period. Mr. Chou also received a grant of 50,000 unvested Value Appreciation Right units on December 20, 2011 with one-sixth of these units vesting one year after grant date, and the remaining five-sixths vesting in equal quarterly installments over the subsequent five year period.

(4)
Mr. Bixby received a grant of 255,000 unvested Value Appreciation Right units on June 13, 2011 with one-sixth of these units vesting one year after grant date, and the remaining five-sixths vesting in equal quarterly installments over the subsequent 5 year period. Mr. Bixby also received a grant of 50,000 unvested Value Appreciation Right units on December 20, 2011 with one-sixth of the units vesting one year after grant date, and the remaining five-sixths vesting in equal quarterly installments over the subsequent five year period.

        We have not made any grants of Value Appreciation Rights to our named executive officers subsequent to December 31, 2011.

Option Exercises

        There were no option exercises by our named executive during the year ended December 31, 2011.

Pension Benefits

        None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

        We did not maintain any nonqualified defined contribution or deferred compensation plans or arrangements for our named executive officers.

Agreements with Executive Officers

        Each of our named executive officers and all of our employees have entered into non-competition, non-solicitation and proprietary information and inventions assignment agreements. Under these agreements, each named executive officer has agreed (i) not to solicit our employees or customers during his employment and for a period of 12 months after the termination of his employment, (ii) not to compete with us or assist any other person to compete with us during the officer's employment with us and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his employment. As a condition of employment with the company, all employees are required to enter into this agreement.

        We are undertaking a review of our compensation arrangements with our named executive officers, and we expect to enter into new employment agreements with all of our named executive officers prior to the completion of this offering, which will supersede all previous employment agreements with such named executive officers. We will provide a more detailed description of such employment agreements once the terms are finalized.

Thilo Semmelbauer

        On August 17, 2010, we entered into a Profits Interest Grant and Repurchase Agreement with Mr. Semmelbauer whereby we issued a profits interest to Mr. Semmelbauer in consideration of future services to be rendered. The agreement entitles Mr. Semmelbauer to an aggregate amount of 4% of any liquidation of the LLC in excess of $300 million, subject to subsequent equity grants that may reduce this amount. Pursuant to the terms of the agreement, Mr. Semmelbauer is not entitled to any allocations or distributions relating to our operating profits outside of a liquidation scenario. The profits interest vests as to one-sixth of the interest on April 5, 2011, with the remaining five-sixths vesting in equal quarterly installments over the subsequent five year period, provided that the interest ceases to vest on the date that Mr. Semmelbauer ceases to be employed by us. Upon a change of control or qualified public offering, 50% of any unvested portion of Mr. Semmelbauer's profits interest will immediately vest, with the remaining unvested portion converting to restricted stock and continuing to vest in accordance with the vesting schedule outlined above. Accordingly, 50% of the unvested portion of Mr. Semmelbauer's profits interest will vest upon the consummation of this offering. Pursuant to the Reorganization, the vested portion of Mr. Semmelbauer's profits interest will be exchanged for shares of our common stock and the unvested portion of Mr. Semmelbauer's profits interest will be exchanged for restricted stock having the same vesting terms. For information regarding the number of shares of common stock and restricted stock to be issued to Mr. Semmelbauer in connection with the Reorganization and the number of shares of common stock and restricted stock to be held by Mr. Semmelbauer following this offering, see "Principal and Selling Stockholders."

Employee Benefit and Stock Plans

Value Appreciation Rights Plan

        Our board of directors adopted our Value Appreciation Plan, or the VAR Plan, in March 2011. As we were a limited liability company at the time of the adoption of the VAR Plan, it provides for the grant of value appreciation rights (each award, a VAR award) in the form of notional units to eligible persons designated by the board of directors. Each VAR award generally represents the right to an amount in cash, units or other securities based on the amount by which the fair market value of a notional unit of the LLC on the date of exercise of the award exceeds the value of a notional unit on the date of grant of the award. Payment can occur in the form of cash, units or other securities at the discretion of the Board of Managers and will be equal to the appreciation in the value over the participant's grant date price. The determination of the type of payment is subject to the discretion of the Company and not the holder. As a result, the VAR awards are accounted for as equity awards. The VAR awards made under the VAR Plan are subject to a time-based vesting requirement and a condition that a change of control (as defined in the VAR Plan) occur for a payment to trigger with respect to the VAR awards. In connection with our Reorganization, the VAR awards will be exchanged for options to purchase shares of our common stock under our 2012 Omnibus Equity Incentive Plan with substantially similar exercise prices and vesting terms of the VAR awards. No new awards will be granted under our VAR Plan following this offering.

        The maximum aggregate number of notional units reserved for issuance under the VAR Plan is 3,000,000. As of June 30, 2012, 1,621,000 notional units were outstanding and 1,379,000 notional units were available for future grants.

        Our board of directors, or a committee that it appoints, administers the VAR Plan. The administrator has the power and authority to determine the terms of the awards, including eligibility, the exercise price, the number of notional units, the vesting schedule and exercisability of awards and the form of consideration payable upon exercise and to construe and interpret the VAR Plan and VAR grants.

        Unless otherwise determined by the administrator, the VAR Plan generally does not allow for the sale or transfer of awards under the VAR Plan other than by will or the laws of descent and distribution.

        In the event of certain changes made in our membership interests, appropriate adjustments will be made with respect to the VAR awards to prevent any inappropriate dilution or enlargement of the benefits or potential benefits intended to be made available under the VAR Plan.

        In the event of a change of control, the VAR awards will be paid out, to the extent vested, and the unvested VAR awards will terminate on such date unless otherwise determined by the committee.

        Generally, the VAR awards may only be exercised upon a change of control, but if a participant's employment terminates other than for cause (as defined in the VAR Plan) and we obtain a release of claims from the participant, we can either repurchase the participant's vested VAR awards based upon the fair market value of a notional unit on the date of termination or wait until a change in control event and cash the participant out at the lesser of the fair market value on the date of termination of employment or the date of the change of control.

        Our board of directors may at any time amend, suspend or terminate the VAR Plan, provided such action does not impair the existing rights of any participant. Our VAR Plan will terminate in connection with, and contingent upon, the effectiveness of this offering.

2012 Omnibus Equity Incentive Plan

        In May 2012, our board of directors approved our 2012 Omnibus Equity Incentive Plan, or the 2012 Plan. The 2012 Plan will become effective immediately prior to the effectiveness of this prospectus, subject to the approval of our stockholders. Our 2012 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and any of our subsidiary corporations' employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares to our employees, directors and consultants and our subsidiary corporations' employees and consultants.

        After the effectiveness of this prospectus, no further grants will be made under our VAR Plan. In connection with the Reorganization, the outstanding VAR grants under our VAR Plan will be converted into options to purchase common stock granted under, and governed by the terms of, the 2012 Plan, and with similar rights and terms as the original VAR grant. See "Reorganization."

        The following summary of terms of the 2012 Plan is based on the terms of the 2012 Plan as approved by the board of directors, but the terms are not final until approved by our stockholders.

        Authorized Shares.    The maximum aggregate number of shares that may be issued under the 2012 Plan is 6,500,000 shares of our common stock (of which, approximately 1,500,000 will be granted as options in replacement of existing VARs). In addition, the number of shares available for issuance under the 2012 Plan will be annually increased on the first day of each of our fiscal years beginning with the 2013 fiscal year, by an amount equal to the least of:

  •
  1,500,000 shares of our common stock;

  •
  3% of the outstanding shares of our common stock as of the last day of our immediately preceding fiscal year; and

  •
  such other amount as our board of directors may determine.

        Shares issued pursuant to awards under the 2012 Plan that we repurchase or that are otherwise forfeited, will become available for future grant under the 2012 Plan on the same basis as the award initially counted against the share reserve. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2012 Plan.

        Award Limitations.    The following limits apply to any awards granted under the 2012 Plan:

  •
  Options and stock appreciation rights—no employee shall be granted within any fiscal year one or more options or stock appreciation rights, which in the aggregate cover more than 500,000 shares; provided, however, that in connection with an employee's initial service as an employee, an employee's aggregate limit may be increased by 1,000,000 shares;

  •
  Restricted stock and restricted stock units—no employee shall be granted within any fiscal year one or more awards of restricted stock or restricted stock units, which in the aggregate cover more than 500,000 shares; provided, however, that in connection with an employee's initial service as an employee, an employee's aggregate limit may be increased by 1,000,000 shares; and

  •
  Performance units and performance shares—no employee shall receive performance units or performance shares having a grant date value (assuming maximum payout) greater than two million dollars or covering more than 500,000 shares, whichever is greater; provided, however, that in connection with an employee's initial service as an employee, an employee may receive performance units or performance shares having a grant date value (assuming maximum payout) of up to an additional amount equal five million dollars or covering up to 1,000,000 shares, whichever is greater. No individual may only have one award of performance units or performance shares for a performance period.

        Plan Administration.    The 2012 Plan will be administered by our board of directors, which, at its discretion or as legally required, may delegate such administration to our compensation committee and/or one or more additional committees. In the case of awards intended to qualify as "performance-based compensation" within the meaning of Code Section 162(m), the compensation committee will consist of two or more "outside directors" within the meaning of Code Section 162(m).

        Subject to the provisions of our 2012 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the 2012 Plan. The administrator also has the authority, subject to the terms of the 2012 Plan, to amend existing awards, to prescribe rules and to construe and interpret the 2012 Plan and awards granted thereunder.

        Stock Options.    The administrator may grant incentive and/or nonstatutory stock options under our 2012 Plan; provided that incentive stock options are only granted to employees. The exercise price of such options must equal at least the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years; provided, however, that an incentive stock option held by a participant who owns more than 10% of the total combined voting power of all classes of our stock, or of certain of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator. Subject to the provisions of our 2012 Plan, the administrator determines the remaining terms of the options (e.g., vesting). After the termination of service of an employee, director or consultant, the participant may exercise his or her option, to the extent vested as of such date of termination, for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term.

        Stock Appreciation Rights.    Stock appreciation rights may be granted under our 2012 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Subject to the provisions of our 2012 Plan, the administrator determines the terms of stock appreciation rights, including when such rights vest and become exercisable and whether to settle such awards in cash or with shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant. The specific terms will be set forth in an award agreement.

        Restricted Stock.    Restricted stock may be granted under our 2012 Plan. Restricted stock awards are grants of shares of our common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Such terms may include, among other things, vesting upon the achievement of specific performance goals determined by the administrator and/or continued service. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and cash dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest for any reason will be forfeited by the recipient and will revert to us. The specific terms will be set forth in an award agreement.

        Restricted Stock Units.    Restricted stock units may be granted under our 2012 Plan, which may include the right to dividend equivalents, as determined in the discretion of the administrator. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The administrator determines the terms and conditions of restricted stock units including the vesting criteria, which may include achievement of specified performance criteria or continued service, and the form and timing of payment. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines in its sole discretion whether an award will be settled in stock, cash or a combination of both. The specific terms will be set forth in an award agreement.

        Performance Units / Performance Shares.    Performance units and performance shares may be granted under our 2012 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved and any other applicable vesting provisions are satisfied. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. For purposes of such awards, the performance goals may be one or more of the following, as determined by the administrator: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (vii) pre-tax income or after-tax income; (viii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (ix) raising of financing or fundraising; (x) project financing; (xi) revenue backlog; (xii) power purchase agreement backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets (gross or net), return on investment, return on capital, or return on shareholder equity; (xvii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share (basic or diluted); (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) construction projects consisting of one or more objectives based upon meeting project completion timing milestones, project budget, site acquisition, site development, or site equipment functionality; (xxvi) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, headcount, performance management, completion of critical staff training initiatives; (xxvii) objective goals relating to projects, including project completion timing milestones, project budget; (xxviii) key regulatory objectives; and (xxix) enterprise resource planning. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof. The specific terms will be set forth in an award agreement.

        Transferability of Awards.    Unless the administrator provides otherwise, our 2012 Plan generally does not allow for the transfer of awards and only the recipient of an option or stock appreciation right may exercise such an award during his or her lifetime.

        Certain Adjustments.    In the event of certain corporate events or changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2012 Plan, the administrator will make adjustments to one or more of the number and class of shares that may be delivered under the 2012 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits contained in the 2012 Plan. In the event of our proposed winding up, liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

        Merger or Change in Control.    Our 2012 Plan provides that in the event of a merger or change in control (other than a winding up, dissolution or liquidation), as defined under the 2012 Plan, each outstanding award will be treated as the administrator determines (including assumed, substituted or cancelled), except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

        Plan Amendment, Termination.    Our board of directors has the authority to amend, suspend or terminate the 2012 Plan provided such action does not impair the existing rights of any participant. Our 2012 Plan will automatically terminate in 2022, unless we terminate it sooner.

        Lock-Up Provision.    For a period of 180 days following the effective date of the registration statement, the participants may not offer, pledge, sell, contract to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of our securities however and whenever acquired (other than those included in the registration) without the prior written consent of the Company and Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. In addition, the participants agree to be bound by similar restrictions, and to sign a similar agreement, in connection with no more than one additional registration statement filed within 12 months after the effective date of the registration statement, provided that the duration of the lock-up period with respect to such additional registration shall not exceed 90 days from the effective date of such additional registration statement. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. In order to enforce the restriction set forth above, the Company may impose stop-transfer instructions with respect to the shares acquired under the 2012 Plan until the end of the applicable stand-off period.

2012 Employee Stock Purchase Plan

        In May 2012, our board of directors approved our 2012 Employee Stock Purchase Plan, or the ESPP. The ESPP will become effective immediately prior to the effectiveness of this prospectus, subject to the approval of our stockholders. Our executive officers and all of our other employees will be allowed to participate in our ESPP. In general, we intend to make offerings under the ESPP that qualify under Section 423 of the Code, but may make offerings that are not intended to qualify under Section 423 of the Code to the extent deemed advisable for designated subsidiaries outside the United States. Additionally, we may make separate offerings under the ESPP, each of which may have different terms, but each separate offering will be intended to comply with the requirements of Section 423 of the Code. The following summary of terms of the ESPP is based on the terms of the ESPP as approved by the board of directors, but the terms are not final until approved by the stockholders.

        A total of 2,000,000 shares of our common stock will be made available for sale under our ESPP. In addition, our ESPP provides for annual increases in the number of shares available for issuance under the ESPP on the first day of each fiscal year beginning with the 2013 fiscal year, equal to the least of:

  •
  1,000,000 shares of our common stock;

  •
  3% of the outstanding shares of our common stock on the first day of such fiscal year; and

  •
  such other amount as our board of directors may determine.

        Our board of directors or its committee has full and exclusive authority to interpret the terms of the ESPP and determine eligibility.

        All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for more than 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee:

  •
  immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  •
  holds rights to purchase stock under all of our employee stock purchase plans that would accrue at a rate that exceeds $25,000 worth of our stock for each calendar year.

        Our ESPP is intended to qualify under Section 423 of the Code, and provides for consecutive, non-overlapping six-month offering periods. The offering periods generally start on the first trading day on or after June 1 and December 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on June 3, 2013. The administrator may, in its discretion, modify the terms of future offering periods.

        Our ESPP permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation, which includes a participant's regular and recurring straight time gross earnings, payments for overtime and shift premium, exclusive of payments for incentive compensation, bonuses and other similar compensation. A participant may purchase a maximum of 1,000 shares of common stock during each six-month offering period.

        Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the last day of the offering period. Participants may end their participation at any time during an offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

        A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

        In the event of our merger or change of control, as defined under the ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set. The plan administrator will notify each participant in writing that the exercise date has been changed and that the participant's option will be exercised automatically on the new exercise date unless the participant has already withdrawn from the offering period.

        Our ESPP will automatically terminate in 2022, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in the ESPP, no such action may adversely affect any outstanding rights to purchase stock under our ESPP.

Non-Equity Incentive Plan

        Our executive officers, with the exception of our Chief Executive Officer, are eligible for annual incentive compensation under a cash bonus plan. The plan is designed to provide awards to such individuals as an incentive to contribute to both revenue growth and profitability on a consolidated company basis and as an incentive to meet individual objectives that relate to our overall goals.

        Bonuses are based on our overall financial performance and are contingent upon our attainment of revenue and EBITDA targets established by our board on an annual basis. Our board retains discretion to increase or decrease the bonus amount paid to any employee or executive, regardless of that person's target bonus or specific corporate performance metrics. There are no maximum payouts, and generally no minimum thresholds for individuals. Bonuses are paid in cash after the end of the performance period in which they were earned.

        Individual bonus payments are based on a formula determined by taking each person's actual earned compensation, multiplied by a target bonus percentage, multiplied by an individual score, multiplied by the company-wide score, with discretion for rounding. Individual bonus payments are pro-rated for the portion of the fiscal year during which the executive was employed by us for those executives who were not employed by us for the entire fiscal year.

        In May 2012, our board of directors approved the Shutterstock, Inc. Short-Term Incentive Plan, or the Short-Term Incentive Plan. The Short-Term Incentive Plan will become effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The purpose of the Short-Term Incentive Plan is to motivate and reward eligible officers and employees for their contributions toward the achievement of certain performance goals, with the intention that the incentives paid thereunder to certain executive officers of the Company be deductible during the applicable reliance period under Section 162(m) of the Code and the regulations and interpretations promulgated thereunder. The Short-Term Incentive Plan will be administered by the compensation committee, which shall have the discretionary authority to interpret the provisions of the Short-Term Incentive Plan, including all decisions on eligibility to participate, the establishment of performance goals, the amount of awards payable under the plan and the payment of awards.

        Commencing with our 2013 fiscal year, we expect the compensation committee to establish cash bonus targets and corporate performance metrics for a specific performance period (not to exceed 36 months) or fiscal year pursuant to the Short-Term Incentive Plan. Corporate performance goals may be based on one or more of the following criteria, as determined by our compensation committee: (i) pre-tax income or after-tax income; (ii) income or earnings including operating income, earnings before or after taxes, interest, stock-based compensation expense, depreciation and/or amortization; (iii) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (iv) earnings or book value per share (basic or diluted); (v) return on assets (gross or net), return on investment, return on capital, or return on equity; (vi) return on revenues; (vii) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (viii) economic value created; (ix) operating margin or profit margin; (x) stock price or total stockholder return; (xi) income or earnings from continuing operations; (xii) capital expenditures, cost targets, reductions and savings and expense management; and (xiii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion, objective customer satisfaction or information technology goals, and objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to participants who are not subject to the limitations of Code Section 162(m) or awards to participants that are not intended to comply with the requirements of Code Section 162(m) may, in either case, take into account other factors (including subjective factors). Performance goals may differ from participant to participant, performance period to performance period and from award to award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, and/or (vi) using an actual foreign exchange rate or on a foreign exchange neutral basis. It is the intent that, starting in 2013, the compensation committee will establish corporate performance metrics that are both aggressive and obtainable and that the executive officers' performance at expected levels will provide the opportunity to achieve a meaningful number of the corporate goals and objectives. Following the end of the performance period, the compensation committee will approve the achievement of the corporate performance metrics and authorize the funding of the cash bonuses for that period. Under the Short-Term Incentive Plan, the maximum award that can be paid to a participant during any performance period is

$2,000,000. The total awards under the Short-Term Incentive Plan may not exceed $10,000,000 during any calendar year or $30,000,000 during the applicable reliance period (within the meaning of Section 162(m)).

Rule 10b5-1 Sales Plans

        Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In addition to the director and executive officer compensation arrangements discussed above under "Executive Compensation," below we describe transactions since January 1, 2009, to which we have been a party or will be a party, in which:

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  the amounts involved exceeded or will exceed $120,000; and

  •
  a director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

        Other than as described below, there has not been, nor is there currently proposed, any such transaction or series of similar transactions to which we have been or will be a party other than compensation arrangements, which are described where required under "Management."

Reorganization and Distributions to LLC Members

        As described more fully under "Reorganization," prior to the effectiveness of the registration statement of which this prospectus is a part, we will complete the Reorganization from a New York limited liability company to a Delaware corporation. Members of the LLC affiliated with Jonathan Oringer, our chief executive officer, director and holder of more than 5% of our capital stock, Insight, which holds more than 5% of our capital stock, and Adam Riggs, a holder of more than 5% of our capital stock, will each receive final cash distributions from the LLC immediately prior to the Reorganization with respect to their membership interests. Historically we have made monthly cash distributions to these members of the LLC with respect to their membership interests and the LLC intends to continue making monthly cash distributions to these members up until the time of the Reorganization. See "Reorganization" for further details regarding the distributions.

Registration Rights Agreement

        In connection with the Reorganization and termination of the LLC's operating agreement, we will enter into a registration rights agreement with Jonathan Oringer (our chief executive officer), Insight Venture Partners, Adam Riggs, Thilo Semmelbauer (our president and chief operating officer) and one of our employees who is not an executive officer, pursuant to which we will provide for certain registration rights. The registration rights will terminate five years following effectiveness of the agreement, or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to registration rights may be sold pursuant to Rule 144 under the Securities Act during any three-month period. The holders of            shares of our common stock, after giving effect to the Reorganization, or their transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock—Registration Rights" below for additional information.

Customer Payments

        As of December 31, 2009, 2010 and 2011, and as of June 30, 2012, Pixel Holdings Inc., which is wholly-owned by Jonathan Oringer, owed the company $97,000, $144,000, $168,000 and $0, respectively. These amounts comprised customer payments that were sent to Pixel Holdings Inc. and other miscellaneous amounts. In April 2012, all amounts owed by Pixel Holdings Inc. to the company were repaid in full.

        The sole business of Pixel Holdings Inc. (which was formerly known as Shutterstock, Inc.) is as a holding company through which Mr. Oringer holds a majority interest in the LLC. Prior to June 7, 2007, our business was operated through Pixel Holdings Inc. On June 7, 2007, Pixel Holdings Inc. contributed the business to the LLC in exchange for a one hundred percent membership interest in the LLC. The LLC had no business operations prior to June 7, 2007. Following the contribution of the business to the LLC, certain of our customers continued making payments to Pixel Holdings Inc. in error.

Indemnification Arrangements

        Please see "Description of Capital Stock—Limitation on Director and Officer Liability and Indemnification" for information on our indemnification arrangements with our executive officers and directors.

Executive Compensation and Employment Arrangements

Named Executive Officers

        Please see "Management—Executive Compensation" for information on compensation and employment arrangements with our named executive officers.

Adam Riggs

        On June 7, 2007, we entered into an Employment Agreement with Mr. Riggs, our former President, whereby we issued a membership interest to Mr. Riggs in consideration of future services to be rendered. Pursuant to the terms of the Employment Agreement, Mr. Riggs received an 8.5% membership interest in the LLC. The membership interest vested monthly, on the first day of each month, over a thirty-six month period beginning July 1, 2007, provided that Mr. Riggs remained an employee of the LLC. Upon a change of control, a qualified public offering, termination by the LLC without cause or termination by Mr. Riggs for good reason, the entire unvested portion of Mr. Riggs' membership interest would have vested immediately. Mr. Riggs ceased his employment with the LLC in September of 2010, at which time his 8.5% membership interest was fully vested. Pursuant to the Reorganization, the LLC membership interest held by Mr. Riggs will be exchanged for shares of our common stock. For information regarding the number of shares of common stock to be issued to Mr. Riggs in connection with the Reorganization and the number of shares of common stock to be held by Mr. Riggs following this offering, see "Principal and Selling Stockholders."

Policies and Procedures for Related Party Transactions

        We intend to adopt a written code of business conduct and ethics, which will be effective and publicly available on our website at www.shutterstock.com upon the consummation of this offering. Under our code of business conduct and ethics, our employees, officers and directors will be discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related-party transactions, to a supervisor or the compliance officer of the Company, as defined in our code of business conduct and ethics, who will then review and summarize the proposed transaction for our audit committee. As provided by our audit committee charter to be effective upon completion of this offering, our audit committee is responsible for reviewing and approving in advance any related party transaction. Prior to the creation of our audit committee, our full board of directors reviewed related party transactions.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our outstanding capital stock as of                        , after giving effect to our Reorganization from a New York limited liability company to a Delaware corporation, as described more fully under "Reorganization," and as adjusted to reflect the sale of the common stock offered by us and the selling stockholders under this prospectus by:

  •
  each entity or person who is known to us to own beneficially more than 5% of our common stock;

  •
  each of our directors and named executive officers;

  •
  all of our directors and named executive officers as a group; and

  •
  each of the selling stockholders.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and include shares subject to options that are exercisable within 60 days. Such shares are also deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but not the percentage ownership of any other person.

        The table includes all shares of common stock issuable within 60 days of                        upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to community property laws, where applicable.

        Our calculation of the percentage of beneficial ownership prior to this offering is based on                        shares of our common stock outstanding as of                        after giving effect to our Reorganization, together with applicable options to the extent held by certain of our stockholders. We have based our calculation of the percentage of beneficial ownership after this offering on                        shares of our common stock outstanding immediately after completion of this offering (assuming no exercise of the underwriters' over-allotment option), together with applicable options to the extent held by certain of our stockholders.

        The actual number of shares of common stock to be issued to each stockholder in connection with the Reorganization, which will occur prior to the effectiveness of the registration statement of which this prospectus is a part, depends in part upon our valuation at the time of our initial public offering. For illustrative purposes only, the number of shares reflected in the table below is based on the most recent third party valuation commissioned by us in June 2012 in connection with our issuance of VARs.

        Except as otherwise noted, the address of each person listed in the table is c/o Shutterstock, Inc., 60 Broad Street, 30th Floor, New York, New York 10004.

	Shares Beneficially Owned Prior to Offering			Shares Beneficially Owned After Offering
			Number of Shares Offered
Name of Beneficial Owner	Shares	Percentage		Shares	Percentage
Principal Stockholders:
Jonathan Oringer(1)	18,447,705
Entities affiliated with Insight Venture Partners(2)	6,935,228
Adam Riggs(3)	2,357,977
Named Executive Officers and Directors:
Jonathan Oringer(1)	18,447,705
Thilo Semmelbauer	535,513
Timothy E. Bixby(4)	63,750
James Chou(5)	37,500
Steven Berns	—
Jeff Epstein	—
Thomas R. Evans	—
Jeffrey Lieberman(6)	6,935,228
Jonathan Miller	—
All executive officers and directors as a group (9 persons)	26,019,696

*
Represents beneficial ownership of less than 1%.

(1)
Shares held by Pixel Holdings Inc. Mr. Oringer is the sole stockholder of Pixel Holdings Inc. and has sole voting and dispositive control over the shares.

(2)
Includes 166,376 shares held of record by Shutterstock Investors, LLC, a Delaware limited liability company controlled by Insight Venture Partners V (Employee Co-Investors), L.P., 2,829,781 shares held of record by Shutterstock Investors I, LLC, a Delaware limited liability company controlled by Insight Venture Partners V, L.P., 856,778 shares held of record by Insight Venture Partners (Cayman) V, L.P. and 3,082,293 shares held of record by Insight Venture Partners V Coinvestment Fund, L.P. (Insight Venture Partners V (Employee Co-Investors), L.P., Insight Venture Partners V, L.P., Insight Venture Partners (Cayman) V, L.P. and Insight Venture Partners V Coinvestment Fund, L.P., collectively, the "Insight V Funds"). Insight Venture Associates V, L.L.C. is the general partner of each of the Insight V Funds. Insight Holdings Group, LLC is the manager of Insight Venture Associates V, L.L.C. Jeff Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings Group, LLC and share voting and dispositive control of the shares held by the Insight V Funds. The foregoing is not an admission by Insight Ventures Associates V, L.L.C. or Insight Holdings Group, LLC that it is the beneficial owner of the shares held by the Insight V Funds. Each of Messrs. Horing, Parekh or Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in these entities. The address of the Insight V Funds is c/o Insight Venture Partners, 680 Fifth Avenue, 8th Floor, New York, NY 10019.

(3)
The address of Adam Riggs is c/o The Nelson Law Firm, LLC, White Plains Plaza, One North Broadway, White Plains, New York 10601.

(4)
Consists of 63,750 shares issuable upon exercise of outstanding options exercisable within 60 days of August 9, 2012.

(5)
Consists of 37,500 shares issuable upon exercise of outstanding options exercisable within 60 days of August 9, 2012.

(6)
Mr. Lieberman is a Managing Director of Insight Venture Management, LLC, an entity affiliated with the Insight V Funds, but holds no voting or investment power over the shares reflected as beneficially owned by the Insight V Funds. See note (2) above for more information regarding the Insight V Funds.

DESCRIPTION OF CAPITAL STOCK

General

        The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon completion of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus is a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the completion of this offering. Prior to the effectiveness of the registration statement of which this prospectus is a part, we will be reorganized from a New York limited liability company to a Delaware corporation, as described more fully under "Reorganization."

        Upon the completion of this offering, we will be authorized to issue 200,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.01 par value per share.

Common Stock

        As of June 30, 2012, there were 28,379,000 shares of common stock outstanding, as adjusted to give effect to our Reorganization from a New York limited liability company to a Delaware corporation, as described more fully under "Reorganization," held by 8 stockholders. Options to purchase 1,621,000 shares of common stock were also outstanding as of June 30, 2012, as adjusted to give effect to the Reorganization. There will be                        shares of common stock outstanding (assuming no exercise of the underwriter's over-allotment option or exercise of outstanding options after June 30, 2012), after giving effect to the sale of the shares offered hereby.

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of liquidation, dissolution or winding up of Shutterstock, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

        There will not be any shares of preferred stock outstanding upon the closing of this offering. Under our amended and restated certificate of incorporation, which will be effective upon closing of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, $0.01 par value, in one or more series. Our board of directors will also have the authority to designate the rights, preferences, privileges and restrictions of each such series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series.

        The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Shutterstock without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.

Registration Rights

        In connection with the Reorganization and the termination of the LLC's operating agreement, we will enter into a registration rights agreement with Jonathan Oringer (our chief executive officer), Insight Venture Partners, Adam Riggs, Thilo Semmelbauer (our president and chief operating officer) and one of our employees who is not an executive officer, pursuant to which we will provide for certain registration rights. The registration rights will terminate five years following effectiveness of the agreement, or for any particular holder with registration rights, at such time when all securities held by that stockholder that are subject to registration rights may be sold pursuant to Rule 144 under the Securities Act during any three-month period. Subject to limitations in the agreement, the holders of at least                        of these securities then outstanding may require, on            occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale if Form S-3 is not available. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in this offering. The holders of at least                        of these securities then outstanding may also require us, not more than once in any twelve-month period, to register all or a portion of these securities on Form S-3 when the use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price is at least $             million. We will be responsible for paying all registration expenses, and the holders selling their shares will be responsible for paying all selling expenses.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

        Our amended and restated certificate of incorporation and our amended and restated bylaws that will be in effect upon the closing of this offering will contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

        As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

        Our amended and restated certificate of incorporation will provide that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

        In addition, our amended and restated bylaws will provide that special meetings of the stockholders may be called only by the chairperson of the board, our chief executive officer, our president (in the absence of a chief executive officer) or a majority of our board of directors. Stockholders may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Board Classification

        Upon the closing of this offering, our board of directors will be divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. For more information on the classified board, see "Management—Board of Directors." A third party may be discouraged from making a tender offer or otherwise attempting to take control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

No Cumulative Voting

        Our amended and restated certificate of incorporation and amended and restated bylaws will not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on the board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board's decision regarding a takeover.

Amendment of Charter Provisions

        The amendment of the above provisions of our amended and restated certificate of incorporation will require approval by holders of at least a majority of our outstanding capital stock entitled to vote generally in the election of directors.

Delaware Anti-Takeover Statute

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

  •
  prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

  •
  at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We anticipate that Section 203 may also discourage takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as amended upon the closing of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Choice of Forum

        Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Limitation on Director and Officer Liability and Indemnification

        Our amended and restated certificate of incorporation, which will be in effect upon the completion of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  •
  any transaction from which the director derived an improper personal benefit.

        Our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the completion of this offering provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys' fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

        The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder's investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Market Listing

        We have applied to list our common stock on the New York Stock Exchange under the symbol "SSTK".

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent's address is 6201 15th Avenue, Brooklyn, New York, 11219, and its telephone number is (718) 921-8200.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no market for our capital stock. Future sales of our common stock, or the availability of such shares for sale in the public market, could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

        Based on the number of shares outstanding as of June 30, 2012, upon completion of this offering, we will have outstanding                        shares of common stock. Of these shares, all of the shares sold in this offering (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of Shutterstock as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% stockholders.

        The remaining shares of common stock outstanding after this offering will be "restricted securities" within the meaning of Rule 144 under the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which are summarized below. Sales of these shares in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

        Prior to the completion of this offering, all of our directors, officers and the holders of all of our securities will have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any shares of our common stock or any securities exercisable for or convertible into shares of our common stock owned by them for a period of 180 days after the effective date of the registration statement filed pursuant to this offering without the prior written consent of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144 and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by the designated underwriters' representative.

        Taking into account the lock-up agreements, and assuming Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. do not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  •
  Beginning on the effective date of this prospectus, only the shares sold in this offering will be immediately available for sale in the public market.

  •
  Up to and including 180 days after the date of this prospectus,                         shares will be eligible for resale.

  •
  More than 180 days after the date of this prospectus, the remaining                        shares will be eligible for resale,                        of which would be subject to volume, manner of sale and other limitations under Rule 144, as described below.

        In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements (180 days after the date of this prospectus), a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of common stock then outstanding (which will equal approximately                        shares immediately after this offering, based on the number of shares of common stock outstanding as of June 30, 2012); or (ii) the average weekly trading volume of our common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Shutterstock. Under Rule 144, a person who is not deemed to have been an affiliate of Shutterstock at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

        The holders of approximately                        shares of our common stock or their transferees are also entitled to certain rights with respect to registration of those shares for offer or sale to the public. If the holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have a material adverse effect on the market price for our common stock.

        As a result of the lock-up agreements and the terms of our 2012 Omnibus Equity Incentive Plan and our 2012 Employee Stock Purchase Plan, our employees holding common stock or stock options may not sell shares acquired upon exercise until 180 days after the effective date. Beginning 180 days after the effective date, any employee, officer or director of or consultant who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options exercised under the 2012 Omnibus Equity Incentive Plan or any other benefit plan after the effectiveness of such registration statement will also be freely tradable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of June 30, 2012, there were outstanding options for the purchase of                        shares of our common stock, of which options to purchase                        shares were exercisable, as adjusted to give effect to the Reorganization. No shares have been issued to date under our 2012 Omnibus Equity Incentive Plan or 2012 Employee Stock Purchase Plan. See "Risk Factors—Shares Eligible for Future Sale," "Management—Employee Benefit and Stock Plans" and "Description of Capital Stock—Registration Rights."

MATERIAL U.S. FEDERAL INCOME TAX AND ESTATE TAX CONSEQUENCES
TO NON-U.S. HOLDERS

        The following is a summary of material U.S. federal income tax and estate tax consequences to non-U.S. holders relating to the ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income or estate tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent below. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder's particular circumstances or to non-U.S holders that may be subject to special tax rules, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  persons subject to the alternative minimum tax;

  •
  tax-exempt organizations;

  •
  controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities treated as pass-through entities for U.S. federal income tax purposes;

  •
  dealers in securities or currencies;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons that own, or are deemed to own, more than five percent of our common stock, except to the extent specifically set forth below;

  •
  real estate investment trusts or regulated investment companies;

  •
  certain former citizens or long-term residents of the U.S.;

  •
  persons who hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction; or

  •
  persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

        If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

        You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

        For purposes of this discussion, a non-U.S. holder is a beneficial owner of shares of our common stock that is not, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state or political subdivision thereof, or the District of Columbia;

  •
  a partnership;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

Distributions

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder's adjusted tax basis in our common stock, and thereafter will be treated as capital gain. Distributions treated as dividends on our common stock held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable income tax treaty and the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), the dividend will not be subject to the 30% U.S. federal withholding tax (provided the non-U.S. holder has provided the appropriate documentation, generally an IRS Form W-8ECI, to the withholding agent), but the non-U.S. holder generally will be subject to U.S. federal income tax in respect of the dividend on a net income basis, and at graduated rates, in substantially the same manner as U.S. persons. Dividends received by a non-U.S. holder that is a corporation for U.S. federal income tax purposes and which are effectively connected with the conduct of a U.S. trade or business may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

        A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Gain on Disposition of Common Stock

        Subject to the discussion below of the Foreign Account Tax Compliance Act, or FATCA, and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or other disposition of our common stock unless:

  •
  such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale or disposition, and certain other conditions are met;

  •
  such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if an applicable tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States); or

  •
  our common stock constitutes a U.S. real property interest by reason of our status as a "United States real property holding corporation" for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period for our common stock.

        A non-U.S. holder that is an individual and who is present in the United States for 183 days or more in the taxable year of such sale or disposition, if certain other conditions are met, will be subject to tax at a gross rate of 30% on the amount by which such non-U.S. holder's taxable capital gains allocable to U.S. sources, including gain from the sale or other disposition of our common stock, exceed capital losses allocable to U.S. sources, except as otherwise provided in an applicable income tax treaty.

        Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder's conduct of a trade or business in the U.S. generally will be subject to U.S. federal income tax on a net income basis, and at graduated rates, in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

        Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not expect to be treated as a USRPHC as of the date hereof; however, there can be no assurances that we are not now or will not become in the future a USRPHC. If, however, we were a USRPHC during the applicable testing period, as long as our common stock is regularly traded on an established securities market, our common stock will be treated as a U.S. real property interest only for a non-U.S. holder who actually or constructively holds (at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder's holding period) more than 5% of such regularly traded stock. Please note, though, that we can provide no assurance that our common stock will remain regularly traded.

Federal Estate Tax

        Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Recently Enacted Legislation Affecting Taxation of Our Common Stock Held By or Through
Foreign Entities

        Recently enacted legislation as part of FATCA generally will impose a U.S. federal withholding tax of 30% on dividends paid after December 31, 2013 and the gross proceeds of a disposition of our common stock paid after December 31, 2014, to a foreign financial institution unless such institution enters into an agreement with the U.S. Secretary of Treasury to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends paid after December 31, 2013 and the gross proceeds of a disposition of our common stock paid after December 31, 2014, to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the U.S. Secretary of Treasury. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, the non-U.S. holder's name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder country of residence.

        Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding unless the non-U.S. holder establishes an exemption, for example by properly certifying the non-U.S. holder's status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the non-U.S. holder is a U.S. person.

        Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

        The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

 UNDERWRITING

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Jefferies & Company, Inc. are acting as representatives, have severally agreed to purchase, and we and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.
RBC Capital Markets, LLC
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased, or, in the case of a default with respect to the shares covered by the underwriters' over-allotment described below, the underwriting agreement may be terminated.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $            per share under the public offering price. Any underwriter may allow, and such dealers may reallow, a concession not in excess of $            per share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We and the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

        The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown

assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional            shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
The selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

        The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $             million.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

        We have applied to list our common stock on the New York Stock Exchange under the trading symbol "SSTK".

        In connection with this offering, we and our directors, officers and the holders of our outstanding stock and stock options, including the selling stockholders, have agreed, or are otherwise subject to substantially the same contractual restrictions with us, that, without the prior written consent of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. on behalf of the underwriters and subject to certain exceptions, we and they will not, during the period ending 180 days after the date of this prospectus (or such earlier date or dates as agreed between us and Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc.):

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock beneficially owned or any other securities convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in the immediately preceding bullet or this bullet is to be settled by delivery of our common stock or such other securities, in cash or otherwise; or

  •
  make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

        In addition, we and all directors and officers and the holders of our outstanding stock and stock options, including the selling stockholders, have agreed, or are otherwise subject to substantially the same contractual restrictions with us, that, without the prior written consent of Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. on behalf of the underwriters, and subject to certain exceptions, we and they will not, during the period ending 180 days after the date of this prospectus (or such earlier date or dates as agreed between us and Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc.), file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock. The restrictions described in the preceding paragraph do not apply to:

  •
  sales of our common stock to the underwriters;

  •
  transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of our common stock or other securities acquired in such open market transactions;

  •
  transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock (i) to the spouse, domestic partner, parent, child or grandchild of the security holder or to any trust (or similar entity) formed for the benefit of such person, (ii) by bona fide gift, will or intestacy, (iii) to equity holders, limited partners or affiliates of a security holder or (iv) to a trustor or beneficiary of a trust, provided that in the case of any such transfer or distribution, the transferee, donee or distributee must sign and deliver a lock-up letter substantially in the form of the lock-up letter signed by the holders of our outstanding stock and no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made in respect of the transfer or distribution during the 180-day restricted period;

  •
  dispositions of shares of our common stock or any securities convertible into our common stock to us in a transaction exempt from Section 16(b) of the Exchange Act solely in connection with the payment of taxes and exercise price due with respect to stock options or warrants or the vesting of restricted securities, insofar as such stock options, warrants or restricted securities are outstanding on the date of this prospectus and provided that no public reports or filings reporting the transaction shall be required or shall be voluntarily made in respect of the disposition;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of our common stock, provided that such plan does not provide for the transfer of our common stock during the restricted period;

  •
  transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock occurring by operation of law, provided such shares or security remain subject to the restrictions described in this paragraph; and

  •
  transfers of shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock pursuant to a qualifying bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock.

        The 180-day restricted period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period or provide notification to Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. of any earnings release, or material news or a material event that may give rise to an extension of the 180-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        In addition, each such person has agreed that it will not engage in any transaction that may be restricted during the 34-day period beginning on the last day of the 180-day restricted period unless it requests and receives prior written confirmation from us or Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. that the restrictions described above have expired.

        In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering, creating a short position in the common stock for their own accounts. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in this offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

        A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make internet distributions on the same basis as other allocations.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Pricing of the Offering

        Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects and those of our industry in general, our revenue, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. We cannot assure you that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

Directed Share Program

        At our request, the underwriters have reserved up to            % of the shares of common stock for sale at the initial public offering price to the independent members of our board of directors through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by these directors in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares. Any directors who purchase shares in the directed share program will remain subject to the 180-day lock-up period from the date of this prospectus, as described above.

Selling Restrictions

    European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

        (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

        (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

        (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

    United Kingdom

        Each underwriter has represented and agreed that:

        (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

        (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

 LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to this offering of our common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents. A copy of the registration statement, the exhibits and schedules thereto and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC in 100 F Street, N.E., Room 1580, Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

        As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above. Shutterstock maintains a website at www.shutterstock.com. You may also access our periodic reports, proxy statements and other information free of charge at this website as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on such website is not incorporated by reference and is not part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members
of Shutterstock Images LLC:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of members' deficit and of cash flows present fairly, in all material respects, the financial position of Shutterstock Images LLC and its subsidiaries at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York
May 14, 2012

SHUTTERSTOCK IMAGES LLC

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,
			June 30, 2012	Pro Forma June 30, 2012
	2010	2011
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,544	$14,097	$15,042	$
Credit card receivables	703	964	1,488
Accounts receivable, net	350	647	823
Prepaid expenses and other current assets	365	1,554	3,592
Deferred tax assets	942	644	756
Due from related party	144	168	—

Total current assets	9,048	18,074	21,701
Property and equipment, net	1,703	3,844	5,479
Intangible assets, net	1,248	1,029	1,098
Goodwill	1,423	1,423	1,423
Deferred tax assets	13	58	101
Other assets	428	427	427

Total assets	$13,863	$24,855	$30,229	$

LIABILITIES, REDEEMABLE PREFERRED MEMBERS' INTEREST, MEMBERS' DEFICIT AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$468	$1,838	$2,624		$—
Accrued expenses	6,532	10,875	12,472		—
Contributor royalties payable	3,959	5,261	6,321		—
Income taxes payable	316	—	—		—
Deferred revenue	19,631	28,451	33,626		—
Other liabilities	51	85	90		—

Total current liabilities	30,957	46,510	55,133		—
Other non-current liabilities	398	2,548	4,668		—

Total liabilities	31,355	49,058	59,801		—
Commitments and contingencies (Note 8)
Redeemable preferred members' interest	36,811	33,725	29,937		—
Members' deficit:
Common members' interest	5,699	5,699	5,699		—
Accumulated deficit	(60,002)	(63,627)	(65,208)		—

Total members' deficit	(54,303)	(57,928)	(59,509)		—

Stockholders' equity:
Common stock	—	—	—		—
Additional paid-in capital	—	—	—		—
Retained earnings (deficit)	—	—	—		—
Total stockholders' equity	—	—	—		—
Total liabilities, redeemable preferred members' interest, members' deficit and stockholders' equity	$13,863	$24,855	$30,229		$—

See accompanying notes to consolidated financial statements

SHUTTERSTOCK IMAGES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amount)

	Year Ended December 31,				Six Months Ended June 30,
	2009	2010	2011		2011	2012
					(unaudited)
Revenue	$61,099	$82,973		$120,271	$54,387		$78,199
Operating expenses:
Cost of revenue	21,826	32,353		45,504	21,156		30,103
Sales and marketing	10,949	17,820		31,929	13,836		23,127
Research and development	2,361	4,591		9,777	4,255		7,070
General and administrative	6,217	8,414		10,171	4,297		7,895

Total operating expenses	41,353	63,178		97,381	43,544		68,195

Income from operations	19,746	19,795		22,890	10,843		10,004
Interest income	5	19		10	7		5

Income before income taxes	19,751	19,814		22,900	10,850		10,009
Provision for income taxes	909	876		1,036	462		227

Net income	$18,842	$18,938		$21,864	$10,388		$9,782

Pro forma income before provision for income taxes			$			$
Pro forma provision for income taxes			$			$
Pro forma net income			$			$
Pro forma as adjusted net income per share of common stock:
Basic (unaudited)			$			$
Diluted (unaudited)			$			$
Weighted average shares outstanding used to compute pro forma as adjusted net income per share of common stock:
Basic (unaudited)
Diluted (unaudited)

See accompanying notes to consolidated financial statements

SHUTTERSTOCK IMAGES LLC

CONSOLIDATED STATEMENTS OF MEMBERS' DEFICIT

(In Thousands)

	Common Members' Interest	Accumulated Deficit	Total Members' Deficit
Balance at January 1, 2009	$2,949	$(49,110)	$(46,161)
Common members' distributions	—	(15,375)	(15,375)
Equity-based compensation	1,833	—	1,833
Preferred members' interest accretion	—	(6,804)	(6,804)
Net income	—	18,842	18,842

Balance at December 31, 2009	$4,782	$(52,447)	$(47,665)
Common members' distributions	—	(19,425)	(19,425)
Equity-based compensation	917	—	917
Preferred members' interest accretion	—	(7,068)	(7,068)
Net income	—	18,938	18,938

Balance at December 31, 2010	$5,699	$(60,002)	$(54,303)
Common members' distributions	—	(21,431)	(21,431)
Preferred members' interest accretion	—	(4,058)	(4,058)
Net income	—	21,864	21,864

Balance at December 31, 2011	$5,699	$(63,627)	$(57,928)
Common members' distributions (unaudited)	—	(11,363)	(11,363)
Net income (unaudited)	—	9,782	9,782

Balance at June 30, 2012 (unaudited)	$5,699	$(65,208)	$(59,509)

See accompanying notes to consolidated financial statements

SHUTTERSTOCK IMAGES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,842	$18,938	$21,864	$10,388	$9,782
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	404	874	1,520	624	1,160
Deferred taxes	(234)	(293)	253	162	(155)
Non-cash equity-based compensation	1,833	1,114	2,122	791	2,157
Bad debt reserve	—	—	256	—	50
Chargeback reserve (recovery)	(77)	—	40	—	—
Changes in operating assets and liabilities:
Credit card receivable	(78)	(1)	(261)	(328)	(524)
Accounts receivable	—	(350)	(553)	(198)	(226)
Prepaid expenses and other current and non-current assets	(50)	(170)	(1,211)	(540)	(2,076)
Due from member	—	(47)	(24)	22	168
Accounts payable and other liabilities	2,393	2,200	5,735	2,298	2,351
Contributors payable	524	1,100	1,302	787	1,060
Income taxes payable	(342)	(11)	(316)	(316)	—
Deferred revenue	3,936	5,372	8,820	6,248	5,175

Net cash provided by operating activities	$27,151	$28,726	$39,547	$19,938	$18,922
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(747)	(1,116)	(3,442)	(1,529)	(2,671)
Acquisition of patents	—	—	—	(25)	(193)
Security deposit receipt (payment)	—	(103)	23	8	38
Acquisition, net of cash	(1,942)	—	—	—	—

Net cash used in investing activities	$(2,689)	$(1,219)	$(3,419)	$(1,546)	$(2,826)
CASH FLOWS FROM FINANCING ACTIVITIES
Members' distributions	(20,500)	(25,900)	(28,575)	(19,500)	(15,151)

Net cash used in financing activities	$(20,500)	$(25,900)	$(28,575)	$(19,500)	$(15,151)
Net increase (decrease) in cash and cash equivalents	3,962	1,607	7,553	(1,108)	945
Cash and cash equivalents—Beginning	975	4,937	6,544	6,544	14,097

Cash and cash equivalents—Ending	$4,937	$6,544	$14,097	$5,436	$15,042

Supplemental Disclosure of Cash Information:
Cash paid for:
Income taxes	$1,485	$1,180	$1,225	$926	$300
Non-cash financing activities:
Preferred members' interest accretion	$6,804	$7,068	$4,058	$3,493	$—

See accompanying notes to consolidated financial statements

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies

Summary of Operations

        Shutterstock Images LLC (the "Company" or "Shutterstock") was organized as a New York limited liability company on January 16, 2007. The Company operates an industry-leading global marketplace for commercial digital imagery. Commercial digital imagery consists of licensed photographs, illustrations and videos that companies use in their visual communication, such as websites, digital and print marketing materials, corporate communications, books, publications and video content. The Company licenses commercial digital content to its customers. Contributors upload their digital content to the Company's website in exchange for a royalty payment based on customer download activity. The Company maintains a primary office location in New York City.

Principles of Consolidation

        The consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Statements

        The unaudited interim consolidated balance sheet as of June 30, 2012, the consolidated statements of operations and cash flows for the six months ended June 30, 2011 and 2012, and the consolidated statement of members' deficit for the six months ended June 30, 2012 are unaudited. The unaudited interim financial statements have been prepared on a basis consistent with the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly the Company's financial position as of June 30, 2012 and its results of consolidated operations and cash flows for the six months ended June 30, 2011 and 2012. The financial data and the other financial information disclosed in these notes to the financial statements related to the six month periods are also unaudited. The results of operations for the six months ended June 30, 2012 are not necessarily indicative of the results to be expected for the year ending December 31, 2012 or for any other future annual or interim period.

Reorganization

        The Company is currently established as a New York limited liability company (the "LLC"). In May 2012, in connection with the filing of a registration statement for the Company's proposed initial public offering (the "IPO"), the Company formed Shutterstock, Inc., a Delaware corporation, and will reorganize, by way of a merger of the LLC with and into Shutterstock, Inc., with Shutterstock, Inc. surviving in the merger (the "Reorganization"). In connection with the Reorganization, the membership interests in the LLC will be exchanged for shares of common stock of Shutterstock, Inc. prior to the IPO.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the period. The Company evaluates its significant

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

estimates on an ongoing basis, including, but not limited to goodwill, intangibles, equity-based compensation, income tax provisions and for certain non-income tax accruals. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Sales and Use Taxes

        Amounts charged to customers or paid on behalf of customers related to sales taxes, value-added taxes and other usage taxes are classified net of revenue.

Concentration of Credit and Contributor Risk

        At certain times, the Company's cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits. The Company believes it mitigates its risk by depositing its cash balances with financial institutions of high quality.

        The Company's customers and contributors are located worldwide. The majority of the Company's customers purchase products by making electronic payments at the time of a transaction. The Company performs ongoing financial condition evaluations for its existing customers and performs credit evaluations for its new customers. Concentration of credit risk is limited due to the Company's large number of diversified customers. No single customer accounted for or exceeded 10% of revenue for the years ended December 31, 2009, 2010 or 2011, and the six months ended June 30, 2011 and 2012, respectively. As of December 31, 2010 and 2011 and as of June 30, 2012, no single customer accounted for or exceeded 10% of credit card receivables. As of December 31, 2010, two customers accounted for 51% of accounts receivable, and as of December 31, 2011, four customers accounted for 56% of accounts receivable. Three customers accounted for 65% of accounts receivable as of June 30, 2012. The customers that accounted for more than 10% of the Company's accounts receivable balance as of December 31, 2010 and 2011, and June 30, 2012, accounted for less than 1% of total revenue for the years ended December 31, 2010 and 2011 and for the six months ended June 30, 2012, respectively.

        No single contributor accounted for or exceeded 10% of contributor royalties for the years ended December 31, 2009, 2010 and 2011, and the six months ended June 30, 2011 and 2012, respectively.

Fair Value Measurements

        The fair value framework under the Financial Accounting Standards Board ("FASB") guidance requires the categorization of assets and liabilities into three levels: Level 1—quoted prices (unadjusted) in active markets for identical assets or liabilities; Level 2—inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and Level 3—unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

        The fair value of a financial instrument is the amount for which the instrument could be exchanged in a current transaction between willing parties. Cash and cash equivalents, accounts receivable, restricted cash, accounts payable and deferred revenue carrying amounts approximate fair value because of the short

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

maturity of these instruments. The Company currently has no other financial assets or liabilities that are measured at fair value.

        The Company's non-financial assets, which include property and equipment, intangibles and goodwill, are not required to be measured at fair value on a recurring basis. However, if certain triggering events occur, or if an annual impairment test is required and the Company is required to evaluate the non-financial asset for impairment, a resulting asset impairment would require that the non-financial asset be recorded at the fair value.

Cash and Cash Equivalents

        The Company considers all highly liquid securities with original maturities of three months or less when acquired to be cash equivalents. Cash primarily consists of balances in checking and savings accounts, which are recorded at cost and approximate fair value and is considered a Level 1 measurement based on bank reporting.

Restricted Cash

        The Company had $472, $425 and $425 of restricted cash recorded in other assets as of December 31, 2010 and 2011, and June 30, 2012, respectively. The restricted cash relates to security deposits for leased office locations. The carrying value of restricted cash approximates fair value.

Credit Card Receivables

        The Company's credit card receivables represent amounts due from third party credit card processors. Such amounts generally convert to cash within three to five days with little or no default risk.

Accounts Receivable and Allowance for Doubtful Accounts

        The Company's accounts receivable are customer obligations due under normal trade terms, carried at their face value less an allowance for doubtful accounts if required. The Company determines its allowance for doubtful accounts based on the evaluation of the aging of its accounts receivable and on a customer-by-customer analysis of its high-risk customers. The Company's reserve contemplates its historical loss rate on receivables, specific customer situations and the economic environments in which the Company operates. As of December 31, 2010, the Company determined there was no allowance needed. As of December 31, 2011 and June 30, 2012, the Company recorded an allowance for doubtful accounts of $256 and $306, respectively.

Deferred Offering Costs

        Deferred offering costs consist of legal, accounting, consulting and filing fees related to the IPO. The deferred offering costs will be offset against proceeds from the IPO upon the effectiveness of the IPO. In the event the IPO is terminated, all deferred offering costs will be expensed. No amounts were deferred as of December 31, 2010. As of December 31, 2011 and June 30, 2012, the Company deferred $511 and $2,567, respectively, of offering costs which are included in prepaid expenses and other current assets.

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. The useful lives are as follows:

Equipment	3-5 years
Furniture and fixtures	7 years
Purchased software	3 years
Leasehold improvements	Shorter of expected useful life or lease term

Capitalized Internal Use Software

        The Company accounts for the cost of computer software developed or obtained for internal use of its application service by capitalizing qualifying costs, which are incurred during the application development stage and amortizing them over the software's estimated useful life. Costs incurred in the preliminary and post-implementation stages of the Company's products are expensed as incurred. The amounts capitalized include external direct costs of services used in developing internal-use software and payroll and payroll-related costs of employees directly associated with the development activities. The Company amortizes capitalized software over the expected period of benefit, which is three years, beginning when the software is ready for its intended use. The Company had no capitalized software costs as of December 31, 2010. For the year ended December 31, 2011 and the six months ended June 30, 2012, the Company had gross capitalized costs of $297 which is included in property and equipment and amortized $17 and $49, respectively, which is included in general and administrative expense. There was no amortization expense for the six months ended June 30, 2011. The Company's policy is to amortize such capitalized costs using the straight-line method over the estimated useful life.

Impairment of Long-Lived Assets

        Long-lived assets, such as property, plant and equipment and purchased intangibles subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying value of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying value or the fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet. There were no impairment charges in 2009, 2010 or 2011 and for the six months ended June 30, 2011 and 2012.

Goodwill and Intangible Assets

        Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually on October 1 of each fiscal year or more frequently if events occur or circumstances exist that indicate that the fair value of

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

a reporting unit may be below its carrying value. Goodwill has been allocated to the Company's reporting units, for the purposes of preparing our impairment analyses, based on a specific identification basis. In September 2011, the FASB issued authoritative guidance which gives entities the option of performing a qualitative assessment of goodwill prior to calculating the fair value of a reporting unit in "step 1" of the goodwill impairment test. If entities determine, on the basis of qualitative factors, that the fair value of a reporting unit is more likely than not less than the carrying amount, the two-step impairment test is required to be performed. The Company adopted this newly issued authoritative guidance effective October 1, 2011. Among the factors included in the Company's qualitative assessment as of October 1, 2011 were general economic conditions and the competitive environment, actual and expected financial performance, including consideration of the Company's revenue growth and improved operating results year-over-year, forward-looking business measurements, external market conditions, and other relevant entity-specific events. Based on the results of the qualitative assessment as of October 1, 2011, the Company concluded that it is more likely than not that the fair value of its reporting unit is more than its carrying amount, and therefore performance of the two-step quantitative impairment test was not necessary. As a result of a combination of factors in the second quarter of 2012, the Company concluded that a triggering event had occurred in the Bigstockphoto, Inc. ("Bigstock") reporting unit indicating a potential impairment and a step 1 impairment test was performed as of June 30, 2012. There were no impairments of goodwill in any of the periods presented in the consolidated financial statements.

Revenue Recognition

        All revenue, net of refunds, is generated from the license of digital content through subscription or usage based plans. The Company's four plans are: subscription plans, On Demand plans, pay-as-you-go, which was introduced in July 2011, and credit pack plans. The Company recognizes revenue when the following four basic criteria are met: there is persuasive evidence of an arrangement, performance or delivery of services has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. The Company considers persuasive evidence of an arrangement to be an electronic order form, or a signed contract, which contains the fixed pricing terms. Performance or delivery is considered to have occurred upon either the ratable passage of time over the contract period, a usage basis or upon the expiration of a contract period for which there are unused downloads or credits. Collectability is reasonably assured since most of the Company's customers purchase products by making electronic payments at the time of a transaction with a credit card. The Company establishes a chargeback allowance based on factors surrounding historical credit card chargeback trends and other information. As of December 31, 2010 and 2011 and June 30, 2012, the Company has recorded a chargeback allowance of $30, $70 and $70, respectively, which is included in other liabilities. Collectability is assessed for customers who pay on credit based on a credit evaluation for new customers and transaction history with existing customers. Any cash received in advance of revenue recognition is recorded as deferred revenue.

        Subscription plans range in length from thirty days to one year. Subscription plan revenues are recognized on a straight-line basis using a daily convention method over the plan term. On Demand plans are for a one-year term and permit the customer to download up to a fixed number of digital content. On-demand revenues are recognized at the time the customer downloads the digital downloads on a per unit basis. Revenue related to unused digital content, if any, is recognized in full at the end of the plan term. Pay-as-you-go plans provide for individual image download. The Company recognizes revenue as the customer downloads images. Credit-pack plans are generally for a one-year term and enable the customer

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

to purchase a fixed number of credits which can then be utilized to pay for downloaded digital content. The number of credits utilized for each download depends on the digital content size and format. Credit-pack revenues are recognized based on customer usage on a per credit basis as digital content is downloaded. Revenue related to unused credits, if any, is recognized in full at the end of the plan term. Most plans automatically renew at the end of the plan term unless the customer elects not to renew. The Company recognizes revenues from its four types of plans on a gross basis in accordance with the authoritative guidance on principal-agent considerations as the Company is the primary obligor in the arrangement, has latitude in establishing the product's price, performs a detailed review of the digital content before accepting it to its library to ensure it is of high quality before it may be purchased by our customers, can reject contributor's images in its sole discretion, and has credit risk.

        Customers typically pay in advance (or upon commencement of the term) via credit card, wire or check. Fees paid or invoiced in advance are deferred and recognized as described above. Customers that do not pay in advance are invoiced and are required to make payment under standard credit terms. The Company does not generally offer refunds or the right of return to customers. There are situations in which a customer may receive a refund which is determined on a case-by-case basis.

        The Company also licenses digital content to customers through third party resellers. The Company contracts with third party resellers around the world to access markets where the Company does not have a significant presence. Third party resellers sell the Company's products directly to end-user customers and remit a fixed amount to the Company based on the type of plan sold. The terms of the reseller program indicate that the third party reseller is the primary obligor to the end-user customer and bears the risks and rewards as principal in the transaction. In assessing whether the Company's revenue should be reported on a gross or net basis with respect to our reseller program, the Company followed the authoritative guidance in ASC 605-45 Principal Agent Considerations. The Company recognizes revenue on a net basis in accordance with the type of plan sold, consistent with the plan descriptions above. The Company generally does not offer refunds or the right of return to resellers.

Cost of Revenue

        The Company's cost of revenue includes contributor royalties, credit card processing fees, image and video reviewer expenses, hosting and bandwidth expenses, amortization of content intangible assets, and depreciation of network equipment, which are the direct costs related to providing content to customers. Additionally, the Company includes an allocation of overhead costs primarily related to payroll, insurance, and facilities expenses based on headcount.

Contributor Royalties and Internal Sales Commissions

        Contributor royalties earned by a contributor are generally paid bi-weekly or monthly once a customer has downloaded the contributor's digital content and the contributor's royalty account has reached a certain dollar level. The Company expenses contributor royalties in the period during which a customer download occurs and includes the contributor royalties in cost of revenue.

        Internal sales commissions are generally paid in the month following collection or invoicing of the commissioned receivable. Internal sales commission expense is included in sales and marketing expense. Internal sales commissions are deferred and recognized over the expected future revenue stream which is

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

generally up to twelve months. There were no internal sales commissions deferred or amortized for the year ended December 31, 2009. For the years ended December 31, 2010 and 2011 and the six months ended June 30, 2011 and 2012, the Company deferred $352, $651, $304, and $762, respectively, in internal sales commissions which is included in prepaid expenses and other current assets and amortized $256, $597, $246 and $579, respectively, in internal sales commission expense which is included in sales and marketing expense.

Research and Development

        The Company expenses research and development costs as incurred, except for costs that are capitalized for software development projects that have demonstrated technological feasibility. Research and development costs are primarily comprised of development personnel salaries, equipment costs as well as allocated occupancy costs and related overhead. For the years ended December 31, 2009 and 2010, the Company did not capitalize any software costs and all research and development costs were expensed as incurred. For the year ended December 31, 2011, and the six months ended June 30, 2012, the Company capitalized $25 and $0, respectively, in costs which are included in total capitalized software costs included in property and equipment.

Advertising Costs

        The Company expenses the cost of advertising and promoting its products as incurred. Such costs totaled $8,265, $13,547, $25,176, $11,111 and $18,285 for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively, which are included in sales and marketing expense.

Deferred Rent

        The Company records rent expense on a straight-line basis over the term of the related lease. The difference between the rent expense recognized and the actual payments made in accordance with the lease agreement is recognized as a deferred rent liability on the Company's balance sheet. As of December 31, 2010 and 2011, and June 30, 2012, the Company has recorded a deferred rent balance of $162, $198 and $161, respectively, which is included in other non-current liabilities.

Equity-Based Compensation

        The Company measures and recognizes equity-based compensation expense for all equity-based payment awards made to employees based on estimated fair values. The value portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period. For awards with a change of control condition, an evaluation is made at the grant date and future periods as to the likelihood of the condition being met. Compensation expense is adjusted in future periods for subsequent changes in the expected outcome of the change of control conditions until the vesting date. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        The Company uses the Black-Scholes option-pricing model to determine the fair value of the Value Appreciation Rights Plan ("VAR Plan") awards which is discussed further in Note 10, Valuation

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

Appreciation Rights Plan. The determination of the grant date fair value of the VAR Plan awards using an option-pricing model requires judgment and is affected by the Company's estimated fair value of its common ownership interests as well as assumptions regarding a number of other complex and subjective variables. These variables include the Company's fair value of the common ownership interest, the expected unit price volatility over the expected term of the awards, awards' exercise and cancellation behaviors, risk-free interest rates, and expected dividends, which are estimated as follows:

  •
  Fair Value of Common Membership Unit.  The Company's fair value of common ownership interest is estimated internally and approved by the Board of Managers ("BOM") because the Company is not publicly traded. The Company's intention upon granting VAR Plan awards is for the granted award to have exercisable price per unit that is not less than the per unit fair value of the Company's common equity on the date of grant. The valuations of the Company's common equity unit were prepared in accordance with the American Institute of Certified Public Accountants Statement on Standards for Valuation Services 1: Valuation of a Business, Business Ownership Interest, Security, or Intangible Asset. The assumptions used in the valuation model are based on future expectations combined with the Company's judgment. In the absence of a public trading market, the Company exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the common equity unit as of the date of each VAR Plan award grant. Some but not all of these factors included operating and financial performance, current business conditions and projections, the hiring of key personnel, the Company's history and introduction of new functionality and services, the Company's stage of development, the likelihood of achieving a liquidity event for the common ownership interests, any adjustment necessary to recognize a lack of marketability for our common ownership interests, the market performance of comparable publicly traded companies, and U.S. and global capital market conditions. The Company also obtains independent third party valuations on a periodic basis.

  •
  Expected Term.  The expected term was estimated using the simplified method allowed under Securities and Exchange Commission ("SEC") guidance.

  •
  Volatility.  As the Company does not have a trading history for its common ownership interest, the expected price volatility for the common ownership interest was estimated by taking the average historic price volatility for industry peers based on daily price observations over a period equivalent to the expected term of the VAR Plan awards. Industry peers consist of several public companies similar in size, stage of life cycle and financial leverage. The Company did not rely on implied volatilities of traded options in the industry peers' common stock because the volume of activity was relatively low. The Company intends to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of the Company's own common ownership interest price becomes available, or unless circumstances change such that the identified companies are no longer similar to the Company, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

  •
  Risk-free Interest Rate.  The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the VAR Plan awards for each award group.

  •
  Dividend Yield.  The Company has historically paid cash dividends or distributions to its members. Once the Company completes the proposed IPO, it does not intend to pay cash dividends or distributions in the foreseeable future. As a result, the Company used an expected dividend yield of zero.

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

        If any of the assumptions used in the Black-Scholes model changes significantly, the VAR Plan fair value for future awards may differ materially compared with the awards granted previously. The VAR grants made under the VAR Plan are subject to a time-based vesting requirement, the majority of which vest over four years, and a condition that a change of control occur for a payment to trigger with respect to the VAR grants. In connection with the Company's Reorganization, the VAR grants will be exchanged for options to purchase shares of common stock of Shutterstock, Inc. As of December 31, 2011 and June 30, 2012, no equity-based compensation expense had been recognized because the qualifying events had not occurred. In the period in which the IPO is completed, the Company will begin recording share-based compensation expense using the accelerated attribution method, net of forfeitures, based on the grant date fair value of the VAR Plan awards.

        For any equity-based awards that qualify for liability classification, the Company has elected to use the intrinsic value method to value the common membership interest in accordance with authoritative guidance on stock compensation. See Note 12, Common Member Ownership Subject to Put Feature, for further information.

Income Taxes

        The Company files its income tax returns as a limited liability company and is taxed as a partnership for federal and state income tax purposes. The Company plans to reorganize from a limited liability company to a Delaware corporation prior to the effectiveness of the registration statement filed in connection with the proposed IPO. The Company recognizes no federal and state income taxes, as the members of the LLC, and not the Company itself, are subject to income tax on their allocated share of the Company's earnings. However, the Company is subject to taxation on allocable portions of its net income or other taxes based on various methodologies employed by the taxing authorities in certain localities. The Company generally makes monthly distributions to its members under the terms of the LLC's operating agreement, subject to the Company's operating cash needs.

        The Company accounts for unrecognized tax benefits using a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company establishes reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. The Company records an income tax liability, if any, for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company's tax returns. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The reserves are adjusted in light of changing facts and circumstances, such as the outcome of a tax audit. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate. During the years ended December 31, 2009 and 2010, and the six months ended June 30, 2011, respectively, the Company has not recorded any liabilities for unrecognized income tax benefits. During the year ended December 31, 2011 and the six months ended June 30, 2012, the Company recorded an unrecognized income tax liability in the amount of $60 and $18, respectively.

        The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and tax penalties in income tax expense in the consolidated statements of operations. The Company did not accrue or pay any interest or penalties related to unrecognized tax benefits for the years ended December 31, 2009, 2010 and 2011 and the six months ended June 30, 2011 and 2012, respectively.

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

        The Company is subject to requirements for non-income taxes, including payroll, value-added and sales-based taxes. Where appropriate, the Company has made accruals for these matters, which are reflected in the Company's consolidated financial statements.

Segment Reporting

        The Company has identified four operating segments. These four operating segments have been aggregated into one reportable segment based on the aggregation criteria within the authoritative guidance on segment reporting. The Company considered the similarity of the product sold, the distribution processes involved, targeted customers, and economic characteristics among the four operating segments in its aggregation criteria evaluation. The operating segments share operational support functions such as sales, marketing, public relations, various research and development and engineering support, in addition to the general and administrative functions of human resources, legal, finance and information technology.

        The following represents our geographic revenue based on customer location:

	Year Ended December 31,			Six Months Ended June 30,
	2009	2010	2011	2011	2012
				(unaudited)
North America	$21,752	$28,631	$40,536	$18,197	$27,630
Europe	25,883	33,796	47,967	22,264	29,569
Rest of the world	13,464	20,546	31,768	13,926	21,000

Total revenue	$61,099	$82,973	$120,271	$54,387	$78,199

        Included in North America is the United States which comprises 32%, 31%, 30%, 30% and 32% of total revenue for years ended December 31, 2009, 2010, and 2011, and the six months ended June 30, 2011 and 2012, respectively. No other country accounts for more than 10% of the Company's revenue in any period. All long-lived assets are located in North America.

Foreign Currency Transactions

        The Company has determined that the U.S. Dollar is its functional currency worldwide and therefore does not have any foreign currency translation adjustment. The Company does provide for customers in select countries to pay for licenses in a local currency. These foreign currency payments are converted into U.S. Dollars at the rate prevailing on the date of the transaction. Any refund for these transactions could result in a foreign currency transaction gain or loss depending on the movement of the foreign currency between the purchase date and the refund date. During the years ended December 31, 2009, 2010 and 2011, and the six months ended June 30, 2011 and 2012, the Company's foreign currency transaction activity was immaterial to the financial statements.

Recently Issued Accounting Standard Updates

        On May 12, 2011, the Financial Accounting Standards Board ("FASB") issued amended authoritative guidance covering fair value measurements and disclosures. The amended guidance include provisions for (1) the application of concepts of "highest and best use" and "valuation premises", (2) an option to

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

measure groups of offsetting assets and liabilities on a net basis, (3) incorporation of certain premiums and discounts in fair value measurements, and (4) measurement of the fair value of certain instruments classified in shareholders' equity. The amended guidance is effective for interim and annual periods beginning after December 15, 2011. The Company adopted this authoritative guidance effective January 1, 2012. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

        In December 2011, the FASB amended its guidance for disclosures about offsetting assets and liabilities. This guidance is intended to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity's financial position. This includes the effect or potential effect of rights of setoff associated with an entity's recognized assets and recognized liabilities within the scope of this update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply this amendment for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. This guidance relates specifically to disclosures and its adoption is not expected to have a material impact on the Company's consolidated financial statements.

        In September 2011, the FASB amended its guidance for performance of goodwill impairment testing in order to simplify how entities test goodwill for impairment. The amendment allows entities to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If a greater than 50 percent likelihood exists that the fair value is less than the carrying amount then the two-step goodwill impairment test must be performed. The guidance provided by this update becomes effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, but early adoption is permitted. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity's financial statements for the most recent annual or interim period have not yet been issued. The Company adopted the authoritative guidance effective October 1, 2011 and applied the guidance to the annual goodwill impairment assessment during the fourth quarter of 2011. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

        In June 2011, the FASB amended its guidance on the presentation of comprehensive income, which is effective for annual reporting periods beginning after December 15, 2011. In December 2011, the FASB deferred the requirement to present components of reclassifications of other comprehensive income on the face of the income statement that had previously been included in the June 2011 amended standard. This guidance eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. This guidance is intended to increase the prominence of other comprehensive income in financial statements by requiring that such amounts be presented either in a single continuous statement of income and comprehensive income or separately in consecutive statements of income and comprehensive income. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements as the Company currently does not have

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(1) Summary of Operations and Significant Accounting Policies (Continued)

components of comprehensive income and, as a result, the Company's net income is equal to its comprehensive income.

        In May 2011, the FASB amended its guidance to converge fair value measurement and disclosure requirements in U.S. GAAP with International Financial Reporting Standards ("IFRS"). This amendment addresses fair value measurement and disclosure requirements for the purpose of providing consistency and common meaning between U.S. GAAP and IFRS. This amendment is not intended to change the application of the requirements but primarily changes the wording to describe many of the requirements in U.S. GAAP for measuring fair value or for disclosing information about fair value measurements. This guidance is effective for periods beginning after December 15, 2011. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

        In February 2010, the FASB issued amended guidance on certain recognition and disclosure requirements for subsequent events. The amended guidance requires an entity that is a filer with the SEC to evaluate subsequent events through the date that the financial statements are issued and removes the requirement for an SEC filer to disclose a date, in both issued and revised financial statements, through which the filer had evaluated subsequent events. The adoption of this standard did not have a material impact on the Company's consolidated financial statements.

        In January 2010, the FASB issued amended guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, the Company adopted this in 2010, except for the additional Level 3 requirements, which will be adopted in 2011. Level 3 assets and liabilities are those whose fair market value inputs are unobservable and reflect management's best estimate of what market participants would use in pricing the asset or liability at the measurement date. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

(2) Unaudited Pro Forma Information

        The pro forma information has been presented to give effect to the following pro forma balance sheet adjustments:

  •
  The reclassification of the preferred members' interests from preferred interests to common stock and additional paid-in capital upon the Company's reorganization to a corporation and the exchange of all of the outstanding common members' interests of Shutterstock Images LLC for shares of common stock of Shutterstock, Inc. based on amounts outstanding as of June 30, 2012, prior to completing the Reorganization.

  •
  The reclassification of an executive officer's profits interest award classified as a liability from other non-current liabilities to common stock and additional paid-in capital in connection with the Reorganization.

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(2) Unaudited Pro Forma Information (Continued)

  •
  The adjustment of $             million to retained earnings (deficit) and additional paid-in capital related to the accelerated vesting of 50% of the unvested portion of a profits interest award granted to an executive officer and the related issuance of shares of the Company's common stock in connection with the IPO based on the modification date fair value. Refer to Note 12 for further details.

  •
  The adjustment of $             million to accumulated deficit and additional paid-in capital relating to the vesting of a membership interest equity award granted to one of the Company's key employees in connection with the Reorganization based on the grant date fair value.

  •
  The adjustment of $             million to accumulated deficit and distribution payable to reflect distributions declared and paid after June 30, 2012 and prior to the Reorganization.

        The pro forma information has been presented to give effect to the following pro forma statement of operations adjustment:

  •
  The tax effect of the reorganization of the Company from a New York limited liability company to a Delaware C-corporation. Prior to the Reorganization, the LLC was treated as a partnership and paid only city unincorporated business income tax. As a corporation, the Company will be responsible for the payment of all federal and state corporate income taxes in addition to city income tax. The unaudited pro forma net income, therefore, represents the Company's net income for the period as adjusted to give effect to the incremental provision for income taxes as if the LLC had been a corporation and subject to income taxes at an assumed combined federal, state and city tax rate of        % and        % for the year ended December 31, 2011 and for the six months ended June 30, 2012, respectively.

        For the purposes of the pro forma as adjusted net income per share of common stock calculations, the Company has assumed that the Reorganization had occurred as of January 1, 2011. The basic and diluted pro forma as adjusted per share of common stock calculations are presented below (in thousands, except per share amounts). The basic pro forma as adjusted net income per share of common stock is computed by dividing net income available to common stockholders by the pro forma weighted average number of shares of common stock outstanding during the period. The diluted pro forma as adjusted net income per

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(2) Unaudited Pro Forma Information (Continued)

share of common stock calculation also assumes the conversion, exercise or issuance of all potential shares of common stock, unless the effect of inclusion would be anti-dilutive.

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
Basic and Diluted pro forma as adjusted net income per share of common stock
Numerator:
Net income	$	$
Denominator:
Weighted average shares of common stock outstanding—basic
Add: Incremental shares representing the share equivalent of the dollar amount of distributions that exceeded earnings for the previous twelve months
Weighted average shares of common stock outstanding—basic
Add: Additional shares arising from the assumed exercise of options and issuance of potentially dilutive unvested restricted shares of common stock

Weighted average shares of common stock outstanding—diluted
Net income per share of common stock—basic	$	$

Net income per share of common stock—diluted	$	$

        The pro forma as adjusted basic net income per share of common stock reflects (i)             shares of common stock resulting from the reclassification of all common and preferred members' interests to shares of common stock, (ii)             shares of common stock resulting from the reclassification of vested portion of an executive officer's profits interest award into shares of common stock in connection with the Reorganization, the issuance of             shares of common stock resulting from the accelerated vesting of 50% of the unvested profits interest award in connection with the IPO, and the issuance of             shares of common stock resulting from vesting of restricted equity awards post-Reorganization, (iii)             shares of common stock resulting from the vesting of equity awards and issuance of shares of common stock to one of our key employees in connection with the Reorganization, and (iv)             additional shares of common stock, which represents the share equivalent of the dollar amount of the distributions declared and paid from July 1, 2011 through the date of the Reorganization, to the extent such distributions are in excess of earnings for the previous twelve months. The pro forma diluted net income per share of common stock reflects the dilution caused by the assumed exercise of stock options related to the VAR Plan and the issuance of potentially dilutive unvested restricted shares of common stock related to equity grants resulting from the modification of the profits interest award granted to an executive officer.

(3) Acquisition

        On September 18, 2009, the Company acquired certain assets and liabilities of Bigstockphoto, Inc., ("Bigstock"), an internet-based microstock photography agency, for approximately $3.3 million in cash. The primary purpose of the acquisition was to expand the Company's product offerings. The acquisition provided a broader range of customers and price points, primarily as a result of Bigstock's credit-based pricing plans. Goodwill arising from the acquisition consists primarily of the synergies and cost reductions

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(3) Acquisition (Continued)

through economies of scale expected and realized from combining the operation of the Company and Bigstock. The assets acquired and liabilities assumed were recognized at their fair values as of the acquisition date. The Company determined the fair value of the tangible and intangible net assets with the assistance of a third party valuation expert. The following table summarizes the recording of assets acquired and liabilities assumed as of the date of the transaction:

Cash	$1,404
Accounts receivable	26
Definite lived intangibles	1,550
Goodwill	1,423

Total assets	$4,403
Other current liabilities	15
Credit card payables	26
Commissions payable	416
Deferred revenue	600

Total liabilities	$1,057

Total purchase price	$3,346

        Goodwill acquired in this acquisition is deductible for income tax purposes.

        The following table summarizes the Company's unaudited pro forma revenue and net income for the years ended December 31, 2009 as if the Company acquired Bigstock as of January 1, 2009:

Year Ended December 31, 2009
Pro forma revenue	$63,344
Pro forma net income	$19,363

        The fair values of the definite lived intangibles and deferred revenue were determined using various valuation techniques. Cash, accounts receivable, other current liabilities, credit card payables and commissions payable were valued using a historical cost basis as this basis approximates fair value.

        The following table summarizes the fair value estimates of the identifiable intangible assets and their weighted average useful life:

	Fair Value	Weighted Average Life (Years)
Customer relationships	$600	4
Trade name	400	14
Contributor content	450	15
Non-compete agreement	100	3

Total intangible assets other than goodwill	$1,550

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(3) Acquisition (Continued)

        The customer relationship, trade name, and non-compete agreement have been valued using the income approach method, which the Company determined was the most appropriate approach for those individual assets. The contributor content was valued using a cost approach method. Each of the intangible assets is amortized over their estimated useful life on a straight-line basis.

        In connection with the acquisition, the Company entered into an employment arrangement with the owner of Bigstock. The terms of the twelve month arrangement included compensation of $800 in exchange for post-acquisition service. For the years ended December 31, 2009 and 2010, the Company recorded $200 and $600, respectively, which is included in general and administrative expense. There was no compensation related charge for the year ended December 31, 2011 and the six months ended June 30, 2011 and 2012.

(4) Goodwill and Intangible Assets

        The Company's goodwill balance is attributable to its Bigstock reporting unit and is tested for impairment at least annually on October 1 or upon a triggering event. There have been no changes in the carrying amount of goodwill through June 30, 2012.

        Intangible assets consist of the following as of December 31, 2010 and 2011 and June 30, 2012:

	As of December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Customer relationship	$600	$(187)	$413
Trade name	400	(35)	365
Contributor content	450	(38)	412
Non-compete agreement	100	(42)	58

Total	$1,550	$(302)	$1,248

	As of December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets:
Customer relationship	$600	$(338)	$262
Trade name	400	(64)	336
Contributor content	450	(68)	382
Non-compete agreement	100	(75)	25
Domain name	25	(1)	24

Total	$1,575	$(546)	$1,029

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(4) Goodwill and Intangible Assets (Continued)

	As of June 30, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(unaudited)
Amortizing intangible assets:
Customer relationship	$600	$(412)	$188
Trade name	400	(78)	322
Contributor content	450	(84)	366
Non-compete agreement	100	(91)	9
Domain name	25	(2)	23
Patents	193	(3)	190

Total	$1,768	$(670)	$1,098

        During 2011, the Company acquired a domain name for $25 which is being amortized over fifteen years. On March 21, 2012, the Company acquired patents for $193, which will be amortized over sixteen to nineteen years. The patents were put into service in April 2012. Amortization expense was $60, $242, $244, $122 and $124 for the years ended December 31, 2009, 2010, and 2011, and for the six months ended June 30, 2011 and 2012, respectively. The Company also determined that there was no indication of impairment for the intangible assets for all periods presented. Estimated amortization expense for the next five years is: $120 for the remaining six months of 2012, $186 in 2013, $73 in 2014, $73 in 2015, $73 in 2016 and $573 thereafter.

        Based on a combination of factors that occurred in the second quarter of 2012 within the Company's Bigstock reporting unit, primarily a change in financial projections and business strategy including the re-allocation of certain technology-related personnel to a different reporting unit and a shift in marketing strategy, management concluded that a triggering event had occurred indicating potential impairment in the Bigstock reporting unit, and accordingly performed a step 1 impairment test based on ASC 350, Intangibles—Goodwill and Other. The Company estimated the fair value of the reporting unit using a discounted cash flow projection (also referred to as the income approach). The income approach uses a reporting unit's projection of estimated future operating results and cash flows discounted to a net present value. The Company's significant assumptions utilized in the income approach included estimated weighted-average cost of capital from a market participant point of view, projected revenues and operating expenditures which take into account expected operating margin efficiencies gained through cost reduction strategies, projected capital expenditures, and projected working capital changes. The projections are based on management's best estimates of economic and market conditions over the projected period. The Company bases its fair value estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain. Future changes to the projected financial information or other significant assumptions including the weighted-average cost of capital could have a negative result on the Bigstock reporting unit's fair value. As a result of performing the step 1 test for goodwill impairment, management concluded that the fair value of the Bigstock reporting unit exceeded the carrying value. Therefore, there was no requirement to perform step 2 of the analysis and it was concluded that there is no impairment of goodwill for the Bigstock reporting unit. Long-lived assets held in the Bigstock reporting unit were also tested for recoverability and no impairment was identified.

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(5) Property and Equipment

        Property and equipment is summarized as follows:

	December 31,		June 30,
	2010	2011	2012
			(unaudited)
Computer equipment and software	$2,587	$5,537	$7,950
Furniture and fixtures	411	522	723
Leasehold improvements	39	395	452

Property and equipment	3,037	6,454	9,125

Less accumulated depreciation	(1,334)	(2,610)	(3,646)

Properly and equipment, net	$1,703	$3,844	$5,479

        Depreciation expense amounted to $344, $632, $1,276, $502 and $1,036 for the years ended December 31, 2009, 2010 and 2011, and the six months ended June 30, 2011 and 2012, respectively. Depreciation expense is included in cost of revenue and general and administrative expense based on the nature of the asset.

(6) Accrued Expenses

        Accrued expenses consisted of the following:

	December 31,		June 30,
	2010	2011	2012
			(unaudited)
Royalty tax withholdings	$3,475	$4,126	$4,432
Professional fees	1,300	1,332	941
Non-income taxes	1,096	1,742	2,028
Accrued compensation	201	2,391	1,926
Accrued marketing	28	183	1,126
Other accrued expenses	432	1,101	2,019

Total accrued expenses	$6,532	$10,875	$12,472

(7) Income Taxes

        The following table summarizes the consolidated provision for income taxes:

	Year Ended December 31,
	2009	2010	2011
Current:
Local provision (benefit)	$1,143	$1,169	$723
Deferred:
Local provision (benefit)	(234)	(293)	253

Provision for income taxes	$909	$876	$976

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(7) Income Taxes (Continued)

        The provision for income taxes differs from statutory income tax rate as follows:

	Year Ended December 31,
	2009	2010	2011
Local tax	4.0%	4.0%	4.0%
Permanent differences	0.6%	0.4%	0.5%

Total provision for income taxes	4.6%	4.4%	4.5%

        The Company's deferred tax assets and liabilities consist of the following:

	Year Ended December 31,
	2010	2011
Current
Deferred revenue	$788	$547
Accrued liabilities	154	97

Current deferred tax assets	942	644

Non-current
Depreciation and amortization	(33)	(3)
Other non-current liabilities	46	61

Non-current deferred tax assets (liabilities)	13	58

Total deferred tax assets, net	$955	$702

(8) Commitments and Contingencies

        The Company leases facilities under agreements accounted for as operating leases. Rental expense for operating leases for the years ended December 31, 2009, 2010, and 2011 and the six months ended June 30, 2011 and 2012 was approximately $819, $872, $1,113, $573 and $526, respectively. Some leases have defined escalating rent provisions, which are expensed over the term of the related lease on a straight-line basis commencing with the date of possession. Any rent allowance or abatement is netted in this calculation. All leases require payment of real estate tax and operating expense increases.

        Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2011 are as follows:

Year Ending December 31	Operating Leases
2012	$1,074
2013	1,033
2014	364
2015	182
Thereafter	—

Total minimum lease payments	$2,653

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(8) Commitments and Contingencies (Continued)

        Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 2012 are as follows:

Period Ending December 31	Operating Leases
(unaudited)
2012	$703
2013	1,336
2014	364
2015	182
Thereafter	—

Total minimum lease payments	$2,585

Capital Expenditures

        During 2010, the Company began expanding server hosting facilities to accommodate increased business. As a result, the Company spent approximately $1,900 and $2,100 for servers and related hardware for the year ended December 31, 2011 and for the six months ended June 30, 2012, respectively, which is included in "Assets—Property and equipment, net" on the balance sheet. As of December 31, 2011 and June 30, 2012, the Company had committed to purchase approximately $900 and $0, respectively, in data server equipment.

Unconditional Purchase Obligations

        As of December 31, 2011 and June 30, 2012, the Company had unconditional purchase obligations in the amount of $1,224 and $2,514, which consisted primarily of contracts related to infrastructure services and contractual commitments for marketing services. As of December 31, 2011, the Company's unconditional purchase obligations for the years ending December 31, 2012 and 2013 are $852 and $372, respectively. As of June 30, 2012, the Company's unconditional purchase obligations for the remainder of 2012 and for year ending December 31, 2013 are $879 and $1,635, respectively.

Legal Matters

        From time to time, the Company may become party to litigation in the ordinary course of business. The Company assesses the likelihood of any adverse judgments or outcomes with respect to these matters and determines loss contingency assessments on a gross basis after assessing the probability of incurrence of a loss and whether a loss is reasonably estimable. In addition, the Company considers other relevant factors that could impact its ability to reasonably estimate a loss. A determination of the amount of reserves required, if any, for these contingencies is made after analyzing each matter. The Company's reserves may change in the future due to new developments or changes in strategy in handling these matters. Although the results of litigation and threats of litigation, investigations and claims cannot be predicted with certainty, the Company currently believes that the final outcome of these matters will not have a material adverse effect on its business, consolidated financial position, results of operations, or cash flows. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. The Company currently has no reserves related to such litigation, and no active litigation matters. In addition, the

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(8) Commitments and Contingencies (Continued)

Company receives, from time to time, inquiries related to potential intellectual property infringement matters. To date, the outcome of these inquiries has not had a material impact on the Company's operations or financial results.

Indemnifications

        In the ordinary course of business, the Company enters into contractual arrangements under which it agrees to provide indemnification of varying scope and terms to customers with respect to certain matters, including, but not limited to, losses arising out of the breach of Company's intellectual property warranties for damages to the customer directly attributable to the Company's breach. The Company is not liable for any damages, costs, or losses arising solely as a result of the modifications to Company content made by the customer. The standard maximum aggregate obligation and liability to any one customer for all claims is limited to $10. The Company offers certain of its customers greater levels of indemnification, including unlimited indemnification. As of December 31, 2010 and 2011 and June 30, 2012, the Company has recorded no liabilities related to indemnification obligations in accordance with the authoritative guidance for loss contingencies. Additionally, the Company believes that it has the appropriate insurance coverage in place to adequately cover such indemnification obligations, if necessary.

Employment Agreements

        The Company has entered into employment and change of control arrangements with certain executive officers and with certain employees. The agreements specify various employment-related matters, including annual compensation, performance incentive bonuses, and severance benefits in the event of termination with or without cause. The Company's employment agreement between the former Bigstock owner and the Company expired in 2010. See Note 3 for further discussion.

(9) Employee Benefit Plans

        The Company had a Simple IRA plan ("IRA Plan") that covered all eligible employees. The plan was implemented on June 7, 2007. The Company provided for annual discretionary employer matching contributions not to exceed 3% of employees' compensation for the year. Matching contributions were fully vested and non-forfeitable.

        The Company terminated the IRA Plan on December 31, 2010 and replaced it with a 401(k) defined contribution plan ("401(k) Plan"). Similar to the IRA Plan, the Company provides for annual discretionary employer matching contributions not to exceed 3% of employees' compensation for the year. Matching contributions also are fully vested and non-forfeitable at all times.

        The Company recorded $42, $77, $221, $134, and $269 of employer matching contributions for the years ended December 31, 2009, 2010, and 2011, and the six months ended June 30, 2011 and 2012, respectively.

(10) Value Appreciation Rights Plan

        Since June 7, 2007, the Company has been organized as a limited liability company. Beginning in 2011, the Company granted equity awards similar to options under its Value Appreciation Rights Plan ("VAR Plan"). Such VAR Plan awards have an exercise price, a vesting period and an expiration date, in addition

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(10) Value Appreciation Rights Plan (Continued)

to other terms similar to typical equity option grant terms. For the convenience of communicating the issuance of VAR Plan awards to employees, the BOM designated a total of 3,000,000 notional units for the VAR Plan to represent 10% of the Company's overall interest. The VAR Plan awards are subject to a time-based vesting requirement and a condition that a change of control occur for a payment to trigger with respect to the VAR Plan awards. Payment can occur in the form of cash, units or other securities at the discretion of the BOM and will be equal to the appreciation in value over the participant's grant date price. The determination of the type of payment is subject to the discretion of the Company and not the holder. Additionally, the Company has never settled any VAR units with cash. As a result, the VAR units are accounted for as equity awards. Given the change-of-control condition, there was no equity based compensation charge recorded for the year ended December 31, 2011 and for the six months ended June 30, 2012. In connection with the Company's reorganization to a corporation, the VAR Plan awards will be exchanged for options to purchase shares of common stock of Shutterstock, Inc. with only a time-based vesting requirement, which will be granted pursuant to the Company's 2012 Omnibus Equity Incentive Plan.

        The Company's VAR Plan awards were made in the form of notional units. The following is a summary of the Company's VAR Plan notional units and weighted average exercise price per notional unit:

	VAR Plan Units	Weighted Average Exercise Price
Units outstanding at December 31, 2010	—	$—
Units granted	1,370,500	15.08
Units exercised	—	—
Units cancelled or forfeited	(26,000)	14.21

Units outstanding at December 31, 2011	1,344,500	$15.10
Units granted (unaudited)	311,500	18.03
Units exercised (unaudited)	—	—
Units cancelled or forfeited (unaudited)	(35,000)	15.39

Units outstanding at June 30, 2012 (unaudited)	1,621,000	$15.65

        As of December 31, 2011 and June 30, 2012, no VAR Plan notional units were exercised or exercisable as no qualifying event had occurred. The intrinsic value of the total VAR Plan notional units outstanding at December 31, 2011 and June 30, 2012 was approximately $2,100 and $7,051, respectively. No VAR Plan notional units expired during the year ended December 31, 2011 and six months ended June 30, 2012. The

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(10) Value Appreciation Rights Plan (Continued)

following is a status summary of the Company's non-vested VAR Plan notional units for the year ended December 31, 2011 and the six months ended June 30, 2012:

	VAR Plan Units	Weighted Average Grant Date Fair Value
Unvested units at December 31, 2010	—	$—
Units granted	1,370,500	5.11
Units vested	—	—
Units cancelled or forfeited	(26,000)	4.83

Unvested units at December 31, 2011	1,344,500	$5.48
Units granted (unaudited)	311,500	7.49
Units vested (unaudited)	(220,578)	4.74
Units cancelled or forfeited (unaudited)	(35,000)	5.84

Unvested units at June 30, 2012 (unaudited)	1,400,422	$6.10

        Following the Reorganization, the VARs will be exchanged for options to purchase shares of the Company's common stock having the same time-based vesting schedules, which range from one to six years.

        The following weighted average assumptions were used in the fair value calculation for the year ended December 31, 2011 and the six months ended June 30, 2012:

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
		(unaudited)
Expected term (in years)	5.5–6.6	5.2–5.8
Volatility	44%–47%	49%
Risk-free interest rate	1.4%–2.9%	1.0%–1.6%
Dividend yield	0%	0%

        The unrecognized compensation charge at June 30, 2012 is $10,152 of which $2,608 represents the unrecognized charge for vested shares at June 30, 2012. The unrecognized charge for vested shares will be recognized upon the Company's Reorganization.

(11) Common Member Ownership Awards

        On June 7, 2007, the Company entered into an Employment Agreement with an executive of the Company whereby the executive received an 8.5% membership interest in the Company in consideration of future services to be rendered over a thirty-six month period starting on July 1, 2007. The Company recorded a compensation charge of $1,833, and $917 during the years ended December 31, 2009 and 2010, respectively, related to this membership interest award based upon the award's fair market value on the date of grant. There was no compensation charge recorded during the year ended December 31, 2011 as the executive was fully vested as of December 31, 2010.

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(11) Common Member Ownership Awards (Continued)

        On November 1, 2007, the Company entered into a Profits Interest Grant and Repurchase Agreement (a "Profits Interest Agreement") with an employee of the Company whereby the employee received a 0.4% membership interest in the Company in consideration of future services to be rendered over a forty-eight month period starting on January 1, 2008. The Profits Interest Agreement terms stipulate that the executive shall have no rights to allocations or distributions relating to the Company's operating profits. Only upon a Liquidation of the Company, as defined in the Company's operating agreement, shall the executive be entitled to operating profits of the Company. In connection with the Reorganization, this membership interest in the LLC will be exchanged for shares of the Company's stock, which will not contain a liquidation condition. The award was determined to meet the characteristics of an equity based award and will be measured at fair value on the grant date. Based on the evaluation of the change of control condition, the Company has recorded no compensation charge to date for this award and will record a compensation charge based on fair value at the grant date when it is probable that the change of control condition will be achieved. The unrecognized compensation charge at December 31, 2011 and June 30, 2012 is $509.

(12) Common Member Ownership Subject to Put Feature

        On August 17, 2010, the Company entered into a Profits Interest Agreement with an executive whereby the Company issued a membership interest in the Company in consideration of future services to be rendered. The Profits Interest Agreement terms stipulate that the executive shall have no rights to allocations or distributions relating to the Company's operating profits. Only upon a Liquidation of the Company, as defined in the Company's operating agreement, shall the executive be entitled to operating profits of the Company. In connection with the Reorganization, this membership interest in the LLC will be exchanged for shares of the Company's stock, which will not contain a liquidation condition. The Profits Interest Agreement was effective as of April 5, 2010 and entitles the executive to an aggregate amount of 4% of any liquidation of the Company's in excess of $300,000. The Profit Interest Grant vests over a six year period. The Profits Interest Agreement also contains a put feature whereby the executive has the option to put back to the Company up to 10% annually of any vested portion of the membership interest at the fair value on the date the executive would sell the vested interest back to the Company. Since the put feature does not subject the executive to the typical risks of stock ownership, the membership interest is classified as a liability and recorded utilizing the intrinsic method. The Company's process for determining the fair value of the awards includes consideration of third party valuation reports and the fair value determined served as the basis for calculating the compensation charge. The Company recorded compensation charge of $197, $2,122 and $2,157 during the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, which is included in other non-current liabilities as of December 31, 2010 and 2011 and June 30, 2012, respectively. This liability will be re-measured each future reporting period until a Liquidation occurs. Additionally, upon the occurrence of a Change in Control or Qualified Public Offering, as defined in the Company's operating agreement, 50% of any unvested portion at that date will vest immediately, while the remaining portion will convert to restricted stock and continue to vest over the remaining vesting period through April 5, 2016. The unrecognized compensation charge for the unvested portion of this membership interest at June 30, 2012 is $7,523, which reflects the current valuation of the award.

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(13) Permanent and Non-Permanent Members' Equity

Common Members' Equity

        Permanent members' equity consists of common membership interests. Only certain members have voting rights as designated in the Company's Operating Agreement with respect to any action presented for a vote of the Company's members and only certain members are entitled to profit interest distributions from the Company's earnings. Common membership may not be transferred without prior consent from the Company's BOM.

Preferred Members' Equity

        On June 6, 2007, the Company's then sole shareholder sold 25% of the common members' equity to outside investors for an aggregate purchase price of $60 million. On February 28, 2008, the outside investors paid a purchase price adjustment in the amount of $1.8 million to the selling member as a result of the Company achieving an EBITDA Target as defined in the purchase agreement. The outside investors have the same rights and terms as common members' equity holders except for a liquidation preference and a put preference. The put preference provides the outside investors with the option to redeem their investment for cash with proper notice to the Company on June 6, 2011 or thereafter. As of December 31, 2011 and June 30, 2012, the outside investors have not exercised this put preference. The Company treated this transaction as an equity modification. As a result, the Company recorded the change in the fair value of the 25% interest immediately prior to and after the modification of the equity interest as a deemed dividend and charged it against common members' deficit on the modification date. The Company accreted the difference between the carrying value of the preferred membership interest and the redemption value by applying the effective interest method. The Company has concluded that the preferred interest possesses characteristics and risks more similar to equity and has classified such instrument outside of permanent equity. Since the preferred members' have the option to redeem their investment for cash with proper notice to the Company on June 6, 2011 or thereafter, the Company recorded the transaction outside of permanent equity. The purchase agreement also provides for the reduction of preferred interests for any distributions paid to the preferred holders. A summary of the Company's preferred members' interest account activity is as follows:

Balance
Balance as of January 1, 2009	$34,539
Preferred interest accretion	6,804
Distributions	(5,125)

Balance as of December 31, 2009	36,218
Preferred interest accretion	7,068
Distributions	(6,475)

Balance as of December 31, 2010	36,811
Preferred interest accretion	4,058
Distributions	(7,144)

Balance as of December 31, 2011	33,725
Distributions (unaudited)	(3,788)

Balance as of June 30, 2012 (unaudited)	$29,937

SHUTTERSTOCK IMAGES LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(In Thousands, Except Share and Per Share Data)

(13) Permanent and Non-Permanent Members' Equity (Continued)

Distributions to Members

        In accordance with the Company's Amended and Restated Limited Liability Company Agreement, cash distributions to the members will be based on their respective percentage interests to the extent cash is available as determined by the board. Distributions will also be limited to the extent that liabilities, excluding any owed to the members, exceed fair market value of the Company's assets. Upon a dissolution event of the Company, any assets will be distributed 1) to creditors, including members who are creditors, by payment or provision for payment of the debt and liabilities of the Company and the expenses of the liquidation; 2) to the setup of any reserves that are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; 3) to the preferred members until they have received distributions which, when aggregated with all prior distributions made to them equal their liquidation preference; 4) to Pixel Holdings Inc. which is the Company's majority member, until such time that it has received distributions equal to the liquidation preference paid to the preferred members; 5) 75% to the common member with 8.5% membership interest, and 25% to the preferred members, until the aggregate amount of the distributions made to the 8.5% membership interest holder equals the product of $120,000 multiplied by their vested percentage; and 6) and finally to the members in proportion to their percentage interests.

(14) Related Parties

        From time to time, customers will send payment for purchased subscriptions to Pixel Holdings Inc., which is wholly owned by the Company's majority interest holder. The Company recognizes revenue in accordance with its revenue recognition policy and collects the receivable from Pixel Holdings Inc. As of December 31, 2010 and 2011 and as of June 30, 2012, uncollected payments were $144, $168, and $0, respectively, and are included in due from member.

(15) Subsequent Events

        For the consolidated financial statements for the year ended December 31, 2011, the Company evaluated subsequent events through May 14, 2012, which is the date the consolidated financial statements were issued.

(16) Subsequent Events (unaudited)

        For the interim consolidated financial statements as of June 30, 2012, and for the six months then ended, the Company has evaluated subsequent events through August 9, 2012, which is the date the financial statements were issued.

        From July 1, 2012 through August 9, 2012, the Company distributed $1,250 to its members. No additional distributions have been declared through August 9, 2012.

fresh
fast
creative
trusted
innovative
global
growing
friendly
shutterstock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All expenses will be borne by the registrant (except any underwriting discounts and commissions and expenses incurred by the selling stockholders in this offering). All amounts shown are estimates except the SEC registration fee, the FINRA filing fee and the NYSE listing fee.

Item	Amount
SEC registration fee		$13,179
FINRA filing fee		12,000
Initial NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer Agent and Registrar fees		*
Miscellaneous fees and expenses		*

Total	$	*

*
To be provided by amendment

Item 14.    Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

        As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the registrant's certificate of incorporation to be in effect upon the closing of this offering includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for the following:

  •
  any breach of the director's duty of loyalty to the registrant or its stockholders;

  •
  acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

  •
  any transaction from which the director derived an improper benefit.

        To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of the registrant's certificate of incorporation shall also extend to those persons.

        In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant to be effective upon completion of this offering provide that:

  •
  The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant's request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  •
  The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

  •
  The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  •
  The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant's board of directors or brought to enforce a right to indemnification.

  •
  The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

        The registrant's policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

        These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

        The underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification in limited circumstances by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933 and otherwise.

Item 15.    Recent Sales of Unregistered Securities

        Since January 1, 2009, the registrant's predecessor, Shutterstock Images LLC, or the LLC, has issued and sold the following securities:

  1.
  In August 2010, the LLC granted to an executive officer, in connection with his employment agreement, an equity interest in the company equal to 4% of the amounts distributed to the members of the LLC in excess of $300 million.

  2.
  Since January 1, 2009, the LLC has granted value appreciation rights, or VARs, equal to an aggregate of 5.6% of the LLC, at a weighted average exercise price of $15.65 to 249 employees and directors under the Shutterstock Images LLC Value Appreciation Plan. The 249 employees and directors referenced above is comprised of 4 of our directors, 2 of our named executive officers, 202 of our other current employees and 41 of our former employees. The above-referenced VAR grants were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act of 1933, as amended, as transactions pursuant to a compensatory benefit plan approved by the LLC's board. The VAR grant recipients were provided with a copy of the LLC's Value Appreciation Plan at the time of grant and, to the extent required by applicable law, the VAR grant recipients were accredited or sophisticated and either received adequate information about the LLC or had access, through their relationships with the LLC, to such information.

  3.
  In connection with the registrant's reorganization from a New York limited liability company to a Delaware corporation, which will occur prior to this offering, Shutterstock, Inc. will issue an aggregate of            shares of its common stock to existing members of the LLC and options to purchase            shares of common stock at a weighted average exercise price of $            to existing holders of VAR grants in the LLC pursuant to the registrant's 2012 Omnibus Equity Incentive Plan.

        None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. If applicable, the recipient of securities were accredited or sophisticated and either received adequate information about the registrant or had access, through his relationships with the registrant, to such information.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   Exhibits

        The list of exhibits is set forth under "Exhibit Index" at the end of the registration statement and is incorporated by reference herein.

        (b)   Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on August 30, 2012.

SHUTTERSTOCK, INC.
By:	/s/ JONATHAN ORINGER Jonathan Oringer Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

/s/ JONATHAN ORINGER Jonathan Oringer		Founder, Chief Executive Officer and Director (Principal Executive Officer)	August 30, 2012
/s/ THILO SEMMELBAUER Thilo Semmelbauer		President and Chief Operating Officer	August 30, 2012
/s/ TIMOTHY E. BIXBY Timothy E. Bixby		Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2012
* Steven Berns		Director	August 30, 2012
* Jeff Epstein		Director	August 30, 2012
* Thomas R. Evans		Director	August 30, 2012
* Jeffrey Lieberman		Director	August 30, 2012
* Jonathan Miller		Director	August 30, 2012
*By:	/s/ JONATHAN ORINGER Jonathan Oringer Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.
2.1	*	Agreement and Plan of Merger.
3.1	#	Certificate of Incorporation of the Registrant, as currently in effect.
3.2	#	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon the closing of this offering.
3.3	#	Bylaws of the Registrant, as currently in effect.
3.4	#	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon the closing of this offering.
4.1	*	Form of Common Stock Certificate.
4.2	*	Form of Registration Rights Agreement between the Registrant and the investors listed on Schedule 1 thereto, to be in effect upon the closing of this offering.
5.1	*	Opinion of Orrick, Herrington & Sutcliffe LLP.
10.1	+	Form of Indemnification Agreement between the Registrant and each of its Officers and Directors.
10.2	#+	2012 Omnibus Equity Incentive Plan and Form of Award Agreements.
10.3	#+	2012 Employee Stock Purchase Plan and Form of Subscription Agreement.
10.4	#	Lease Agreement, between Shutterstock Images LLC and Wells 60 Broad Street, LLC, dated November 6, 2008.
10.5	#	Amendment to Lease between Wells 60 Broad Street, LLC and Shutterstock Images LLC, dated as of March 21, 2012.
10.6	#	Sublease between Shutterstock Images LLC and WJB Capital Group, Inc., dated as of November 18, 2010.
10.7	+	Shutterstock, Inc. Short-Term Incentive Plan.
21.1		List of Subsidiaries.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2	*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1	#	Power of Attorney.
99.1		Consent of L.E.K. Consulting LLC.

*
To be filed by amendment.

#
Previously filed.

+
Indicates a management contract or compensatory plan or arrangement.